     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             SCHOOL SPECIALTY, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  5112                                 52-2080520
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                            ------------------------

                           1000 NORTH BLUEMOUND DRIVE
                           APPLETON, WISCONSIN 54914
                                 (920) 734-2756
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DANIEL P. SPALDING
                            CHIEF EXECUTIVE OFFICER
                             SCHOOL SPECIALTY, INC.
                           1000 NORTH BLUEMOUND DRIVE
                           APPLETON, WISCONSIN 54914
                                 (920) 734-2756
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                           COPIES TO:
            GEORGE P. STAMAS, ESQ.                          EDWIN D. WILLIAMSON, ESQ.
          WILMER, CUTLER & PICKERING                           SULLIVAN & CROMWELL
              2445 M STREET, N.W.                        1701 PENNSYLVANIA AVENUE, N.W.
            WASHINGTON, D.C. 20037                           WASHINGTON, D.C. 20006
                (202) 663-6000                                   (202) 956-7500

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /______
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED
                                                                     MAXIMUM
                                                                    AGGREGATE        AMOUNT OF
                                                                    OFFERING       REGISTRATION
             TITLE OF SECURITIES TO BE REGISTERED                   PRICE(1)            FEE
Common Stock, par value $.001 per share........................    $50,000,000      $14,750.00

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 6, 1998

                                           SHARES
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SCHOOL SPECIALTY, INC.

                                  COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)

                               ------------------

    All of the           shares of Common Stock offered hereby are being sold by
the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $ and $ . For factors considered in determining the initial public offering price, see "Underwriting".

    SEE "RISK FACTORS" ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "ABCZ".

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                         INITIAL PUBLIC           UNDERWRITING                    PROCEEDS TO
                                         OFFERING PRICE           DISCOUNT(1)                      COMPANY(2)
                                         --------------  ------------------------------  ------------------------------
Per Share..............................        $                       $                               $
Total(3)...............................        $                       $                               $

------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $      payable by the Company.

(3) The Company has granted the Underwriters an option for 30 days to purchase
    up to an additional    shares at the initial public offering price per
    share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $      , $      , and
    $      , respectively. See "Underwriting".
                            ------------------------

    The shares offered hereby are offered serverally by the Underwriters, as specified herein, subject to receipt and acceptances by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on
or about April   , 1998, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.

                 NATIONSBANC MONTGOMERY SECURITIES LLC

                                  SALOMON SMITH BARNEY

                                                   PIPER JAFFRAY INC.

                            ------------------------

                 The date of this prospectus is April   , 1998.

                                PICTURES TO COME

                            ------------------------

    Childcraft Education Corp.-Registered Trademark- is a trademark of Childcraft Education Corp. Sax Arts & Crafts-Registered Trademark- is a trademark of Sax Arts & Crafts, Inc. and School Specialty-Registered Trademark-is a trademark of School Specialty. Gresswell is a common law trademark of School Specialty.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. STOCKHOLDERS SHOULD READ THE PROSPECTUS IN ITS ENTIRETY. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO THE COMPANY INCLUDE ITS SUBSIDIARIES.

                                  THE COMPANY

    School Specialty, Inc. (the "Company" or "School Specialty") is the largest U.S. distributor focusing on non-textbook educational supplies and furniture for grades pre-kindergarten through 12 ("pre-K-12"). The Company provides a comprehensive offering of high quality educational supplies and furniture to school districts, school administrators and teachers through the broad distribution of its catalogs. School Specialty distributes general school supplies, including classroom and art supplies, instruction materials, furniture and equipment. The Company also distributes supplies and furniture for certain educational disciplines, including early childhood education under the Childcraft name, art supplies under the Sax Arts & Crafts name and library-related products under the Gresswell name. In order to broaden its geographic presence and product offering, the Company has acquired 14 companies since May 1996. For the twelve months ended October 25, 1997, the Company's pro forma revenues aggregated $355.8 million and pro forma net income aggregated $10.2 million, which represented compound annual increases of 47% and 105%, respectively, over sales and net income for the year ended December 31, 1994.

    With over 32,000 stock keeping units ("SKUs"), School Specialty offers customers one source for virtually all of their non-textbook school supply and furniture needs. School Specialty markets its products through an innovative two-pronged approach, targeting both administrators and teachers to cover the full spectrum of decision makers. The Company's "top down" approach, utilizing its 290 sales representatives and its School Specialty general supply and furniture catalog (the "School Specialty Catalog") focuses on procurement officials at the state, regional and local levels, while its "bottom up" approach focuses on curriculum specialists and teachers. Sales to curriculum specialists and over 2.1 million teachers are made primarily through the 6.3 million general supply catalogs of The Re-Print Corp. ("Re-Print") and specialty catalogs that are mailed each year.

    Annual sales of non-textbook educational supplies and equipment to the school supply market aggregate approximately $6.1 billion, with over $3.6 billion sold to institutions and $2.5 billion sold to consumers, according to the National School Supply & Equipment Association ("NSSEA"). There are over 3,400 distributors of school supplies, the majority of which are family- or employee-owned companies with revenues under $20 million that operate in a single region. The Company believes the demand for timely order fulfillment at competitive prices, combined with the need to invest in automated inventory and electronic ordering systems, is accelerating the trend toward consolidation in the industry. School Specialty also believes that it is well positioned to capitalize on this consolidation as the largest distributor in its industry with annual revenues which it believes exceed those of its next two largest competitors combined. Although the Company is the largest distributor in the industry, its share of the $6.1 billion school supply market is less than 6%, giving the Company substantial growth opportunities.

    The volume of school supplies is directly influenced by the size of the student population. Kindergarten through 12th grade ("K-12") student enrollment reached an all-time peak in 1996 with 51.5 million students and the U.S. Department of Education projects that student enrollment will continue to grow to 54.3 million by the year 2006. As a result of these trends, the U.S. Department of Education projects that expenditures in public elementary and secondary schools will continue to rise through the year 2007. These rising expenditures include a projected increase in total per pupil spending in current dollars from $5,961 per pupil in 1997 to $7,179 by the year 2001. The Company believes that as the largest U.S. distributor of non-textbook educational supplies it will be a major beneficiary of this growth in expenditures.

                                 KEY STRENGTHS

    School Specialty attributes its strong competitive position to the following key strengths:

    LEADING MARKET POSITION. The Company has developed its leading market position over its 38 year history by emphasizing high quality products, superior order fulfillment, exceptional customer service and brand name recognition. The Company believes its annual revenues exceed those of its next two largest competitors combined and that its large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

    BROAD PRODUCT LINE. School Specialty's strategy is to provide a full range of high quality products to meet the complete supply needs of pre-K-12 schools and as a result currently offers over 32,000 SKUs ranging from classroom supplies to playground equipment.

    School Specialty offers customers one source for virtually all of their school supply needs.

    INNOVATIVE TWO-PRONGED DISTRIBUTION. The Company targets administrative decision makers with a "top down" approach through its 290 person sales force and School Specialty Catalog, and teachers and curriculum specialists with a "bottom up" approach primarily through the 6.3 million Re-Print general supply, and specialty catalogs mailed each year.

    ABILITY TO INTEGRATE ACQUISITIONS. School Specialty has successfully completed the acquisition of 19 companies since 1991, 14 of which have been acquired since May 1996. The Company believes that it can generate significant economies of scale and rapidly improve the margins of acquired entities, as well as increase sales, by channeling acquired entities products through its broad distribution network. See "Business--Company Strengths".

    USE OF TECHNOLOGY. The Company believes that through the utilization of technology in areas such as (i) purchasing and inventory management, (ii) customer order fulfillment, and (iii) database management, School Specialty is able to turn inventory more quickly than competitors, offer customers more convenient and cost effective product ordering methods and conduct more precisely targeted sales and marketing campaigns.

    EXPERIENCED MANAGEMENT. School Specialty's management team provides depth and continuity of experience. Management's interests are aligned with those of its shareholders as management's incentive-based compensation is tied to School Specialty's operating profitability.

                                GROWTH STRATEGY

    School Specialty's objective is to further enhance its position as the leading distributor of non-textbook educational supplies through the continued implementation of the following strategies:

    PURSUE ACQUISITIONS AGGRESSIVELY. The Company believes that there are extensive acquisition opportunities among the over 3,400 school distributors in the U.S. The Company intends to pursue two types of acquisitions: (i) general school supply and furniture companies in geographic markets in which the Company has a limited presence, and (ii) specialty companies focusing on disciplines such as physical education, science, technology and music.

    IMPROVE PROFITABILITY. School Specialty improved its operating margin from 3.1% in 1993 to 7.3% for the pro forma twelve months ended October 25, 1997. School Specialty believes that there are substantial opportunities to further improve margins by (i) increasing the efficiency of recent acquisitions, (ii) expanding purchasing power and (iii) improving warehousing and distribution.

    PENETRATE NEW MARKETS AND EXPAND CUSTOMER BASE IN EXISTING MARKETS. School Specialty believes that it can increase revenues by adding sales representatives in geographic markets in which the Company does not have a significant presence. In addition, the Company believes that it can further increase revenues by cross merchandising its specialty product lines to its general supplies customers.

                                  THE OFFERING

Common Stock offered by the Company..........  Shares
Proposed Nasdaq National Market symbol.......  ABCZ
Use of proceeds..............................  For general corporate purposes, principally working capital and repayment of certain
                                               indebtedness allocated to the Company by U.S.
                                               Office Products Company ("U.S. Office
                                               Products"), and for potential acquisitions.

                     THE SPIN-OFF FROM U.S. OFFICE PRODUCTS

    Prior to the completion of this Offering, all of the        shares of School
Specialty Common Stock owned by U.S. Office Products will be distributed to the stockholders of U.S. Office Products in a spin-off (the "School Specialty Distribution" or the "Distribution"). The School Specialty Distribution is part of a strategic restructuring plan (the "Strategic Restructuring Plan") in which U.S. Office Products is spinning off the shares of the four companies (the "Spin-Off Companies") that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses. (These spin-offs are collectively referred to as the "Distributions".) See "The Spin-Off from U.S. Office Products".

                           SUMMARY FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FISCAL
                                                                    YEAR
                                                    FOUR MONTHS    ENDED    SIX MONTHS
                                FISCAL YEAR ENDED      ENDED       APRIL       ENDED
                                   DECEMBER 31,     -----------     26,     -----------
                                ------------------   APRIL 30,    --------  OCTOBER 26,
                                  1994      1995       1996         1997       1996
                                --------  --------  -----------   --------  -----------
STATEMENT OF INCOME DATA:
Revenues......................  $119,510  $150,482    $28,616     $191,746   $130,673
Cost of revenues..............    87,750   105,757     20,201      136,577     92,740
                                --------  --------  -----------   --------  -----------
Gross profit..................    31,760    44,725      8,415       55,169     37,933
Selling, general and
  administrative expenses.....    27,281    39,869     10,307       43,462     24,212
Non-recurring acquisition
  costs.......................                          1,122        1,792      1,792
Restructuring costs...........               2,532                     194
                                --------  --------  -----------   --------  -----------
Operating income (loss).......     4,479     2,324     (3,014)       9,721     11,929
Interest expense..............     3,007     5,536      1,461        2,550      1,725
Interest income...............                             (6)                    (24)
Other (income) expense........       (86)      (18)        67         (196)        40
                                --------  --------  -----------   --------  -----------
Income (loss) before provision
  for (benefit from) income
  taxes.......................     1,558    (3,194)    (4,536)       7,367     10,188
Provision for (benefit from)
  income taxes................       218       173        139       (1,572)    (2,170)
                                --------  --------  -----------   --------  -----------
Net income (loss).............  $  1,340  $ (3,367)   $(4,675)    $  8,939   $ 12,358
                                --------  --------  -----------   --------  -----------
                                --------  --------  -----------   --------  -----------
Pro forma net income per
  share.......................
Pro forma weighted
  average shares
  outstanding(3)..............

                                                                                    PRO FORMA
                                                            ---------------------------------------------------------
                                                TWELVE                                                      TWELVE
                                                MONTHS                                                      MONTHS
                                                 ENDED        FISCAL YEAR         SIX MONTHS ENDED           ENDED
                                              -----------   ENDED APRIL 26,   -------------------------   -----------
                                OCTOBER 25,   OCTOBER 25,   ---------------   OCTOBER 26,   OCTOBER 25,   OCTOBER 25,
                                   1997         1997(6)         1997(2)         1996(2)       1997(2)     1997(2)(7)
                                -----------   -----------   ---------------   -----------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues......................   $198,490      $259,563        $339,546        $234,821      $251,119      $355,844
Cost of revenues..............    138,781       182,618         235,327         162,158       175,374       248,543
                                -----------   -----------   ---------------   -----------   -----------   -----------
Gross profit..................     59,709        76,945         104,219          72,663        75,745       107,301
Selling, general and
  administrative expenses.....     35,682        54,932          83,239          48,194        46,269        81,314
Non-recurring acquisition
  costs.......................         --
Restructuring costs...........                      194             194                                         194
                                -----------   -----------   ---------------   -----------   -----------   -----------
Operating income (loss).......     24,027        21,819          20,786          24,469        29,476        25,793
Interest expense..............      1,570         2,395           7,040           3,880         3,880         7,040
Interest income...............       (104)          (80)
Other (income) expense........          3          (233)           (159)             73            59          (173)
                                -----------   -----------   ---------------   -----------   -----------   -----------
Income (loss) before provision
  for (benefit from) income
  taxes.......................     22,558        19,737          13,905          20,516        25,537        18,926
Provision for (benefit from)
  income taxes................     10,151        10,749           6,396           9,437        11,747         8,706
                                -----------   -----------   ---------------   -----------   -----------   -----------
Net income (loss).............   $ 12,407      $  8,988        $  7,509        $ 11,079      $ 13,790      $ 10,220
                                -----------   -----------   ---------------   -----------   -----------   -----------
                                -----------   -----------   ---------------   -----------   -----------   -----------
Pro forma net income per
  share.......................                                 $   0.08        $   0.12      $   0.14      $   0.11
                                                            ---------------   -----------   -----------
                                                            ---------------   -----------   -----------
Pro forma weighted
  average shares
  outstanding(3)..............                                   95,963          95,963        95,963        95,963

                                                                                                  DECEMBER 31,
                                                                                              --------------------  APRIL 30,
                                                                                                1994       1995       1996
                                                                                              ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital (deficit)...................................................................  $   3,512  $  (1,052) $  (3,663)
Total assets................................................................................     44,267     54,040     54,573
Long-term debt, less current portion........................................................     11,675     15,294     15,031
Long-term payable to U.S. Office Products...................................................
Stockholder's (deficit) equity..............................................................      1,827       (620)    (4,267)

                                                                                                             OCTOBER 25, 1997
                                                                                                         ------------------------
                                                                                              APRIL 26,                   PRO
                                                                                                1997       ACTUAL      FORMA(4)
                                                                                              ---------  -----------  -----------
BALANCE SHEET DATA:
Working capital (deficit)...................................................................  $  13,619  $    43,938  $    81,458
Total assets................................................................................     87,685      201,304      237,772
Long-term debt, less current portion........................................................        565          457       79,737
Long-term payable to U.S. Office Products...................................................     31,579      103,306
Stockholder's (deficit) equity..............................................................     17,136       33,109      119,834


                                                                                                PRO FORMA
                                                                                              AS ADJUSTED(5)
                                                                                              --------------
BALANCE SHEET DATA:
Working capital (deficit)...................................................................
Total assets................................................................................
Long-term debt, less current portion........................................................
Long-term payable to U.S. Office Products...................................................
Stockholder's (deficit) equity..............................................................

------------------------
(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by the Company through March 5, 1998.

(2) Gives effect to the School Specialty Distribution and the purchase acquisitions completed by the Company since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(h) of Notes to Pro Forma Combined Financial Statements included herein.

(4) Gives effect to the School Specialty Distribution and the purchase acquisition completed by the Company subsequent to October 25, 1997 as if such transaction had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

(5) Adjusted to give effect to the sale by the Company of     shares of Common
    Stock offered hereby at the assumed initial public offering price and the anticipated application of the estimated net proceeds therefrom. See "Underwriting".

(6) This column has been calculated based upon the results for fiscal year ended April 26, 1997 less the results for the six month period ended October 26, 1996 plus the results for the six months ended October 25, 1997.

(7) The results for this period have been calculated based upon the pro forma results for the fiscal year ended April 26, 1997 less the pro forma results for the six months ended October 26, 1996 plus the pro forma results for the six months ended October 25, 1997.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

POTENTIAL VOLATILITY OF STOCK PRICE, RISKS ASSOCIATED WITH SHARES ELIGIBLE FOR
  IMMEDIATE SALE

    As a result of the School Specialty Distribution, stockholders of U.S.
Office Products are acquiring           shares of School Specialty Common Stock
that are freely tradeable at the time of this Offering without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of School Specialty within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Because the School Specialty Distribution is being made to existing shareholders of U.S. Office Products, who have not made an affirmative decision to invest in School Specialty Common Stock, there can be no assurance that some or all of these shareholders will not sell the shares of School Specialty Common Stock into the market shortly after the School Specialty Distribution. In addition, U.S. Office Products is included in certain broad-based indices tracked by a number of investment companies and other institutional investors, and such investors can be expected to sell the shares of School Specialty Common Stock they receive in the School Specialty Distribution shortly thereafter.

    A "when-issued" trading market in School Specialty Common Stock may develop immediately. Such trading could increase the volatility of, and adversely affect the market price of, the School Specialty Common Stock.

    In addition, upon completion of this Offering and the School Specialty
Distribution, School Specialty will have outstanding (i)           shares of
School Specialty Common Stock issued in this Offering, and (ii) immediately
exercisable options to acquire approximately           shares of School
Specialty Common Stock following this offering. Following this Offering and the School Specialty Distribution, in view of the large number of shares freely-tradeable and available for immediate sale, the market for School Specialty's Common Stock could be highly volatile and could adversely affect the trading price of School Specialty Common Stock. See "Management of School Specialty--Director Compensation and Other Arrangements". The officers and
directors of School Specialty who together hold       shares of School Specialty
Common Stock have agreed not to sell or otherwise dispose of any School Specialty Common Stock without the prior written consent of the Underwriters for a period of 180 days from the date of this Prospectus (the "Lock-Up
Agreements"). The Company intends to register the           shares of School
Specialty Common Stock reserved for issuance pursuant to its stock option plan as soon as practicable after the closing of this Offering.

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS

    In connection with the Distributions, U.S. Office Products will enter into a tax allocation agreement with School Specialty and the other Spin-Off Companies (the "Tax Allocation Agreement") which will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. School Specialty will also enter into a tax indemnification agreement with the other Spin-Off Companies (the "Tax Indemnification Agreement") under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, School Specialty will be liable for any Distribution Taxes resulting from any Adverse Tax Act by School Specialty and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, School Specialty could become liable for a pro rata portion of any Distribution Taxes with respect not only to the School Specialty Distribution, but also any of the other Distributions. See "The Spin-Off from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" for a detailed discussion of the Tax Allocation Agreement and the Tax Indemnification Agreement.

RISKS RELATED TO INTEGRATION OF OPERATIONS AND ACQUISITIONS

    An important element of School Specialty's business strategy for its distribution divisions is to integrate its acquisitions into its existing operations. There can be no assurance that School Specialty will be able to integrate future acquisitions in a timely manner without substantial costs, delays, or other problems. Once integrated, acquisitions may not achieve sales, profitability, and asset productivity commensurate with School Specialty's existing divisions. In addition to integration risks for distribution divisions, acquisitions of both distribution divisions and specialty brand companies involve a number of special risks, including adverse short-term effects on School Specialty's reported operating results (including those adverse short-term effects caused by severance payments to employees of acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, and various other acquisition-related costs), the diversion of management's time and attention, the dependence on retaining, hiring, and training key personnel, the amortization of acquired intangible assets, and risks associated with unanticipated problems or liabilities, some or all of which could have a material adverse effect on School Specialty's operations and financial condition. Furthermore, although School Specialty conducts due diligence and generally requires representations, warranties, and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of School Specialty. See "Business--Business Strategy-- Acquisition Strategy".

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of School Specialty's strategies is to increase its revenues and the markets it serves through the acquisition of additional school supply distribution businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. There can be no assurance that future acquisitions will prove profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. The failure to complete acquisitions and continue its expansion could have a material adverse effect on School Specialty's financial condition. In addition, prior to the School Specialty Distribution, School Specialty's acquisitions were completed with substantial business, legal, and accounting assistance from U.S. Office Products, and some of the acquisitions were paid for with U.S. Office Products Common Stock. The pace of School Specialty's acquisition program may be adversely affected by the absence of U.S. Office Products support for the acquisitions. Also, School Specialty intends to use School Specialty Common Stock to pay for a portion of the consideration for its acquisitions, and therefore, if the owners of potential acquisition candidates are not willing to receive, or School Specialty is not able to issue, shares of School Specialty Common Stock in exchange for their business, School Specialty's acquisition program could be adversely affected. Furthermore, the Company's ability to pay for acquisitions with stock may be materially limited in the two-year period following the School Specialty Distribution. See "--Possible Limitations on Issuances of Common Stock".

POSSIBLE LIMITATIONS ON ISSUANCES OF COMMON STOCK

    U.S. Office Products has sought to structure the School Specialty Distribution to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the School Specialty Distribution qualifies as a tax-free spin-off and is not taxable under section 355(e) of the Code, no gain or loss will be recognized by either U.S. Office Products or the holders of U.S. Office Products Common Stock (except with respect to cash received in lieu of fractional shares) solely as a result of the distribution or receipt of School Specialty Common Stock in connection with the School Specialty Distribution. As a result of certain U.S. federal income tax limitations under Section 355 of the Code, the amount of School Specialty capital stock that can be issued in connection with the School Specialty Distribution without jeopardizing the tax-free treatment of the School Specialty Distribution may be limited to 20% of the amount of School Specialty capital stock that would be issued and outstanding after giving effect to all such issuances, if such issuances are deemed to occur prior to the School Specialty Distribution. It is unclear whether stock in the Company that is acquired pursuant to immediately exercisable options counts toward this 20% limitation.

    Section 355(e) of the Code, which was added in 1997, provides generally that a company that distributes shares in a spin-off that is otherwise tax-free will incur material U.S. federal income tax if 50% or more, by vote or value, of the capital stock of the company making the spin-off or of the spun-off entity is acquired by one or more persons, acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by persons acting pursuant to a plan or arrangement, and stock acquired by certain related persons is aggregated in determining whether this 50% test has been met. There is a rebuttable presumption that any acquisition occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. Such presumption may be rebutted by establishing that the spin-off and such acquisition are not pursuant to a plan or series of related transactions. As a result of the provisions of Section 355(e), there can be no assurance that issuances of stock by School Specialty, including issuances in connection with an acquisition of another business by School Specialty, will not create a tax liability for U.S. Office Products. School Specialty has entered into a Tax Allocation Agreement and a Tax Indemnification Agreement, pursuant to which School Specialty will be liable to U.S. Office Products and the other Spin-Off Companies if its actions result in a tax liability relating to the spin-off. See "The Spin-Off from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement".

    These limitations could adversely affect the pace of School Specialty's acquisitions and its ability to issue School Specialty Common Stock for other purposes, including equity offerings.

RISKS RELATED TO INABILITY TO USE POOLING-OF-INTERESTS METHOD TO ACCOUNT FOR
  FUTURE ACQUISITIONS

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations under the pooling-of-interests method. As a result of School Specialty being a wholly-owned subsidiary of U.S. Office Products prior to the Distribution, School Specialty will be unable to satisfy this criterion for a period of two years following the Distribution. Therefore, School Specialty will be precluded from completing business combinations under the pooling-of-interests method for a period of two years and any business combinations completed by School Specialty during such period will be accounted for under the purchase method resulting in the recording of goodwill. See "--Material Amount of Intangible Assets".

SEASONALITY: FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    School Specialty's business is subject to seasonal influences, with sales and profitability substantially higher from May to October due to increased school orders during these months. As a result of this seasonality, historically, School Specialty has earned more than 100% of its annual net income in the first six months of its fiscal year and has historically operated at a loss in its third fiscal quarter. Also, quarterly results may be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Therefore, operating results for any quarter are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or full fiscal year. Fluctuations caused by variations in quarterly results may adversely affect the market price of the School Specialty Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of School Specialty" and "Business".

RELIANCE ON KEY PERSONNEL

    School Specialty's operations depend on the continued efforts of Daniel P. Spalding, its Chief Executive Officer, its other executive officers, and the senior management of certain of its subsidiaries. Furthermore, School Specialty's operations will likely depend on the senior management of certain of the companies that may be acquired in the future. If any of these people become unable to continue in his or her present role, or if School Specialty is unable to attract and retain other skilled employees, its business could be adversely affected. School Specialty does have employment contracts with some Named Officers, as defined herein, but most of the Companies' executive officers and senior management do not have employment contracts with School Specialty. See "Management of School Specialty--Director Compensation and Other Arrangements". School Specialty does not have and does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management of its subsidiaries. In addition, Jonathan J. Ledecky will serve as a director of School Specialty and is expected to provide services to School Specialty after the School Specialty Distribution pursuant to an agreement entered into between Mr. Ledecky and U.S Office Products which provides that the Company and the other Spin-Off Companies will succeed to certain rights of, and obligations under, such agreement following the Distribution. See "Management of School Specialty--Director Compensation and Other Arrangements". Mr. Ledecky will also serve as a director of each of the other Spin-Off Companies, and is
the director or an officer of       other public companies. Mr. Ledecky may be
unable to devote substantial time to the activities of School Specialty.

DEPENDENCE ON SYSTEMS

    School Specialty believes that one of the competitive advantages of its distribution divisions is its information systems, including its proprietary PC-based customer Order Management System ("OMS"). School Specialty's operations in each of its integrated divisions under School Specialty are generally dependent on these systems, which are run on a host system located at School Specialty's headquarters in Appleton, Wisconsin. Each division of School Specialty is linked to School Specialty's host system and disruption or unavailability of these links could have a material adverse effect on School Specialty's business and results of operations.

    None of School Specialty's subsidiaries has a redundant computer system or a redundant dedicated communication line. School Specialty has taken precautions to protect itself from events that could interrupt its operations. Notwithstanding these precautions, there can be no assurance that a fire, flood or other natural disaster affecting School Specialty's system or its communication lines would not disable the system or prevent the system from communicating with School Specialty's divisions or the specialty brand subsidiaries. The occurrence of any of these events would have a material adverse effect on School Specialty's operations and financial condition.

    School Specialty does not expect that it will incur any material costs and expenses to meet information standards for Year 2000 compliance; however, there is no assurance that School Specialty's customers or vendors meet information standards for Year 2000 compliance, and their failure to meet such standards could adversely affect School Specialty's revenues and product costs.

RISK OF RAPID GROWTH; ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    Since 1991, School Specialty and U.S. Office Products have significantly expanded the scope of School Specialty's operations by acquiring sixteen regional distributors of educational supplies in different regions of the United States and three specialty brand school supply companies. All of School Specialty's specialty brand acquisitions and eleven of its regional distribution acquisitions have occurred since June 1996. There can be no assurance that School Specialty's management and financial controls, personnel, computer systems, and other corporate support systems will be adequate to manage the increased size and scope of School Specialty's operations as a result of School Specialty's recently completed acquisitions.

    Prior to the School Specialty Distribution, certain general and administrative functions relating to School Specialty's business (including legal, accounting, purchasing and management information services) were handled by U.S. Office Products. School Specialty's future performance will depend on its ability to function as a stand-alone entity, on its ability to finance and manage expanding operations and to adapt its information systems to changes in its business. As a result, School Specialty's expenses are likely to be higher than when it was a part of U.S. Office Products, and School Specialty may experience disruptions it would not encounter as a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect what the results of operations and financial condition would have been had School Specialty been a separate, stand-alone entity during the periods presented or be indicative of future results of operations and financial condition of School Specialty.

DEPENDENCE ON KEY SUPPLIERS AND SERVICE PROVIDERS

    School Specialty is dependent on (i) a limited number of suppliers for certain of its product lines, particularly its franchise furniture lines, and
(ii) a limited number of service providers, such as delivery service from United Parcel Service. Any interruption of supply from current vendors or any material increased costs, particularly in the peak season of June through September, could cause significant delays in the shipment of such products and could have a material adverse effect on School Specialty's business, financial condition, and results of operations. Increases in freight costs charged to School Specialty or inability to ship product, whether real or perceived, could have a material adverse effect on School Specialty's business, financial condition, and results of operations. In addition, as part of its business strategy, School Specialty strives to reduce its number of suppliers and minimize duplicative lines, which may have the effect of increasing its dependence on remaining vendors. The United Parcel Service Strike during August 1997 had an adverse effect on School Specialty due to the perceived inability of School Specialty to ship products.

COMPETITION

    The market for school supplies is highly competitive and fragmented. School Specialty estimates that over 3,400 companies distribute educational materials to pre-K-12 schools as a primary focus of their business. In addition, School Specialty competes with alternate channel distributors such as office product contract stationers and superstores, which may continue to broaden their product lines in school supplies. Some of these competitors have greater financial resources and buying power than School Specialty. School Specialty believes that the educational supplies market will consolidate over the next several years, which may make School Specialty's general and specialty supply businesses more competitive. In addition, there may be increasing competition for acquisition candidates and there can be no assurance that acquisitions will continue to be available to School Specialty on favorable terms, if at all. See "Business--Competition".

MATERIAL AMOUNT OF GOODWILL

    Approximately $93.9 million, or 39.5% of the School Specialty's pro forma total assets as of October 25, 1997 represents intangibles assets, the significant majority of which is goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. School Specialty generally amortizes goodwill on a straight line method over a period of 40 years with the amount amortized in a particular period constituting a non-cash expense that reduces School Specialty's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain acquisitions may not be deductible for tax purposes. In addition, School Specialty will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, School Specialty would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of School Specialty Common Stock.

NO PRIOR PUBLIC TRADING MARKET

    Prior to the School Specialty Distribution, there has been no public market for School Specialty Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. The price of School Specialty Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for School Specialty Common Stock, (ii) developments affecting School Specialty's businesses generally, (iii) investor perception of the school supplies industry generally, and (iv) general economic and market conditions. See "Underwriting" for a discussion of factors considered in determining the initial public offering price.

NO DIVIDENDS

    School Specialty does not expect to pay cash dividends on School Specialty Common Stock in the foreseeable future. In addition, School Specialty's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements. See "Dividend Policy".

DILUTION

    Purchasers of Common Stock in this Offering will sustain a substantial and immediate dilution of $ per share (determined by subtracting its adjustable pro forma book value per share as of October 25, 1997, adjusted to give effect to the Offering, from the assumed initial public offering price). In addition, the exercise of stock options could have a further dilutive effect. See "Dilution".

                     THE SPIN-OFF FROM U.S. OFFICE PRODUCTS

    Prior to this Offering, School Specialty has been a wholly-owned subsidiary of U.S. Office Products. At the time of this Offering, School Specialty will hold all of the business and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products' Educational Supplies and Products Division. Prior to the completion of this
Offering, all of the        shares of School Specialty Common Stock owned by
U.S. Office Products will be distributed to the stockholders of U.S. Office Products in the School Specialty Distribution. U.S. Office Products is spinning off School Specialty as part of the Strategic Restructuring Plan in which U.S. Office Products is spinning off the shares of the four companies (the "Spin-Off Companies") that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses. At the same time as the Distributions, U.S. Office Products will repurchase approximately 28% of its issued and outstanding common stock in a tender offer and sell a 24.9% equity interest in U.S. Office Products (but no interest in the Spin-Off Companies) to an affiliate (the "Investor") of an investment fund managed by Clayton, Dubilier & Rice, Inc.

    In connection with the School Specialty Distribution, School Specialty is entering into a series of agreements with U.S. Office Products and the other Spin-Off Companies to provide mechanisms for an orderly transition and to define certain relationships among School Specialty, U.S. Office Products and the other Spin-Off Companies after the Travel Distribution. These agreements are: a distribution agreement (the "Distribution Agreement") among School Specialty, U.S. Office Products and the other Spin-Off Companies; a tax allocation agreement (the "Tax Allocation Agreement") among School Specialty, U.S. Office Products and the other Spin-Off Companies; an employee benefits agreement (the "Employee Benefits Agreement") among School Specialty, U.S. Office Products and the other Spin-Off Companies; and a tax indemnification agreement (the "Tax Indemnification Agreement") among School Specialty and the Other Spin-Off Companies. The terms of the Distribution Agreement, the Tax Allocation Agreement, the Tax Indemnification Agreement and the Employee Benefits Agreement have not yet been finally determined. Those terms will be agreed to while School Specialty is a wholly-owned subsidiary of U.S. Office Products. In addition, the agreement between U.S. Office Products and the Investor relating to the Investor's investment in U.S. Office Products (the "Investment Agreement") specifies certain terms of this Agreement and provides that they are subject to the Investor's reasonable approval. Therefore, they will not be the result of arms'-length negotiations between independent parties.

    Although the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, and Employee Benefits Agreement have not been finally determined, School Specialty currently expects that the terms will include those described below. There can be no assurance that the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement will not be less favorable to the stockholders of School Specialty than the terms set out below.

DISTRIBUTION AGREEMENT

    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement is expected to provide for the transfer from U.S. Office Products to School Specialty of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in the business of School Specialty as well as the transfer, in certain instances, of other assets related to the business of School Specialty. It is also expected to provide that the recovery on any claims under applicable acquisition agreements that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of School Specialty in connection with the Distributions (the "School Specialty Acquisition Indemnity Claims") will be allocated between U.S. Office Products and School Specialty under a formula to be determined. In addition, to the extent that the School Specialty Acquisition Indemnity Claims are secured by the pledge of stock of U.S. Office Products and the Spin-Off Companies that is owned by persons who sold businesses to U.S. Office Products that will become part of School Specialty (and no previous claims have been made against such shares), the pledged shares will be used, subject to the final resolution of the claim, to reimburse U.S. Office Products and the applicable Spin-Off Company their respective damages and expenses in accordance with the agreed upon allocation of recovery rights, which will be determined prior to the School Specialty Distribution.

    DEBT. The Distribution Agreement is expected to provide that School Specialty will have, at the time of the School Specialty Distribution, $80.0 million of debt plus the amount of any additional debt incurred after the date of the Investment Agreement by U.S. Office Products or School Specialty in connection with the acquisition of entities that will become subsidiaries of School Specialty in connection with the Distributions. School Specialty estimates that there will be no additional debt.

    ASSUMPTION OF LIABILITIES. The Distribution Agreement is expected to allocate and provide for the assumption of financial responsibility for certain liabilities (other than taxes and employee benefit matters which will be governed by separate agreements) among U.S. Office Products, School Specialty and the other Spin-Off Companies. School Specialty will be responsible for (i) any liabilities arising out of or in connection with the businesses conducted by School Specialty and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement and the Employee Benefits Agreement and related agreements, (iii) its liabilities for the debt described above, (iv) certain securities liabilities and (v) any liabilities of U.S. Office Products relating to earn-out or bonus payments owed by U.S. Office Products in respect of School Specialty or its subsidiaries. In addition, the Distribution Agreement is expected to provide for sharing of certain liabilities among some or all of the parties. Each of U.S. Office Products, School Specialty and the other Spin-Off Companies will bear a portion, on a basis to be determined, of (i) any liabilities of U.S. Office Products' under the securities laws arising from events prior to the Distributions (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products), (ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) and (iii) transactions costs (including legal, accounting, investment banking, and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan, U.S. Office Products estimates that the direct legal, financial advisory, investment banking, financing, accounting, printing, mailing and other expenses (including the fees of U.S. Office Products' and the Spin-Off Companies' transfer agents) of the Strategic Restructuring Plan, including the Distributions, will total
approximately $       .

    The Distribution Agreement is expected to provide that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.

    OTHER PROVISIONS. The Distribution Agreement is expected to have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.

TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT

    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.

    The Tax Allocation Agreement will further provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. School Specialty will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, School Specialty will be liable for any Distribution Taxes resulting from any Adverse Tax Act by School Specialty and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, School Specialty could become liable for a pro rata portion of any Distribution Taxes with respect not only to the School Specialty Distribution but also any of the other Distributions.

    U.S. Office Products and School Specialty will receive an opinion of Wilmer, Cutler & Pickering, counsel to U.S. Office Products and School Specialty, that for U.S. federal income tax purposes the School Specialty Distribution should qualify as a tax-free spin-off under Section 355 of the Code, and should not be taxable under Section 355(e) of the Code. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by U.S. Office Products and School Specialty. Neither U.S. Office Products nor School Specialty is aware of any present facts or circumstances which should cause such representations and assumptions to be untrue. However, the opinion of counsel is not binding on either the IRS or the courts. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the School Specialty Distribution and it is possible that the IRS may take the position that the School Specialty Distribution does not qualify as a tax-free spin-off or is taxable under Section 355(e).

EMPLOYEE BENEFITS AGREEMENT

    In connection with the Distributions, U.S. Office Products expects to enter into the Employee Benefits Agreement with School Specialty and the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distribution subsidiaries will retain or assume responsibility for their current and previous employees. The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The proposed agreement also provides for spinning off portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distribution.

                                USE OF PROCEEDS

    The net proceeds to School Specialty from the sale of the       shares of
Common Stock offered pursuant to the Offering are estimated to be approximately
$      million ($      million if the Underwriters' over-allotment option is
exercised in full), assuming an initial public offering price of $      per
share and after deducting the estimated underwriting discount and offering expenses payable by the Company.

    School Speciality intends to use the net proceeds of the offering for general corporate purposes, including working capital and the repayment of a portion of the $80.0 million indebtedness allocated to the Company by U.S. Office Products in connection with the School Specialty Distribution, and for acquisitions.

                                DIVIDEND POLICY

    School Specialty does not anticipate declaring and paying cash dividends on School Specialty Common Stock in the foreseeable future. School Specialty's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                    DILUTION

    The pro forma net tangible book value of School Specialty at October 25,
1997 was        , or $   per share of Common Stock, after giving effect to the
School Specialty Distribution. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (total pro forma tangible assets less total pro forma liabilities) of School Specialty by the pro forma number of shares of Common Stock outstanding. Without taking into account any changes in the pro forma net tangible book value of School Specialty, other than to give effect to the sale of the shares of Common Stock offered hereby
(assuming an initial public offering price of $     per share and after
deducting the estimated underwriting discount and offering expenses to be paid by the Company) and the receipt of the net proceeds therefrom, the adjusted pro forma net tangible book value of School Specialty at October 25, 1997 would have
been $         or $   per share of Common Stock. This represents an immediate
dilution in net tangible book value of $    per share to new investors
purchasing shares in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share............................             $
  Pro forma net tangible book value per share at October 25, 1997..........  $
  Increase per share attributable to new investors(1)......................
                                                                             ---------
Pro forma net tangible book value after the offering.......................
                                                                                        ---------
Dilution per share to new investors(2)(3)..................................
                                                                                        ---------
                                                                                        ---------

------------------------

(1) Before deduction of the estimated underwriting discount and offering expenses to be paid by the Company and assuming no exercise of the Underwriters' over-allotment option.

(2) Determined by subtracting the adjusted pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for one share of Common Stock.

(3) The foregoing information does not give effect to the issuance of shares of Common Stock pursuant to stock options granted or to be granted. See "Management--Executive Compensation".

                                 CAPITALIZATION

    The following table sets forth the capitalization of School Specialty at October 25, 1997 (i) on an actual basis, (ii) on a pro forma basis to reflect the School Specialty Distribution, including the assumption of $80.0 million of U.S. Office Products' debt and U.S. Office Products' forgiveness of $86.7 million of debt as a contribution to equity, and the purchase acquisition completed subsequent to October 25, 1997 and (iii) on such pro forma basis, as adjusted to give effect to the issuance of the Common Stock offered hereby and the application of a portion of the proceeds therefrom to the payment of a portion of the U.S. Office Products' debt assumed by the Company (assuming an
initial public offering price of $      per share and no exercise of the
Underwriters' over-allotment option, but without deducting the estimated underwriting discount and offering expenses). This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations of School Specialty," the historical consolidated financial statements and the pro forma combined financial statements of School Specialty, and the related notes to each thereof, included elsewhere in this Prospectus.

                                                                 OCTOBER 25, 1997
                                                      ---------------------------------------
                                                                                  PRO FORMA
                                                       ACTUAL      PRO FORMA     AS ADJUSTED
                                                      ---------  --------------  ------------
                                                                  (IN THOUSANDS)
Short-term debt.....................................  $     273    $      263
Short-term payable to U.S. Office Products..........     31,356            --             --
                                                      ---------  --------------  ------------
      Total short-term debt.........................  $  31,629    $      263
                                                      ---------  --------------  ------------
                                                      ---------  --------------  ------------

Long-term debt......................................  $     457    $   79,737
Long-term payable to U.S. Office Products...........    103,306            --             --

Stockholder's equity:
  Divisional equity.................................     23,551       110,276
  Preferred stock, (      shares authorized; no
    shares outstanding).............................         --            --             --
  Common stock, $0.001 par value (      shares
    authorized;       shares outstanding pro forma;
          shares outstanding pro forma, as
    adjusted)(1)....................................         --            --             --
  Additional paid-in capital........................         --            --
  Retained earnings.................................      9,558         9,558
                                                      ---------  --------------  ------------
      Total stockholder's equity....................     33,109       119,834
                                                      ---------  --------------  ------------
      Total capitalization..........................  $ 136,872    $  199,571
                                                      ---------  --------------  ------------
                                                      ---------  --------------  ------------

------------------------

(1)   Outstanding shares do not include       shares authorized for issuance
    upon exercise of stock options granted or to be granted.

                            SELECTED FINANCIAL DATA

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of School Specialty" that appear elsewhere in this Prospectus.

    The historical Statement of Income Data for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 (except pro forma amounts) and the Balance Sheet Data at April 30, 1996 and 1997 have been derived from School Specialty's consolidated financial statements that have been audited and are included elsewhere in the Prospectus. The historical Statement of Income Data for the years ended December 31, 1992 and 1993 and the Balance Sheet Data at December 31, 1992, 1993, 1994 and 1995 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Prospectus or incorporated herein by reference. The Selected Financial Data for the six months ended October 26, 1996 and October 25, 1997 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the six months ended October 25, 1997 do not necessarily reflect results for the full fiscal year ending April 25, 1998.

    The pro forma financial data gives effect, as applicable, to the School Specialty Distribution and the acquisitions completed by School Specialty between May 1, 1996 and March 5, 1998 as if all such transactions had been made on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments, and does not purport to represent what the Company's financial position or results of operations would have been had such transactions and Distribution which are the subject of the pro forma adjustments occurred on such date as assumed, and are not necessarily representative of the Company's financial position or results of operation in any future period.

                          SELECTED FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            FISCAL YEAR ENDED
                                                                                           FOUR MONTHS          APRIL 26,
                                                                                              ENDED      ------------------------
                                                    YEAR ENDED DECEMBER 31,               -------------                   PRO
                                        ------------------------------------------------    APRIL 30,                    FORMA
                                           1992        1993        1994         1995          1996          1997        1997(2)
                                        ----------  ----------  -----------  -----------  -------------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..............................  $   65,042  $   76,926  $   119,510  $   150,482   $    28,616   $   191,746  $   339,546
Cost of revenues......................      48,111      56,280       87,750      105,757        20,201       136,577      235,327
                                        ----------  ----------  -----------  -----------  -------------  -----------  -----------
Gross profit..........................      16,931      20,646       31,760       44,725         8,415        55,169      104,219
Selling, general and administrative
  expenses............................      17,729      18,294       27,281       39,869        10,307        43,462       83,239
Non-recurring acquisition costs.......       1,048                                               1,122         1,792
Restructuring costs...................                                             2,532                         194          194
                                        ----------  ----------  -----------  -----------  -------------  -----------  -----------
Operating income (loss)...............      (1,846)      2,352        4,479        2,324        (3,014)        9,721       20,786
Interest expense......................       1,660       1,845        3,007        5,536         1,461         2,550        7,040
Interest income.......................                                                              (6)
Other (income) expense................          99         228          (86)         (18)           67          (196)        (159)
                                        ----------  ----------  -----------  -----------  -------------  -----------  -----------
Income (loss) before provision for
  (benefit from) income taxes.........      (3,605)        279        1,558       (3,194)       (4,536)        7,367       13,905
Provision for (benefit from) income
  taxes...............................         216         199          218          173           139        (1,572)       6,396
                                        ----------  ----------  -----------  -----------  -------------  -----------  -----------
Net income (loss).....................  $   (3,821) $       80  $     1,340  $    (3,367)  $    (4,675)  $     8,939  $     7,509
                                        ----------  ----------  -----------  -----------  -------------  -----------  -----------
                                        ----------  ----------  -----------  -----------  -------------  -----------  -----------
Pro forma net income per share........                                                                                $      0.08
                                                                                                                      -----------
                                                                                                                      -----------
Pro forma weighted average shares
  outstanding(3)......................                                                                                     95,963

                                                           SIX MONTHS ENDED
                                        ------------------------------------------------------
                                                                        PRO           PRO
                                                                       FORMA         FORMA
                                        OCTOBER 26,   OCTOBER 25,   OCTOBER 26,   OCTOBER 25,
                                            1996          1997        1996(2)       1997(2)
                                        ------------  ------------  ------------  ------------
STATEMENT OF INCOME DATA:
Revenues..............................   $  130,673    $  198,490    $  234,821    $  251,119
Cost of revenues......................       92,740       138,781       162,158       175,374
                                        ------------  ------------  ------------  ------------
Gross profit..........................       37,933        59,709        72,663        75,745
Selling, general and administrative
  expenses............................       24,212        35,682        48,194        46,269
Non-recurring acquisition costs.......        1,792
Restructuring costs...................
                                        ------------  ------------  ------------  ------------
Operating income (loss)...............       11,929        24,027        24,469        29,476
Interest expense......................        1,725         1,570         3,880         3,880
Interest income.......................          (24)         (104)
Other (income) expense................           40             3            73            59
                                        ------------  ------------  ------------  ------------
Income (loss) before provision for
  (benefit from) income taxes.........       10,188        22,558        20,516        25,537
Provision for (benefit from) income
  taxes...............................       (2,170)       10,151         9,437        11,747
                                        ------------  ------------  ------------  ------------
Net income (loss).....................   $   12,358    $   12,407    $   11,079    $   13,790
                                        ------------  ------------  ------------  ------------
                                        ------------  ------------  ------------  ------------
Pro forma net income per share........                               $     0.12    $     0.14
                                                                    ------------  ------------
                                                                    ------------  ------------
Pro forma weighted average shares
  outstanding(3)......................                                   95,963        95,963

                                                                                            DECEMBER 31,
                                                                           ----------------------------------------------
                                                                              1992        1993        1994        1995
                                                                           ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
Working capital (deficit)................................................  $      (51) $    1,140  $    3,512  $   (1,052)
Total assets.............................................................      21,905      23,190      44,267      54,040
Long-term debt, less current portion.....................................       8,205       7,175      11,675      15,294
Long-term payable to U.S. Office Products................................
Stockholder's (deficit) equity...........................................        (365)        545       1,827        (620)

                                                                                                         OCTOBER 25, 1997

                                                                                                     ------------------------

                                                                            APRIL 30,    APRIL 26,                    PRO

                                                                              1996         1997        ACTUAL      FORMA (4)

                                                                           -----------  -----------  -----------  -----------

BALANCE SHEET DATA:
Working capital (deficit)................................................  $    (3,663) $    13,619  $    43,938  $    81,458

Total assets.............................................................       54,573       87,685      201,304      237,772

Long-term debt, less current portion.....................................       15,031          565          457       79,737

Long-term payable to U.S. Office Products................................                    31,579      103,306
Stockholder's (deficit) equity...........................................       (4,267)      17,136       33,109      119,834


------------------------

(1) The historical financial information of the Pooled Companies have been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by School Specialty through March 5, 1998.

(2) Gives effect to the School Specialty Distribution and the purchase acquisitions completed by School Specialty since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(h) of Notes to Pro Forma Combined Financial Statements included herein.

(4) Gives effect to the School Specialty Distribution and the purchase acquisition completed by School Specialty subsequent to October 25, 1997 as if such transactions had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS OF SCHOOL SPECIALTY

OVERVIEW

THE COMPANY

    School Specialty is the largest U.S. distributor focusing on non-textbook educational supplies and furniture for grades pre-K-12. The Company provides a comprehensive offering of high quality educational supplies and furniture to school districts, school administrators and teachers through the broad distribution of its catalogs. Specialty brands, which target specific curriculum disciplines, include Childcraft, which sells to the early childhood market; Sax Arts & Crafts, which distributes a broad line of art supplies and materials; and Gresswell, which distributes library-related products in the United Kingdom.

    Revenues have increased from $65.0 million in the fiscal year ended December 31, 1992 to $259.6 million for the twelve months ended October 25, 1997. This increase resulted primarily from 15 purchase acquisitions, 13 of which had occurred since May 1996, as well as internally generated growth. The pro forma revenues include the revenues of the 13 purchased companies as if all such transactions had occurred on May 1, 1996.

    School Specialty's gross profit margins have improved by achieving increased buying power and by acquiring specialty companies which usually have higher gross margins than the Company's general products divisions. The Company expects gross profit margins to be further enhanced by acquiring additional specialty companies and continuing to improve its purchasing power.

    School Specialty's operating margin have improved significantly over the last several years. This improvement reflects the Company's acquisition of specialty companies which have higher operating margins than the Company's general products divisions. In addition, operating margins have increased as the Company has reduced selling, general and administrative expenses of acquired companies by eliminating redundant administrative functions. Currently, nine of the ten general school supply companies acquired since May 1996 have been integrated. However, the Company believes that the full benefit of the integrations has not yet been realized.

    School Specialty's business and working capital needs are highly seasonal with peak sales levels occurring from May through October. During this period, the Company receives, ships and bills the majority of its orders so that schools and teachers receive their merchandise by the start of each school year. School Specialty's inventory levels increase in April through July in anticipation of the peak selling season. The majority of cash receipts are collected from September through December.

    The Company's consolidated financial statements give retroactive effect to the two business combinations accounted for under the pooling-of-interests method during the period from May 1996 to July 1996 (the "Pooled Companies") and include the results of companies acquired in business combinations accounted for under the purchase method from their respective dates of acquisition. Prior to their respective dates of acquisition by U.S. Office Products the Pooled Companies reported results, on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April.

    The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the years ended December 31, 1994 and 1995, fiscal 1997 and for the six months ended October 26, 1996 and October 25, 1997, as well as for fiscal 1997 and for the six months ended October 26, 1996 and October 25, 1997 on a pro forma basis reflecting the School Specialty Distribution and the companies acquired in business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                       FOR THE FISCAL YEAR
                                                              ENDED                     FOR THE SIX MONTHS ENDED
                          FOR THE YEAR ENDED         ------------------------  -------------------------------------------
                   --------------------------------                PRO FORMA                                   PRO FORMA
                    DECEMBER 31,     DECEMBER 31,     APRIL 26,    APRIL 26,    OCTOBER 26,    OCTOBER 25,    OCTOBER 26,
                        1994             1995           1997         1997          1996           1997           1996
                   ---------------  ---------------  -----------  -----------  -------------  -------------  -------------
Revenues.........         100.0%           100.0%         100.0%       100.0%        100.0%         100.0%         100.0%
Cost of
  revenues.......          73.4             70.3           71.2         69.3          71.0           69.9           69.1
                        -------          -------     -----------  -----------  -------------  -------------  -------------
  Gross profit...          26.6             29.7           28.8         30.7          29.0           30.1           30.9
Selling, general
  and
  administrative
  expenses.......          22.9             26.5           22.7         24.5          18.5           18.0           20.5
Non-recurring
  acquisition
  costs..........                                           0.9                        1.4
Restructuring
  costs..........                            1.7            0.1          0.1
                        -------          -------     -----------  -----------  -------------  -------------  -------------
  Operating
    income.......           3.7              1.5            5.1          6.1           9.1           12.1           10.4
Interest expense,
  net............           2.5              3.6            1.3          2.0           1.3            0.8            1.7
Other (income)...          (0.1)                           (0.1)                                     (0.1)
                        -------          -------     -----------  -----------  -------------  -------------  -------------
Income (Loss)
  before
  provision for
  income taxes...           1.3             (2.1)           3.9          4.1           7.8           11.4            8.7
Provision for
  (benefit from)
  income taxes...           0.2              0.1           (0.8)         1.9          (1.7)           5.1            4.0
                        -------          -------     -----------  -----------  -------------  -------------  -------------
Net income
  (Loss).........           1.1%            (2.2)%          4.7%         2.2%          9.5%           6.3%           4.7%
                        -------          -------     -----------  -----------  -------------  -------------  -------------
                        -------          -------     -----------  -----------  -------------  -------------  -------------


                     PRO FORMA
                    OCTOBER 25,
                       1997
                   -------------
Revenues.........        100.0%
Cost of
  revenues.......         69.8
                   -------------
  Gross profit...         30.2
Selling, general
  and
  administrative
  expenses.......         18.5
Non-recurring
  acquisition
  costs..........
Restructuring
  costs..........
                   -------------
  Operating
    income.......         11.7
Interest expense,
  net............          1.5
Other (income)...
                   -------------
Income (Loss)
  before
  provision for
  income taxes...         10.2
Provision for
  (benefit from)
  income taxes...          4.7
                   -------------
Net income
  (Loss).........          5.5%
                   -------------
                   -------------

PRO FORMA COMBINED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Pro forma revenues increased 6.9%, from $234.8 million for the six months ended October 26, 1996, to $251.1 million for the six months ended October 25, 1997. This increase was primarily due to sales to new accounts, increased sales to existing customers, and higher pricing on certain products in response to increased product costs. Product cost is the most significant element in cost of revenues. Inbound freight, occupancy and delivery charges are also included in cost of revenues.

    Gross profit increased 4.2%, from $72.7 million, or 30.9% of revenues, for the six months ended October 26, 1996 to $75.7 million, or 30.2% of revenues, for the six months ended October 25, 1997. The decrease in gross profit as a percentage of revenues was primarily due to higher freight costs and the discontinuation of higher margin retail operations at some of the six companies acquired during fiscal 1997 in business combinations accounted for under the purchase method ("the Fiscal 1997 Purchased Companies").

    Selling, general and administrative expenses include selling expenses (the most significant component of which is sales wages and commissions), catalog costs, general administrative overhead (which includes information systems and customer service), and accounting, legal, human resources and purchasing expenses. Selling, general and administrative expenses decreased 4.0%, from $48.2 million, or 20.5% of revenues, for the six months ended October 26, 1996 to $46.3 million, or 18.5% of revenues, for the six months ended October 25, 1997. The decrease in selling, general and administrative expenses as a percentage of revenues reflects the assimilation of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S. during the third quarter of fiscal 1997.

    Provision for income taxes increased 24.5% from $9.4 million for the six months ended October 26, 1996 to $11.7 million for the six months ended October 25, 1997, reflecting an effective income tax rate of 46.0% in both periods. The high effective income tax rate, compared to the federal statutory rate of 35.0%, was primarily due to state income taxes and non-deductible goodwill amortization.

CONSOLIDATED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Consolidated revenues increased 51.9%, from $130.7 million for the six months ended October 26, 1996, to $198.5 million for the six months ended October 25, 1997. This increase was primarily due to the inclusion of revenues from the six companies acquired in business combinations accounted for under the purchase method during the six months ended October 25, 1997 (the "Fiscal 1998 Purchased Companies") from their respective dates of acquisition and revenues from the Fiscal 1997 Purchased Companies for the entire six month period. Revenues also increased due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

    Gross profit increased 57.4%, from $37.9 million, or 29.0% of revenues, for the six months ended October 25, 1996 to $59.7 million, or 30.1% of revenues, for the six months ended October 25, 1997. The increase in gross profit as a percentage of revenues was due primarily to an increase in revenues from higher margin products, primarily as a result of the purchase acquisitions of three companies selling higher margin specialty product lines during the six months ended October 25, 1997, and as a result of improved purchasing power and rebate programs negotiated with vendors.

    Selling, general and administrative expenses increased 47.4%, from $24.2 million, or 18.5% of revenues, for the six months ended October 26, 1996 to $35.7 million, or 18.0% of revenues, for the six months ended October 25, 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to efficiencies generated from the assimilation of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S during the third quarter of fiscal 1997.

    The Company incurred non-recurring acquisition costs of $1.8 million for the six months ended October 26, 1996, in conjunction with the acquisition of the Pooled Companies. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction-related obligations. The Company does not anticipate incurring any additional such costs for the next two years because the Company is precluded from completing acquisitions under the pooling-of-interests method as a result of the School Specialty Distribution. Generally accepted accounting principles ("GAAP") require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interest method of accounting.

    Interest expense, net of interest income, decreased 13.8%, from $1.7 million for the six months ended October 26, 1996 to $1.6 million for the six months ended October 25, 1997.

    Provision for income taxes increased from a tax benefit of $2.2 million for the six months ended October 25, 1996 to tax expense of $10.2 million for the six months ended October 25, 1997, reflecting effective income tax rates of -21.3% and 45.0%, respectively. The income tax benefit during the six months ended October 26, 1996 is primarily due to the reversal of a deferred tax asset valuation allowance of approximately $5.3 million established by one of the Pooled Companies prior to acquisition, consisting primarily of the tax benefit of a net operating loss carryforward, as it was considered more likely than not the deferred tax benefits would be realized. The high effective income tax rate for the six months ended October 25, 1997, compared to the federal statutory rate of 35.0%, was primarily due to state income taxes and non-deductible goodwill amortization.

YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenues increased 27.4%, from $150.5 million in 1995, to $191.7 million in fiscal 1997. This increase was primarily due to the inclusion, for fiscal 1997, of revenues from the Fiscal 1997 Purchased Companies from their respective dates of acquisition, sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

    Gross profit increased 23.4%, from $44.7 million, or 29.7% of revenues, in 1995 to $55.2 million, or 28.8% of revenues, in fiscal 1997. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, resulting from the acquisition of the Fiscal 1997 Purchased Companies, which traditionally had lower gross profits as a percentage of revenues. This decrease was partially offset by improved purchasing and rebate programs negotiated with vendors and the Company's ability to take advantage of term discounts due to improved cash flows.

    Selling, general and administrative expenses increased 9.0%, from $39.9 million, or 26.5% of revenues, in 1995 to $43.5 million, or 22.7% of revenues, in fiscal 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to the consolidation of two warehouses into one regional facility in the Northeastern U.S. during third quarter of fiscal 1997, the assimilation of a company acquired during 1995 in a business combination accounted for under the purchase method (the "1995 Purchased Company") and reduced executive compensation expense at one of the Pooled Companies after being acquired by U.S. Office Products in July 1996.

    The Company incurred non-recurring acquisition costs of $1.8 million in fiscal 1997, in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction-related obligations. The Company does not anticipate incurring any additional such costs for the next two years because the Company is precluded from completing acquisitions under the pooling-of-interests method as a result of the School Specialty Distribution. GAAP requires the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interest method.

    The Company incurred restructuring costs of $2.5 million and $0.2 million during 1995 and fiscal 1997, respectively. These costs represent the external costs and liabilities to close redundant Company facilities, severance costs related to the Company's employees and other costs associated with the Company's restructuring plans. The Company expects to incur similar costs in the future as the Company continues to review its operations, with the intention of continuing to eliminate redundant facilities. See "Business--Cost Reduction and Other Efficiencies".

    Interest expense, net of interest income, decreased 53.9%, from $5.5 million in 1995 to $2.6 million in fiscal 1997. The decrease was due primarily to the repayment of substantially all of the Company's debt in conjunction with the acquisition of the Pooled Companies by U.S. Office Products, lower interest rates being charged on the Company's short-term debt with U.S. Office Products and no interest being charged on the Company's long-term debt with U.S. Office Products.

    Provision for income taxes decreased from $173,000 in 1995 to a tax benefit of $1.6 million in fiscal 1997, reflecting effective income tax rates of -5.4% and -21.3%, respectively. The provision for income taxes in 1995 is a result of the Company recording a full valuation allowance on the deferred tax asset resulting from the net operating loss carry forwards created during 1995. The income tax benefit in fiscal 1997 was the result of the Company reversing a deferred tax asset valuation allowance of approximately $5.3 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues increased 25.9%, from $119.5 million in 1994, to $150.5 in 1995. This increase was primarily due to the inclusion in 1995 of the 1995 Purchased Company from its date of acquisition and revenues from one company acquired in a business combination accounted for under the purchase method of accounting during 1994 (the "1994 Purchased Company") for the entire year.

    Gross profit increased 40.8%, from $31.8 million, or 26.6% of revenues, in 1994 to $44.7 million, or 29.7% of revenues, in 1995. The increase in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily attributed to the acquisition of the 1995 Purchased Company, which had a higher gross profit as a percentage of revenues and a reduction in lower margin bid revenues.

    Selling, general and administrative expenses increased 46.1%, from $27.3 million, or 22.9% of revenues, in 1994 to $39.9 million, or 26.5% of revenues, in 1995. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to the 1994 and 1995 Purchased Companies, which operated with higher levels of selling general and administrative expenses as a percentage of revenues.

    Interest expense, net of interest income, increased 84.1%, from $3.0 million in 1994 to $5.5 million in 1995. The increase was due primarily to additional borrowings to finance the acquisition of the 1995 Purchased Company, a full year of interest expense on debt incurred to finance the acquisition of the 1994 Purchased Company and higher average borrowings on the Company's revolving credit facility resulting from financing the operations of the 1994 and 1995 Purchased Companies.

    Provision for income taxes decreased from $218,000 in 1994 to $173,000 in 1995, reflecting effective income tax rates of 14.0% and -5.4%, respectively. The low effective income tax rate in 1994 is due to the Company's utilization of a net operating loss carry forward the benefit of which had not been reflected as income in prior years.

LIQUIDITY AND CAPITAL RESOURCES

    At October 25, 1997 the Company had working capital of $43.9 million. The Company's capitalization, defined as the sum of long-term debt, long-term payable to U.S. Office Products and stockholders' equity, at October 25, 1997 was $136.9 million. On a pro forma basis at October 25, 1997, the Company had working capital of $81.5 million and capitalization of $199.6 million.

    During the six months ended October 25, 1997, net cash used in operating activities was $3.0 million. Operating activities were primarily impacted by increased receivables attributed to the seasonality of the Company's business. Net cash used in investing activities was $71.5 million, including $68.1 million for acquisitions and $3.4 million for additions to property and equipment. Net cash provided by financing activities was $74.4 million, including $76.4 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt assumed with the acquisition of the fiscal 1998 Purchased Companies, partially offset by $1.9 million used to repay indebtedness.

    During the six months ended October 26, 1996, net cash used in operating activities was $7.7 million. Operating activities were impacted by increased receivables attributed to the seasonality of the Company's business. Net cash used in investing activities was $14.5 million, including $7.2 million for acquisitions, $5.7 million for additions to property and equipment and $1.6 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $22.2 million, including $65.0 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with those companies acquired during the six months ended October 26, 1996, partially offset by $45.6 million used for the repayment of indebtedness, primarily at the companies acquired during the six months ended October 26, 1996.

    During fiscal 1997, net cash provided by operating activities was $2.6 million. Net cash used in investing activities was $16.7 million, including $7.7 million for acquisitions, $7.2 million for additions to property and equipment and $1.8 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $14.1 million, including $58.3 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with the fiscal 1997 Purchased Companies and the payment of debt of the Pooled Companies, partially offset by $46.9 million used for the net repayment of indebtedness, primarily at the fiscal 1997 Purchased Companies.

    During 1995, net cash provided by operating activities was $4.8 million. Net cash used in investing activities was $6.0 million, including $5.4 million for acquisitions and $881,000 for additions to property and equipment. Net cash provided by financing activities was $1.2 million, including net proceeds from the issuance of debt of $2.4 million and $500,000 received from the issuance of common stock partially offset by payments of indebtedness of $1.5 million.

    During 1994, net cash used in operating activities was $268,000. Net cash used in investing activities was $2.9 million, including $2.1 million for acquisitions and $630,000 for additions to property and equipment. Net cash provided by financing activities was $3.2 million, consisting of proceeds from the issuance of debt of $5.1 million, partially offset by payments of indebtedness of $2.0 million.

    The Company's anticipated capital expenditures budget for the next twelve months is approximately $2.0 million. The largest items include operational and financial reporting software, computer hardware and warehouse equipment.

    School Specialty intends to use a portion of the net proceeds of this Offering to repay a portion of the $80.0 million of U.S. Office Products debt assumed by School Specialty. The remainder of the net proceeds of this Offering will be retained by School Specialty for general corporate purposes, including working capital, and for acquisitions.

    The Company expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $80.0 million of debt by U.S. Office Products resulting in the forgiveness of $86.7 million at October 25, 1997, which will be reflected in the pro forma combined financial statements as a contribution of capital by U.S. Office Products. The Company intends to enter into a credit facility concurrently with the Distribution which will contain certain financial and other covenants, including maintenance of certain financial tests and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions. The Company expects that the credit facility will be adequate to repay the debt allocated by U.S. Office Products and to fund working capital and capital expenditure needs. The Company expects that a portion of the credit facility will also be available to fund the cash portion of future acquisitions subject to the maintenance of required covenants.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's business is subject to seasonal influences. The Company's historical revenues and profitability have been dramatically higher in the first two quarters of its fiscal year (May-October) primarily due to increased shipments to customers coinciding with the start of each school year.

    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired by the Company may differ substantially from those of the Company, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following table sets forth certain unaudited consolidated quarterly financial data for the year ended December 31, 1995 and fiscal 1997 (in thousands). The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information. This quarterly information is not comparative because of the high degree of seasonability in School Specialty's business. Revenues and profitability are significantly higher in the months of May through October, with the most significant portion of revenue and profit occurring in the months of July through September. On a fiscal year basis (years ending in April) this six month (May through October) period falls in the first two quarters of the fiscal year. On a calendar year basis, the most profitable three months (July through September) fall in the third quarter.

                                                        YEAR ENDED DECEMBER 31, 1995
                                            -----------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                            ---------  ---------  ---------  ---------  ---------
Revenues..................................  $  18,760  $  36,702  $  69,192  $  25,828  $ 150,482
Gross profit..............................      4,960     11,130     20,795      7,840     44,725
Operating income (loss)...................     (3,014)     1,196      8,934     (4,792)     2,324
Net income (loss).........................     (3,711)      (252)     4,309     (3,713)    (3,367)


                                                          YEAR ENDED APRIL 26, 1997
                                            -----------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                            ---------  ---------  ---------  ---------  ---------
Revenues..................................  $  58,991  $  71,682  $  29,304  $  31,769  $ 191,746
Gross profit..............................     18,110     19,823      7,664      9,572     55,169
Operating income (loss)...................      5,197      6,732     (1,520)      (688)     9,721
Net income (loss).........................      5,345      7,013       (787)    (2,632)     8,939

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during the years ended December 31, 1994 and 1995 or the fiscal year ended April 26, 1997.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period EPS data presented. The Company intends to adopt SFAS No. 128 in fiscal 1998. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130. "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

                               INDUSTRY OVERVIEW

    The school supply market consists of the sale of non-textbook school supplies, furniture and equipment to school districts, individual schools, teachers and curriculum specialists who purchase products for school and classroom use. According to data collected by the NSSEA, sales of educational supplies and equipment (which is defined by NSSEA as educational products sold by dealers for use by educational institutions or as a supplement to learning outside of the classroom) to the school supply market is approximately $6.1 billion, with over $3.6 billion sold to institutions and $2.5 billion sold to consumers.

    According to the U.S. Department of Education, in all 50 states, there are 15,996 school districts, 108,577 public and private elementary and secondary schools, and 3.1 million teachers. School supply procurement decisions are made at the school district level by administrators and curriculum specialists, at the school level by principals and at the classroom level by teachers. Some school supplies are purchased directly from manufacturers while others are purchased through distributors. The NSSEA study states that there are over 3,400 distributors of school supplies. The majority of these distributors are family- or employee-owned companies with revenues under $20 million that operate in a single region. In addition to School Specialty, only two other companies have a measurable presence in the market, with annual revenues in excess of $130 million. School Specialty believes the demand for timely order fulfillment at competitive prices, combined with the need to invest in automated inventory management systems and electronic ordering systems, is accelerating the trend toward consolidation in the industry.

    The volume of school supplies is directly influenced by the size of the student population. According to the U.S. Department of Education, student enrollment in grades K-12 began growing in 1986, reaching an all-time peak in 1996 with 51.5 million students (1997 data not yet available). Current projections by the U.S. Department of Education indicate that student enrollment will continue to grow to 54.3 million by the year 2006. As a result of these trends, the U.S. Department of Education projects that expenditures in public elementary and secondary schools will rise through the year 2007. In current dollars, expenditures of $272.4 billion in 1997 are projected to increase to $340.7 billion by the year 2001. These projected increases in expenditures include a projected increase in total per pupil spending in current dollars from $5,961 per pupil in 1997 to $7,179 by the year 2001.

                                    BUSINESS

    School Specialty is a Delaware corporation formed in February 1998 to hold the Educational Supplies and Products Division of U.S. Office Products. School Specialty, Inc., a Wisconsin corporation ("Old School") was formed in October 1959, and was acquired by U.S. Office Products in May 1996. U.S. Office Products' Educational Supplies and Products Division also includes Re-Print, which it acquired in July 1996, and which has been in operation since 1921. The specialty product lines, Childcraft, Sax Arts & Crafts and Gresswell, were all acquired by U.S. Office Products in 1997, and have been in operation since 1946, 1945, and 1938, respectively. School Specialty has 1,322 employees in the United States and the United Kingdom, providing service to all 50 states and the United Kingdom. School Specialty's principal offices are located at 1000 North Bluemound Drive, Appleton, Wisconsin 54914, and its telephone number is (920) 734-2756. School Specialty's world wide website is located at http:\\www.schoolspecialty.com. Information contained in this website is not deemed to be a part of this Prospectus.

                               COMPANY STRENGTHS

    School Specialty attributes its strong competitive position to the following key strengths:

    LEADING MARKET POSITION. The Company has developed its leading market position over its 38 year history by emphasizing high quality products, superior order fulfillment and exceptional customer service. School Specialty has developed a group of strong brand names including School Specialty, Re-Print, Childcraft, Sax Arts & Crafts and Gresswell. The Company believes its annual revenues exceed those of its next two largest competitors combined and that its large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

    BROAD PRODUCT LINE. School Specialty's strategy is to provide a full range of high quality products to meet the complete supply needs of pre-K-12 schools and, as a result, currently offers over 32,000 SKUs ranging from classroom supplies to playground equipment. The Company's specialty brands enrich its general product offering and create opportunities to cross merchandise its specialty school supplies to the customers of its general lines. Specialty brands include Childcraft, which sells materials, classroom furniture and equipment such as library shelving, cubbies, easels, desks and play vehicles to the early childhood market; Sax Arts & Crafts, which distributes art supplies such as paint, brushes, paper, ceramics, leather and wood crafts; and Gresswell, which distributes library-related products including supplies, furniture and media display and storage in the United Kingdom. School Specialty offers customers one source for virtually all of their school supply and furniture needs.

    INNOVATIVE TWO-PRONGED DISTRIBUTION. School supply procurement decisions are made at the district and school levels by administrators and principals, and at the classroom level by curriculum specialists and teachers. The Company targets both of these groups, addressing administrative decision makers with a "top down" approach through its 290 person sales force and School Specialty Catalog, and targeting teachers and curriculum specialists with a "bottom up" approach primarily through the 6.3 million Re-Print general supply, Childcraft, Sax Arts & Crafts and Gresswell specialty catalogs mailed each year. School Specialty utilizes its customer database across its family of catalogs to maximize their effectiveness and increase the Company's marketing reach.

    ABILITY TO INTEGRATE ACQUISITIONS. School Specialty has successfully completed the acquisition of 19 companies since 1991, 14 of which have been acquired since May 1996. School Specialty has established an efficient 24 month integration process in which a transition team is assigned to (i) sell or discontinue incompatible business units, (ii) reduce the number of SKUs, (iii) eliminate redundant administrative functions, (iv) integrate the acquired entity's MIS system, and (v) improve buying power. To date, the Company's integration efforts have focused on acquired general products companies. The Company intends to consolidate certain administrative functions at its specialty divisions. The Company believes that through these processes it can generate significant economies of scale and rapidly improve the margins of acquired entities, as well as increase sales by channeling acquired entities' products through its broad distribution network.

    USE OF TECHNOLOGY. The Company believes that through the utilization of technology in areas such as (i) purchasing and inventory management, (ii) customer order fulfillment, and (iii) database management, School Specialty is able to turn inventory more quickly than competitors, offer customers more convenient and cost effective product ordering methods and conduct more precisely targeted sales and marketing campaigns.

    EXPERIENCED MANAGEMENT. School Specialty's management team provides depth and continuity of experience. Management's interests are aligned with those of its shareholders as management's incentive-based compensation is tied to School Specialty's operating profitability.

COMPANY GROWTH STRATEGY

    School Specialty's objective is to further enhance its position as the leading distributor of non-textbook educational supplies through the continued implementation of the following strategies:

    PURSUE ACQUISITIONS AGGRESSIVELY. The Company believes that there are extensive acquisition opportunities among the over 3,400 school distributors in the U.S. The Company intends to pursue two types of acquisitions: (i) general school supply and furniture companies in geographic markets in which the Company has a limited presence, and (ii) specialty companies focusing on disciplines such as physical education, science, technology and music. School Specialty believes it can improve the margins of acquired entities through its efficient integration process to achieve economies of scale. Although the Company is the largest distributor in the industry, its share of the $6.1 billion school supply market is less than 6%, giving the Company substantial growth opportunities.

    IMPROVE PROFITABILITY. School Specialty improved its operating margin from 3.1% in 1993 to 7.3% for the pro forma twelve months ended October 25, 1997. School Specialty believes that there are substantial opportunities to further improve margins by (i) increasing the efficiency of recent acquisitions, (ii) expanding purchasing power and (iii) improving warehousing and distribution.

    PENETRATE NEW MARKETS AND EXPAND CUSTOMER BASE IN EXISTING MARKETS. School Specialty believes that it can increase sales by adding sales representatives in geographic markets in which the Company does not have a significant presence. In addition, the Company believes that it can further increase sales by cross merchandising its specialty supplies to its general supplies customers. Lastly, the Company intends to increase international sales in English-speaking countries.

PRODUCT LINES

    SCHOOL SPECIALTY. The School Specialty Catalog offers a comprehensive selection of classroom supplies, instructional materials, educational games, art supplies, school forms (such as reports, planners and academic calendars), physical education equipment, audio-visual equipment, school furniture, and indoor and outdoor equipment and is targeted to administrative decision makers. School Specialty believes it is the largest school furniture resale source in the United States. School Specialty has been granted exclusive franchises for certain furniture lines in specific territories and School Specialty enjoys significant purchasing power in open furniture lines.

    The Company's specialty brands offer product lines for specific educational disciplines.

    RE-PRINT. Re-Print offers its customers substantially the same products as the School Specialty Catalog but focuses on reaching teachers and curriculum specialists directly through its mail-order catalogs.

    CHILDCRAFT. Childcraft distributes early childhood education products and materials. Childcraft also distributes over 1,000 proprietary or exclusive products manufactured by its Bird-in-Hand Woodworks subsidiary, including wood classroom furniture and equipment such as library shelving, cubbies, easels, desks and play vehicles.

    SAX ARTS & CRAFTS. Sax Arts & Crafts is a leading distributor of art supplies and art instruction materials, including paints, brushes, paper, ceramics, art metals and glass, leather and wood crafts. Sax Arts & Crafts offers customers a toll free "Art Savvy Hotline" staffed with 15 professional artists to respond to customer questions.

    GRESSWELL. Gresswell distributes library-related products in the U.K. including furniture, and media display and storage. Gresswell's dedicated sales and design team helps customers plan, design and install library projects using Computer Assisted Design equipment.

    School Specialty employs merchandising managers who continually review and update the product lines for each operating division. The merchandising managers convene customer focus groups and advisory panels to ascertain whether current offerings are well-received and to anticipate future demand. The merchandising managers also travel to product fairs and conventions seeking out new product lines. This annual review process results in an organic reshaping and expansion of the educational materials being offered by School Specialty.

OPERATIONS

    SALES AND MARKETING

    School Specialty believes it has developed a substantially different sales and marketing model from that of traditional school supply and school furnishings distribution companies in the United States. School Specialty's strategy is to use its position of owning two distribution platforms with which it can approach the school market. School Specialty's 290 sales representatives focus on "top down" selling (through districts, school purchasing authorities and schools), while School Specialty's Re-Print Division uses the "bottom up" approach through its direct mail catalog selling directly to teachers. To further strengthen its position in the market, School Specialty also owns premier specialty education brands (Childcraft, Sax Arts & Crafts, and Gresswell) that have the potential to enrich the general product offering through cross-merchandising.

    School Specialty has a broad customer base and no single customer accounted for more than 2% of sales during fiscal 1997. Schools typically purchase school supplies and furniture based on an established relationship with relatively few suppliers. School Specialty establishes and maintains its relationship with its customers by assigning accounts within a specific geographic territory to a local area sales representative. Additionally, each account is assigned its designated inside customer service representative.

    School Specialty's customer service representatives call on existing customers frequently to ascertian and fulfill their school supply needs. The representatives maintain contact with customers throughout the order cycle and assist in processing orders.

    School Specialty's primary compensation program for sales representatives is based on commissions as a percentage of gross profit on sales. For new and transitioning sales representatives, School Specialty offers salary and expense reimbursement until the representative is moved to a full commission compensation structure.

    School Specialty utilizes direct mail catalogs to reach its broader customer base. School Specialty distributes five major catalogs, one for each of its School Specialty general supply, Re-Print, Childcraft, Gresswell, and Sax Arts & Crafts lines. The catalog distribution calendar is generally the same across all product lines. A major catalog containing all product offerings is distributed toward the end of the calendar year so that it is available for school buyers at the beginning of the year. During the year, various catalog supplements are distributed to coincide with the peak school buying season in June through September and following the return of students to school in the fall.

    The number of catalogs distributed for School Specialty, Re-Print, Childcraft, Gresswell and Sax Arts & Crafts for each of the past three calendar years and projected catalog distribution for 1998 is set out below. The figures set forth below include all books of over 32 pages sent out (or, with respect to 1998, expected to be sent out) during the calendar year but do not include catalogs that were distributed by discontinued operations.

                                                        1995       1996       1997       1998
                                                      ---------  ---------  ---------  ---------
School Specialty Catalog............................    115,000    296,750    450,750    600,000
Re-Print............................................    998,000  1,175,000  2,275,000  3,400,000
Childcraft..........................................  1,583,000  1,308,000  1,360,000  1,728,000
Gresswell...........................................    100,000  180,000(1)   130,000    150,000
Sax Arts & Crafts...................................    750,000    823,000  1,043,500  1,064,000
                                                      ---------  ---------  ---------  ---------
    Total...........................................  3,546,000  3,782,750  5,259,250  6,942,000
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

------------------------

(1) Includes an extra catalog published against a competitive launch.

    Pricing for School Specialty's general and specialty product offerings varies by product and channel of distribution. The Company generally offers a negotiated discount from catalog prices for supplies and responds to quote and bid requests for furniture and equipment. In addition, local sales representatives work with the Company's corporate sales force and school supply buyers to achieve an acceptable pricing structure based upon the mix of products being procured.

    School Specialty distributes products through its distribution centers as well as placing customer orders directly with School Specialty's suppliers. Furniture is generally shipped directly from the manufacturer to the user, bypassing School Specialty's distribution centers.

    PURCHASING AND INVENTORY MANAGEMENT

    School Specialty manages its inventory by continually reviewing daily inventory levels compared to a running 90-day inventory for the previous year, adjusted for incoming orders. School Specialty constantly refines the focus of inventory products through its automated inventory management system to pursue the optimum level of scope and depth of product offered. Every item in each of the various distribution regions is forecasted on a daily basis to account for the anticipated demand curve, current order activity, and available stock as well as the expected lead time from the supplier. The forecast allows inventory purchases to respond quickly to the high seasonal demand while keeping off-season inventory to a minimum. The information systems for all of School Specialty's distribution centers are interconnected to allow transfer of inventory between facilities to fill regional demand. In addition, all orders can be redirected to the distribution center which is the primary stocking location for a product. School Specialty's inventory management results in inventory turnover that management believes is higher than industry turnover rates and reduces the level of discontinued, excess and obsolete inventory compared to businesses acquired by School Specialty.

    School Specialty believes its large size enhances its purchasing power with suppliers and results in lower product costs than most of the Company's competitors. Further, School Specialty believes it can leverage this purchasing power to acquired companies in the future to improve the operating margins for both general supply and specialty businesses. The Company also believes its purchasing power for general supplies should result in improved margins for its specialty businesses.

    Market surveys by Krebs and Company have shown that the primary determinants of customer satisfaction in the educational supply industry are the completeness and accuracy of shipments received and the timeliness of delivery. School Specialty continues to invest in sophisticated computer systems to automate the order taking, inventory allocation and management, and order shipment processes. As a result, School Specialty has been able to provide superior order fulfillment to its customers. In addition, School Specialty has developed OMS, which allows schools to customize their orders and enter them electronically with School Specialty and provides historical usage reports to schools useful for their budgeting process. During the academic year, School Specialty seeks to fill orders within twenty-four hours of receipt of the order at a 95.0% fill rate and a 99.5% order accuracy rate. During the summer months, School Specialty shifts to a production environment and schedules shipments to coincide with the start of the school year. During the summer months, School Specialty's objectives are to meet a 100% fill rate at a 99.5% order accuracy rate. In the aggregate, School Specialty's order fill rate for June, July and August 1997 exceeded 97.0%.

    During the peak shipping season between June 1 and September 30, each of School Specialty's distribution centers contracts with local common carriers to deliver its product to schools and school warehouses. Re-Print and Sax Arts & Craft rely on carriers such as Roadway Package Service, United Parcel Service and the U.S. Postal Service for distribution to customers.

    INFORMATION SYSTEMS

    The Company believes that through the utilization of technology in areas such as (i) purchasing and inventory management, (ii) customer order fulfillment and (iii) database management, School Specialty is able to turn inventory more quickly than competitors, offer customers more convenient and cost effective product ordering methods and conduct more precisely targeted sales and marketing campaigns. School Specialty uses two principal information systems, one for its general distribution and another for its specialty market distribution. In general school supply distribution, School Specialty utilizes a specialized distribution software package used primarily by office products and paper distributors. The software offers a fully integrated process from sales order entry through customer invoicing, and inventory requirements planning through accounts payable. School Specialty's system provides information through daily automatic posting to the general ledger and integrated inventory control. School Specialty has made numerous enhancements to this process that allow greater flexibility in addressing seasonal requirements of the industry and meeting specific customer needs.

    The specialty divisions are moving towards a common mail order system provided by Smith-Gardner & Associates. The Mail-order and Catalog System ("MACS") meets the unique needs of the direct marketing approach with extensive list management and tracking of multiple marketing efforts. The system provides complete and integrated order processing, inventory control, warehouse management, and financial applications.

    Although School Specialty has two principal information systems, these systems integrate general ledger, purchasing and inventory management functions. The software and hardware allow for continued incremental growth as well as the opportunity to integrate new client-server and other technologies into the information systems. Currently, all acquired School Specialty general distribution companies (except one acquired in December 1997) are on the same computer system. The specialty businesses and Re-Print operate on different systems but intend to implement the common MACS system. School Specialty intends to continue to use two principal information systems in its business.

    YEAR 2000 COMPLIANCE

    School Specialty's current information systems as well as those being considered for acquisition by School Specialty's mail order and specialty distribution divisions, currently meet information standards for Year 2000 compliance. School Specialty does not expect that it will incur any material costs and expenses related to bringing its information systems to Year 2000 compliance. See "Risk Factors-- Dependence on Systems".

COMPETITION

    School Specialty operates in a highly competitive environment. The Company's principal competitors are other national and regional school supply distribution companies. School Specialty is also faced with increasing competition from non-traditional alternate channel competitors, such as office products contract stationers and superstores. Among traditional school supply distributors, School Specialty believes that there are only two other companies with sales in excess of $130 million: Beckley-Cardy and the J.L. Hammett Co. School Specialty believes that it competes favorably with these companies on the basis of service and price.

    The market is highly competitive on a regional basis, but School Specialty believes its heaviest competition is coming from alternate channel competitors such as office product contract stationers and superstores. Their primary advantages over School Specialty are size, location, greater financial resources and buying power. Their primary disadvantage is that their product mix covers only 15% to 20% of the school's needs (measured by volume). In addition, the Company's competitors do not offer special order fulfillment software, which School Specialty believes is increasingly important to adequately service school needs. School Specialty believes it competes favorably with these companies on the basis of service and product offering.

EMPLOYEES

    As of December 31, 1997, School Specialty had 1,322 full-time employees, 266 of whom were employed primarily in management and administration, 430 in regional warehouse and distribution operations, and 626 in marketing, sales, order processing, and customer service. To meet the seasonal demands of its customers, School Specialty employs many seasonal employees during the late spring and summer seasons. Historically, School Specialty has been able to meet its requirements for seasonal employment. As of January 12, 1998, approximately 27 of School Specialty's employees were members of the Teamsters Labor Union at Sax Arts & Crafts' New Berlin, Wisconsin facility. School Specialty considers its relations with its employees to be very good.

FACILITIES

    School Specialty's corporate headquarters are located at 1000 North Bluemound Drive, Appleton, Wisconsin, a combined office and warehouse facility of approximately 120,000 square feet. School Specialty's lease on the Appleton headquarters expires on December 31, 2001. School Specialty leases or owns the following distribution facilities.

                                                  APPROXIMATE
                                                    SQUARE        OWNED/           LEASE
LOCATIONS                                           FOOTAGE       LEASED         EXPIRATION
-----------------------------------------------  -------------  -----------  ------------------
Agawam, Massachusetts..........................      163,300         Owned           --
Bethlehem, Pennsylvania........................       25,600        Leased   February 28, 1998
Birmingham, Alabama............................      180,365        Leased   November 20, 2006
Bowling Green, Kentucky........................       42,000        Leased   June 30, 2001
Cary, Illinois.................................       75,767         Owned           --
Enfield, London, England.......................        8,000         Owned           --
Fresno, California.............................       18,480        Leased   December 31, 2001
Hoddesdon, London, England.....................       10,000        Leased   September 1999
Hoddesdon, London, England.....................       10,000        Leased   September 2015
Lancaster, Pennsylvania........................       75,434        Leased   December 31, 2002
Lancaster, Pennsylvania........................      204,105        Leased   February 28, 1999
Mt. Laurel, New Jersey.........................       48,000        Leased   May 31, 1998
New Berlin, Wisconsin..........................       97,500        Leased   March 31, 2002
Oklahoma City, Oklahoma........................       37,340        Leased   July 16, 2001
Pollocksville, North Carolina..................       84,071         Owned           --
Portland, Oregon...............................       30,456        Leased   May 31, 2001
Salina, Kansas.................................      123,000         Owned           --

    The Lancaster, Pennsylvania facility is used for manufacturing and the Salina, Kansas facility is used for production of school forms. In addition, School Specialty has ten sales offices throughout the United States.

    School Specialty believes that its properties are adequate to support its operations for the foreseeable future. School Specialty reviews on a regular basis the consolidation of its facilities.

                         MANAGEMENT OF SCHOOL SPECIALTY

DIRECTORS AND EXECUTIVE OFFICERS

    Following the School Specialty Distribution, it is anticipated that the directors and executive officers of School Specialty will be as follows:

NAME                                            AGE                       POSITION
------------------------------------------      ---      ------------------------------------------
Daniel P. Spalding........................          43   Chairman of the Board and Chief Executive
                                                         Officer
David J. Vander Zanden....................          43   President, Chief Operating Officer, and
                                                         Director*
Donald J. Noskowiak.......................          40   Executive Vice President and Chief
                                                         Financial Officer
Douglas Moskonas..........................          53   Executive Vice President for School
                                                         Specialty Divisions
Melvin D. Hilbrown........................          49   Executive Vice President for Gresswell
Richard H. Nagel..........................          57   Executive Vice President for Sax Arts &
                                                         Crafts
Donald Ray Pate, Jr.......................          35   Executive Vice President for Re-Print
Ronald E. Suchodolski.....................          51   Executive Vice President for Childcraft
Michael J. Killoren.......................          41   Vice President for School Specialty
                                                         Divisions
Jonathan J. Ledecky.......................          40   Director*
Leo C. McKenna............................          64   Director*
Rochelle Lamm Wallach.....................          48   Director*

------------------------

* Messrs. Vander Zanden, Ledecky and McKenna and Ms. Wallach are expected to join the Board of Directors of School Specialty promptly following the School Specialty Distribution.

    DANIEL P. SPALDING became Chairman of the Board and Chief Executive Officer of School Specialty in February 1998. Mr. Spalding has served as President of the Educational Supplies and Products Division of U.S. Office Products since 1996. Prior to that time, he served as President, Chief Executive Officer, and a director of Old School since 1988. Prior to 1988, Mr. Spalding was an officer of JanSport, a manufacturer of sports apparel and backpacking equipment. Mr. Spalding was a co-founder of JanSport, and served as President and Chief Executive Officer from 1977 to 1984. Mr. Spalding has been a director of the National School Supply and Equipment Association since 1992 and completed his term as the association's Chairman in November 1997. Mr. Spalding is Michael J. Killoren's cousin.

    DAVID J. VANDER ZANDEN became the Chief Operating Officer of School Specialty in March 1998. Prior to that time, he served as President of Ariens Company since 1992, a manufacturer of outdoor lawn and garden equipment.

    DONALD J. NOSKOWIAK has served as Chief Financial Officer of School Specialty since 1997. In February 1998, Mr. Noskowiak became an Executive Vice President of School Specialty. He was Vice President, Treasurer and Principal Financial Officer of Old School since 1994. From 1992 through 1994 he was the Corporate Controller of Old School.

    DOUGLAS MOSKONAS joined Old School in 1993 as Vice President of Sales for the Valley Division. Since that time he has served as General Manager for the Valley Division from 1994 through 1996 and was appointed President of School Specialty Distribution in 1997. Prior to joining School Specialty, Mr. Moskonas served as Vice President of Sales for Emmons-Napp Office Products from 1979 through 1993. As of the School Specialty Distribution, Mr. Moskonas is expected to be elected an Executive Vice President of School Specialty for School Specialty Divisions.

    MELVIN D. HILBROWN joined School Specialty as Managing Director of Gresswell with School Specialty's acquisition of Don Gresswell, Ltd. in 1997. He has been Managing Director of Gresswell since 1989. As of the School Specialty Distribution, Mr. Hilbrown is expected to be elected an Executive Vice President of School Specialty for Greswell.

    RICHARD H. NAGEL joined School Specialty with the acquisition of Sax Arts & Crafts in 1997 and serves as President of Sax Arts & Crafts. Mr. Nagel has been with Sax Arts & Crafts since 1975 when he was hired as Assistant General Manager. He was named President of Sax Arts & Crafts in 1990. As of the School Specialty Distribution, Mr. Nagel is expected to be elected an Executive Vice President of School Specialty for Sax Arts & Crafts.

    DONALD RAY PATE, JR. joined School Specialty with the acquisition of The Reprint Corp. in 1996 and serves as President of The Re-Print Corp. Mr. Pate has served as President of The Re-Print Corp. since he acquired it in 1988. As of the School Specialty Distribution, Mr. Pate is expected to be elected an Executive Vice President of School Specialty for Re-Print.

    RONALD E. SUCHODOLSKI joined School Specialty with the acquisition of Childcraft Education Corp. in 1997 and serves as President of Childcraft Education Corp. Mr. Suchodolski has been President of Childcraft Education Corp. since 1995 and was Director of Childcraft's School Division from 1984 through 1989. From 1989 to 1993, Mr. Suchodolski was President of the Judy/Instructo Division of Paramount, and from 1993 through 1995 Mr. Suchodolski served as Senior Vice President of Sales and Marketing for Paramount Publishing's Supplementary Materials Division. As of the School Specialty Distribution, Mr. Suchodolski is expected to be elected an Executive Vice President of School Specialty for Childcraft.

    MICHAEL J. KILLOREN has served as Chief Operating Officer of School Specialty Distribution since 1997. From 1992 to 1997, he was Vice
President/Operations of School Specialty. Mr. Killoren is Daniel P. Spalding's cousin. As of the School Specialty Distribution, Mr. Killoren is expected to be elected an Vice President of School Specialty for School Speciality Divisions.

    JONATHAN J. LEDECKY will serve as a Director of School Specialty as of the Distribution Date. He founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and will serve as its Chairman of the Board until the Distribution Date and served as its Chief Executive Officer until November 5, 1997. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as the Non-Executive Chairman of the Board of UniCapital Corporation since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc., the nation's largest manufacturer of office furniture products. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.

    LEO C. MCKENNA is a self-employed financial consultant working with personal asset management, corporate planning, acquisitions, merger studies, and negotiations. Mr. McKenna is currently a Member of the Board of Life Insurance Company of Boston and New York (Subsidiary of Boston Mutual Life). He is founder and a director of Ledyard National Bank, where he also serves on the Audit Committee. He is also a director of Rosenthal, A.G. USA. He is a director and member of the John Brown Cook Foundation and an overseer and Chairman of the Finance Committee for the Catholic Student Center at Dartmouth.

    ROCHELLE LAMM WALLACH is President of Strong Advisory Services, a division of Strong Capital Management. Ms. Wallach joined Strong Capital Management in 1994. Prior to that time, she was Chief Operating Officer of AAL Capital Management, a mutual fund manager which she founded in 1986.

    The Company intends to name two additional independent directors after the effective date of the Distribution.

COMMITTEES OF THE BOARD

    The School Specialty Board will create an Audit Committee effective immediately following the effective date of the Offering. The Audit Committee is charged with reviewing School Specialty's annual audit and meeting with School Specialty's independent accountants to review School Specialty's internal controls and financial management practices.

    The School Specialty Board will create a Compensation Committee effective immediately following the effective date of the Offering. The Compensation Committee is charged with determining the compensation of executive officers of School Specialty and administering any stock option plan School Specialty may adopt.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by School Specialty for services rendered during the year ended April 26, 1997 to the Chief Executive Officer and to each of the four other most highly compensated officers of School Specialty (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                                                  LONG TERM
                                         --------------------   COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY      BONUS      OPTIONS(#)      COMPENSATION
---------------------------------------  ---------  ---------  ---------------  ---------------
Daniel P. Spalding.....................  $ 178,846     --            --               --
  Chairman of the Board, CEO and
  Director
Ronald E. Suchodolski(1)...............    141,535  $  30,000        --               --
  President, Childcraft
Richard H. Nagel(1)(2).................    118,000     29,500        --            $  32,000
  President, Sax Arts & Crafts
Donald Ray Pate, Jr....................    220,901     --            --               --
  President, Re-Print
Douglas Moskonas.......................     97,266     44,500        15,000           --
  President, School Specialty Division

------------------------

(1) Mr. Suchodolski and Mr. Nagel joined School Specialty in May and July 1997, respectively. The compensation information included in this table reflects the compensation received when employed by predecessor companies.

(2) Other compensation refers to Mr. Nagel's automobile allowance and stay-bonus compensation received by his prior employer.

    The following table sets forth certain information regarding options to acquire U.S. Office Products Common Stock granted to the Named Officers during the year ended April 26, 1997. As described above, all options were generated by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire School Specialty Common Stock in connection with the School Specialty Distribution. No options to acquire securities of School Specialty were granted to or held by the Named Officers in the year ended April 26, 1997. See "The Spin-Off from U.S. Office Products".

              OPTIONS GRANTED IN FISCAL YEAR ENDED APRIL 26, 1997

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF
                                                        PERCENT OF                                    STOCK PRICE
                                                       TOTAL OPTIONS                                APPRECIATION FOR
                                                        GRANTED TO                                   OPTION TERM(3)
                                          OPTIONS      EMPLOYEES IN      EXERCISE    EXPIRATION   --------------------
NAME                                    GRANTED(1)    FISCAL YEAR(2)       PRICE        DATE         5%         10%
--------------------------------------  -----------  -----------------  -----------  -----------  ---------  ---------
Daniel P. Spalding (4)................      --                 0.0%      $  --           --       $  --      $  --
Ronald E. Suchodolski(5)..............      --                 0.0%         --           --          --         --
Richard H. Nagel(6)...................      --                 0.0%         --           --          --         --
Donald Ray Pate, Jr...................      --                 0.0%         --           --          --         --
Douglas Moskonas(7)...................      15,000             6.0%      $   26.58    5/13/2006     250,740    635,425

------------------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the Incentive Plan.

(2) Total options granted refers to options to acquire U.S. Office Products Common Stock given to all employees of the Educational Supplies and Products Division of U.S. Office Products during fiscal 1997.

(3) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

(4) After the end of the fiscal year, Daniel P. Spalding was granted 150,000 options at an exercise price of $15.17, which expire on April 28, 2007.

(5) After the end of the fiscal year, Ronald E. Suchodolski was granted 20,000 options at an exercise price of $18.00, which expire on December 12, 2007.

(6) After the end of the fiscal year, Richard H. Nagel was granted 20,000 options at an exercise price of $18.00, which expire on December 12, 2007.

(7) After the end of the fiscal year, Douglas Moskonas was granted 20,000 options at an exercise price of $18.00, which expire on December 12, 2007.

    The following table sets forth certain information regarding unexercised options held by the Named Officers at April 26, 1997. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire shares of School Specialty Common Stock in connection with the Distribution. See "The Spin-Off from U.S. Office Products".

             AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED 1997
                    AND FISCAL YEAR ENDED 1997 OPTION VALUES

                                                                       NUMBER UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                                            OPTIONS               MONEY (3) OPTIONS AT FISCAL
                                    SHARES                         HELD AT APRIL 26, 1997(#)             YEAR END($)(4)
                                  ACQUIRED ON        VALUE       ------------------------------  ------------------------------
NAME                            EXERCISE(#)(1)   REALIZED($)(2)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------  ---------------  --------------  -------------  ---------------  -------------  ---------------
Daniel P. Spalding............        --           $   --             --              --           $  --           $  --
Ronald E. Suchodolski.........        --               --             --              --              --              --
Richard H. Nagel..............        --               --             --              --              --              --
Donald Ray Pate, Jr...........        --               --             --              --              --              --
Douglas Moskonas..............        --               --             --            15,000            --              --

------------------------

(1) Represents the number of shares received upon exercise or, if no shares were received, the number of shares with respect to which options were exercised.

(2) The value of exercised options represents the difference between the exercise price of such options and the closing market price of U.S. Office Products Common Stock on the date of exercise.

(3) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.

(4) The value of unexercised options represents the difference between the exercise price of such options and $15.08, the closing market price of U.S. Office Products' Common Stock at April 26, 1997.

EMPLOYEE STOCK OPTION PLAN

    School Specialty expects to adopt an employee stock option plan at approximately the time of the School Specialty Distribution. The terms of the plan and the initial amount of options have not yet been approved but School Specialty currently expects that options for up to 7.5% of the issued and outstanding capital stock of School Specialty will be granted to senior management concurrent with the School Specialty Distribution. Option prices will not exceed the market price of School Specialty Common Stock on the respective dates of grant.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

    School Specialty expects to grant non-management directors         options
to purchase School Specialty Common Stock for each year of service.
Non-management directors will be paid $    for each meeting attended and will
also be reimbursed for all out-of-pocket expenses related to their service as directors.

    Jonathan J. Ledecky entered into a services agreement (the "Ledecky Services Agreement") with U.S. Office Products on January 13, 1998, to become effective on the date of the School Specialty Distribution and contingent on the consummation of the Distributions. The agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his November 4, 1997 employment agreement with U.S. Office Products.

    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products and also provides certain benefits and obligations with respect to School Specialty and the other Spin-Off Companies. Under the Ledecky Services Agreement, Mr. Ledecky will remain an employee of U.S. Office Products, at an annual salary of $48,000, through June 30, 2001, with the contract terminable only if he violates the non-competition provision of the Ledecky Services Agreement.

    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions, until the fourth anniversary of the date of the School Specialty Distribution. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products and the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where any U.S. Office Products Company conducts business. (For this purpose, "products or services" are those in effect as of January 13, 1998.) The Ledecky Services Agreement prohibits calling upon managerial employees of the U.S. Office Products Companies to hire them away and Mr. Ledecky from calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky is also barred from hiring away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. The Ledecky Services Agreement includes Mr. Ledecky's agreement that four years is a reasonable period of time for this provision and that U.S. Office Products will assign to School Specialty and the other Spin-Off Companies the ability to enforce the non-competition provisions described above as to their own businesses.

    Under the Ledecky Services Agreement, the Board of Directors of U.S. Office Products has agreed that Mr. Ledecky will receive stock options for School Specialty Common Stock from School Specialty as of the date of the School Specialty Distribution. The Board of Directors of U.S. Office Products intends the options to be compensation for Mr. Ledecky's services to School Specialty as a director, and certain services as an employee. The options will cover up to 7.5% of the outstanding School Specialty Common Stock determined as of the Distribution Date, with no anti-dilution provisions in the event of issuance of additional shares of School Specialty Common Stock (other than with respect to stock splits or reverse stock splits). The options will have a per share exercise price equal to the price of the first trade (the "Initial Trading Price") on the day School Specialty's Common Stock is first publicly traded (the "First Trade Date").

    It is expected that Mr. Ledecky's options will become fully exercisable as to two-thirds of the shares it covers as of the 12-month anniversary of the First Trade Date. The remainder of the options will become exercisable as follows: (i) as of the 18-month anniversary of the First Trade Date if the average closing trading price over the 15 business days preceding that anniversary date exceeds the Initial Trading Price (with the prices adjusted for stock splits or reverse stock splits or other corporate events that cause School Specialty to adjust substantially all outstanding options) by at least 25% or
(ii) as of the sixth anniversary of the First Trade Date if the clause (i) condition is not met and Mr. Ledecky is still employed by U.S. Office Products at that anniversary. Option exercisability will accelerate if Mr. Ledecky dies before the options expire or if and to the extent that School Specialty accelerates the exercise schedule of options for substantially all management option holders. All unexercised portions of the options will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with School Specialty.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

    School Specialty has entered into employment agreements with the following three of its Named Officers that will continue after the School Specialty
Distribution: Daniel P. Spalding (Chairman and Chief Executive Officer), Donald Ray Pate, Jr. (Executive Vice President and President of Re-Print), and Richard
H. Nagel (Executive Vice President and President of Sax Arts & Crafts). After the School Specialty Distribution, the Company intends to enter into an employment agreement with David J. Vander Zanden (President and Chief Operating Officer), that will take effect upon the commencement of his employment in March 1998.

    Daniel P. Spalding, Chief Executive Officer of School Specialty, entered into an employment contract with Old School on April 29, 1996. The contract has an initial term of four years but, unless terminated, is automatically extended at the end of each of the last three years of the initial term for another year. Mr. Spalding receives a base salary of $180,000 and participates in an incentive bonus plan which provides for an annual bonus up to 100% of base salary upon the attainment of profit and revenue objectives. Following the termination of his employment for any reason, Mr. Spalding has agreed not to compete with School Specialty for a period equal to the longer of two years or, in the case of early termination, the years remaining on his contract. If Mr. Spalding is terminated without cause, as defined in the contract, he is entitled to his entire base salary for the years remaining on the contract. In addition, Mr. Spalding may terminate his contract for good cause (e.g., a material, adverse change in his position or responsibilities or any material breach on the part of School Specialty) or within five days of a change in control of School Specialty. The contract defines a change of control to mean: (i) the acquisition of beneficial ownership of 50% or more of voting securities of School Specialty by any person other than U.S. Office Products; (ii) a loss of majority status by the combination of members of U.S. Office Products' Board at the time of its initial public offering and any Board members installed by a two-thirds vote of the then-present initial Directors or any Directors subsequently installed by them; (iii) any reorganization of U.S. Office Products unless 75% of the beneficial ownership of U.S. Office Products voting securities remains in the same hands; or (iv) U.S. Office Products or more than 49% of its assets are liquidated.

    David J. Vander Zanden will become President and Chief Operating Officer in March 1998. School Specialty expects to enter into an employment contract with Mr. Vander Zanden with an initial term of two years, with automatic two year extensions unless School Specialty or Mr. Vander Zanden gives 90 days written notice of either party's intent not to renew. School Specialty expects that Mr. Vander Zanden's employment contract will provide for a base salary of $225,000 and participation in an incentive bonus plan based upon the attainment of profit and revenue objectives. School Specialty also expects that Mr. Vander Zanden's employment contract will contain a covenant not to compete upon termination of the agreement, and provide Mr. Vander Zanden the right to terminate the agreement upon a change of control in School Specialty, with change of control to be defined in the agreement. School Specialty also expects to grant options to Mr. Vander Zanden on or shortly after the Distribution.

    Donald Ray Pate, Jr., serves as President of Re-Print and entered into an employment contract with Re-Print on July 26, 1996 to serve as its President. The contract runs for four years but provides for two automatic one-year extensions unless Re-Print gives 60 days written notice of its intent not to renew. Mr. Pate's annual base salary is $125,000, and he participates in an executive compensation program developed by U.S. Office Products. Following the termination of his employment for any reason, Mr. Pate has agreed not to compete with Re-Print for the longer of two years or until the end of the contractual term. If Mr. Pate is terminated without cause, he is entitled to receive his base salary for three months or until the end of the initial contractual term, whichever period is greater.

    Richard H. Nagel, President of Sax Arts & Crafts, entered into a four-year employment contract with Sax Arts & Crafts on June 27, 1997 to serve as its President. Mr. Nagel's annual base salary is $125,000, and he participates in School Specialty's management bonus program. Following the termination of his employment for any reason, Mr. Nagel has agreed not to compete with Sax Arts & Crafts for one year. If Mr. Nagel is terminated without cause, he is entitled to receive his base salary for one year or until the end of the contractual term, whichever period is lesser.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The School Specialty Board will create a Compensation Committee, immediately following the Offering. The Compensation Committee will be charged with determining the compensation of all executive officers. Until the Compensation Committee of the School Specialty Board is created, decisions regarding compensation of the executive officers will be made by the School Specialty Board. No member of the School Specialty Board has ever been an officer of School Specialty or any of its subsidiaries, except that Mr. Spalding is the Chief Executive Officer of School Specialty. In addition, Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be the Chairman of U.S. Office Products until the Distribution Date.

                           RELATED PARTY TRANSACTIONS

    On April 29, 1996, U.S. Office Products acquired Old School through a merger in which 2,307,693 shares of U.S. Office Products Common Stock were issued as consideration. Current officers of School Specialty who received shares of U.S. Office Products Common Stock in the transaction include Daniel P. Spalding (309,766 shares, and an additional 30,018 through an IRA for his benefit), Michael J. Killoren (27,018 shares), and Donald J. Noskowiak (27,018 shares). In addition, John S. Spalding (Daniel P. Spalding's father) received 661 shares and an additional 60,034 through an IRA for his benefit, the Patricia M. Spalding Revocable Trust received 70,923 shares, Joanne Lee Killoren received 60,304 shares, Donald Killoren (Michael J. Killoren's father) received 60,778 shares and Leo C. McKenna received 278,005 shares.

    U.S. Office Products acquired Re-Print on July 26, 1996 through a reverse merger in which it issued 1,950,000 shares of U.S. Office Products Common Stock as consideration. In that transaction, Donald Ray Pate, Jr., President of Re-Print, received 1,076,028 shares of U.S. Office Products Common Stock for his interest in Re-Print. Other shareholders related to Mr. Pate who received shares of U.S. Office Products Common Stock in the merger were Celita Pate Carmichael (30,240 shares), Phillip S. Pate (85,351 shares), Richard K. Pate (73,921 shares), and Mary K. Pate (116,505 shares).

    School Specialty's main office and warehouse facility, a 120,000 square foot building located in Appleton, Wisconsin, is leased from Bluemound Corporation. John S. Spalding, a former member of the Board of Old School and the father of Daniel P. Spalding, Chairman of the Board and Chief Executive Officer of School Specialty, holds a one-third stake in Bluemound. Donald Killoren, father of Michael J. Killoren, an officer of School Specialty, also holds a one-third stake in Bluemound. The lease provides for annual payments of $196,000 through December 31, 2001.

    For a discussion of matters related to the spin-off of the Company from U.S. Office Products, see "The Spin-Off From U.S. Office Products".

    For a discussion of transactions between the Company and Mr. Ledecky, see "Management-- Director Compensation and Other Arrangements".

                   PRINCIPAL STOCKHOLDERS OF SCHOOL SPECIALTY

    The following table sets forth the number and percentage of outstanding shares of School Specialty Common Stock that are beneficially owned by (i) all persons known by School Specialty to own beneficially more than 5% of U.S. Office Products Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. The table reflects shares of U.S. Office Products Common Stock owned as of February 12, 1998 after giving effect to the School Specialty Distribution (assuming one share of Company Common Stock is distributed for each share of U.S. Office Products Common Stock). Except as otherwise indicated, the business address of each of the following is 1000 North Bluemound Drive, Appleton, Wisconsin 54914.

                                                                                                      PERCENT
                                                                                              ------------------------
                                                                                               PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                               NUMBER      OFFERING     OFFERING
-------------------------------------------------------------------------------  -----------  -----------  -----------
Daniel P. Spalding (1).........................................................      200,299       *
Ronald Suchodolski.............................................................            0           0
Jonathan J. Ledecky(2).........................................................    2,428,125         1.7%
Richard H. Nagel...............................................................            0           0
Donald Ray Pate, Jr............................................................    1,076,028       *
Douglas Moskonas(3)............................................................        7,500       *
Leo C. McKenna.................................................................       13,088       *
All current executive officers and directors as a group (12 persons)...........    3,756,128         3.4%

5% STOCKHOLDERS
FMR Corp.(4)...................................................................   15,754,406        11.2
  82 Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services Company(4)....................................    8,262,886         5.9
  500 Boylston Street
  Boston, MA 02116

------------------------

*   Less than 1%.

(1) Includes 37,500 shares which may be acquired upon exercise of options exercisable within 60 days following the School Specialty Distribution.

(2) Does not include Mr. Ledecky's options described under "Management of School Specialty-- Director Compensation and Other Arrangements", none of which are exercisable within the next twelve months.

(3) Includes 7,500 shares which may be acquired upon exercise of options exercisable within 60 days following the School Specialty Distribution.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC").

                 DESCRIPTION OF SCHOOL SPECIALTY CAPITAL STOCK

GENERAL

    Set forth below is a summary of the terms of School Specialty's Capital Stock. At the time of the School Specialty Distribution, the Company's authorized capital stock will consist of 150,000,000 shares of School Specialty Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At the time of the School Specialty Distribution, the Company is expected to have outstanding
approximately       shares of School Specialty Common Stock and no shares of
Preferred Stock.

COMMON STOCK

    The holders of School Specialty Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of School Specialty Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy". The holders of School Specialty Common Stock are entitled to share ratably in the net assets of School Specialty upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of School Specialty Common Stock have no preemptive rights to purchase shares of stock of School Specialty. Shares of School Specialty Common Stock are not subject to any redemption provisions and are not convertible into any other securities of School Specialty. All of the shares of School Specialty Common Stock to be distributed pursuant to the Distribution will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the School Specialty Board of Directors as shares of one or more classes or series. Subject to the provisions of School Specialty's Certificate of Incorporation and limitations prescribed by law, the School Specialty Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. School Specialty has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the School Specialty Board of Directors to render more difficult or to discourage an attempt to obtain control of School Specialty by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of School Specialty's management. The issuance of shares of the Preferred Stock pursuant to the School Specialty Board of Directors' authority described above may adversely affect the rights of the holders of School Specialty Common Stock. For example, Preferred Stock issued by School Specialty may rank prior to School Specialty Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of School Specialty Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for School Specialty Common Stock or may otherwise adversely affect the market price of School Specialty Common Stock.

OTHER CHARTER AND BY LAWS PROVISIONS

    School Specialty's Board of Directors is considering the adoption of certain take-over defense measures, including but not limited to a shareholders' rights plan and a staggered board. The School Specialty Board expects to complete such consideration prior to the Offering.

STATUTORY BUSINESS COMBINATION PROVISION

    School Specialty is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. School Specialty has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to School Specialty's Certificate of Incorporation and under Delaware law, directors of School Specialty are not liable to School Specialty or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    School Specialty has not yet appointed a Transfer Agent and Registrar for the School Specialty Common Stock but expects to do so prior to the School Specialty Distribution.

                                    EXPERTS

    The financial statements included in this Prospectus (except as they relate to the unaudited interim periods) have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                               VALIDITY OF SHARES

    The validity of shares of School Specialty Common Stock offered hereby will be passed upon on behalf of School Specialty and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C. and on behalf of the Underwriters by Sullivan & Cromwell, Washington, D.C.

                             ADDITIONAL INFORMATION

    School Specialty has filed with the SEC a Registration Statement on Form S-1 (including exhibits, schedules, and amendments thereto, the "School Specialty Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to School Specialty Common Stock. This Prospectus, while forming a part of the School Specialty Form S-1, does not contain all of the information set forth in the School Specialty Form S-1. Reference is hereby made to the School Specialty Form S-1 for further information with respect to School Specialty. Statements contained herein concerning the provisions of documents filed as exhibits to the School Specialty Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    The School Specialty Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov.

    Following the School Specialty Distribution, School Specialty will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.

    School Specialty intends to furnish its stockholders annual reports containing financial statements audited by its independent auditor. School Specialty does not intend to furnish its stockholders quarterly reports.

    Holders of School Specialty Common Stock having inquiries related to their investment in School Specialty should contact Daniel P. Spalding, Chief Executive Officer, at 1000 North Bluemound Drive, P.O. Box 1579, Appleton, Wisconsin 54914, telephone (920) 734-2756.

                             SCHOOL SPECIALTY, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                          -----
SCHOOL SPECIALTY, INC.
    Introduction to Pro Forma Financial Information..................................         F-2
    Pro Forma Combined Balance Sheet as of October 25, 1997 (unaudited)..............         F-4
    Pro Forma Combined Statement of Income for the six months ended October 25, 1997
     (unaudited).....................................................................         F-5
    Pro Forma Combined Statement of Income for the six months ended October 26, 1996
     (unaudited).....................................................................         F-6
    Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
     (unaudited).....................................................................         F-7
    Notes to Pro Forma Combined Financial Statements.................................         F-8
    Report of Price Waterhouse LLP, Independent Accountants..........................         F-9
    Report of Ernst & Young LLP, Independent Auditors................................        F-10
    Report of BDO Seidman, LLP, Independent Auditors.................................        F-11
    Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and October 25,
     1997 (unaudited)................................................................        F-12
    Consolidated Statement of Operations for the years ended December 31, 1994 and
     1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996 (unaudited) and October 25, 1997
     (unaudited).....................................................................        F-13
    Consolidated Statement of Stockholder's (Deficit) Equity for the years ended
     December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 25, 1997
     (unaudited).....................................................................        F-14
    Consolidated Statement of Cash Flows for the years ended December 31, 1994 and
     1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996 (unaudited) and October 25, 1997
     (unaudited).....................................................................        F-15
    Notes to Consolidated Financial Statements.......................................        F-17

AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND SUBSIDIARY
  Report of Altschuler, Melvoin and Glasser LLP, Independent Accountants.............        F-31
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
    (unaudited)......................................................................        F-32
  Consolidated Statement of Operations for the years ended December 31, 1995 and 1996
    and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)....        F-33
  Consolidated Statement of Changes in Shareholders' Equity for the years ended
    December 31, 1995 and 1996 and the nine months ended September 30, 1997
    (unaudited)......................................................................        F-34
  Consolidated Statement of Cash Flows for the years ended December 31, 1995 and 1996
    and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)....        F-35
  Notes to the Consolidated Financial Statements.....................................        F-36

SAX ARTS & CRAFTS, INC.
  Report of Price Waterhouse LLP, Independent Accountants............................        F-41
  Balance Sheets as of December 16, 1995, and December 25, 1996 and June 29, 1997
    (unaudited)......................................................................        F-42
  Statement of Operations for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 and the six months ended June 30, 1996 (unaudited) and June
    29, 1997 (unaudited).............................................................        F-43
  Statement of Shareholders' Equity for the years ended December 17, 1994, December
    16, 1995 and December 25, 1996 and the six months ended June 29, 1997
    (unaudited)......................................................................        F-44
  Statement of Cash Flows for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 and the six months ended June 30, 1996 (unaudited) and June
    29, 1997 (unaudited).............................................................        F-45
  Notes to Financial Statements......................................................        F-46

                             SCHOOL SPECIALTY, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to the spin-off of School Specialty, Inc., a Delaware corporation (the "Company"), formerly the Educational Supplies and Products Division (the "Education Division") of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products shareholders (the "Distribution") and acquisitions completed through March 5, 1998.

    The pro forma combined balance sheet gives effect to the Distribution and the acquisition of American Academic Suppliers Holding Corporation and Subsidiary ("American Academic") by the Company after October 25, 1997, as if both transactions had occurred as of the Company's most recent balance sheet date, October 25, 1997.

    The pro forma combined statement of income for the fiscal year ended April 26, 1997 gives effect to (i) the Distribution; (ii) the acquisitions of six individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ended April 26, 1997 (the "Fiscal 1997 Purchase Acquisitions"); and (iii) the acquisitions of Childcraft Education Corp., Sax Arts & Crafts, Inc. ("Sax Arts & Crafts"), American Academic and four other individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the year ended April 26, 1997 includes (i) the audited financial information of the Company for the year ended April 26, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through their respective dates of acquisitions; and
(iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statement of income for the six months ended October 25, 1997 gives effect to the Distribution and the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the six months ended October 25, 1997 includes the unaudited financial information of the Company for the six months ended October 25, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or October 25, 1997.

    The pro forma combined statement of income for the six months ended October 26, 1996 gives effect to (i) the Distribution; (ii) the Fiscal 1997 Purchase Acquisitions; and (iii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the six months ended October 26, 1996 includes (i) the unaudited financial information of the Company for the six months ended October 26, 1996;
(ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through the earlier of their respective dates of acquisition or October 26, 1996; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through October 26, 1996.

    The historical financial statements of the Company give retroactive effect to the results of School Specialty, Inc., a Wisconsin corporation, and The Re-Print Corporation, which were acquired by the Education Division during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting,

                             SCHOOL SPECIALTY, INC.

                                  (UNAUDITED)

finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and size of acquisitions and number of employees. Although the Company expects that it will incur some additional corporate management and other costs in connection with being an independent public company, management does not expect such costs to exceed the allocated corporate overheads reflected in the historical financial statements. Accordingly, neither the elimination of the allocated corporate overheads nor the anticipated costs have been included in the pro forma combined financial information of the Company.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations that would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                             SCHOOL SPECIALTY, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                OCTOBER 25, 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                       SCHOOL
                                     SPECIALTY,     AMERICAN      PRO FORMA     PRO FORMA
                                        INC.        ACADEMIC     ADJUSTMENTS    COMBINED
                                   --------------  -----------  -------------  -----------
                                          ASSETS
Current assets:
  Cash and cash equivalents......    $              $      10     $     (10)(b)  $
  Accounts receivable, net.......        71,410         9,037                      80,447
  Inventory......................        29,118         1,985                      31,103
  Prepaid and other current
    assets.......................         7,842           267                       8,109
                                   --------------  -----------  -------------  -----------
      Total current assets.......       108,370        11,299           (10)      119,659

Property and equipment, net......        19,377         2,830                      22,207
Intangible assets, net...........        71,525         4,024        18,325(a)     93,874
Other assets.....................         2,032                                     2,032
                                   --------------  -----------  -------------  -----------
      Total assets...............    $  201,304     $  18,153     $  18,315     $ 237,772
                                   --------------  -----------  -------------  -----------
                                   --------------  -----------  -------------  -----------

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short term debt................    $      273     $   7,543     $  (7,553)(b)  $     263
  Short-term Payable to U.S.
    Office Products..............        31,356                     (31,356)(b)
  Accounts payable...............        19,555         2,993                      22,548
  Accrued compensation...........         4,276                                     4,276
  Other accrued liabilities......         8,972         2,142                      11,114
                                   --------------  -----------  -------------  -----------
      Total current
        liabilities..............        64,432        12,678       (38,909)       38,201

Long-term debt...................           457                      79,280(b)     79,737
Long-term Payable to U.S. Office
  Products.......................       103,306                      23,800(a)
                                                                   (127,106)(b)
                                   --------------  -----------  -------------  -----------
      Total liabilities..........       168,195        12,678       (62,935)      117,938

Stockholder's equity:
  Divisional equity..............        23,551                      86,725(b)    110,276
  Retained earnings..............         9,558                                     9,558
  Equity in Purchased Company....                       5,475        (5,475)(a)
                                   --------------  -----------  -------------  -----------
      Total stockholder's
        equity...................        33,109         5,475        81,250       119,834
                                   --------------  -----------  -------------  -----------
      Total liabilities and
        stockholder's equity.....    $  201,304     $  18,153     $  18,315     $ 237,772
                                   --------------  -----------  -------------  -----------
                                   --------------  -----------  -------------  -----------

       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                    INDIVIDUALLY
                                                                    INSIGNIFICANT
                                SCHOOL         SAX                   FISCAL 1998
                              SPECIALTY,     ARTS &     AMERICAN      PURCHASE       PRO FORMA     PRO FORMA
                                 INC.        CRAFTS     ACADEMIC    ACQUISITIONS    ADJUSTMENTS    COMBINED
                            --------------  ---------  -----------  -------------  -------------  -----------
Revenues..................    $  198,490    $   7,764   $  34,076     $  10,789      $             $ 251,119
Cost of revenues..........       138,781        4,494      24,610         7,489                      175,374
                            --------------  ---------  -----------  -------------  -------------  -----------
    Gross profit..........        59,709        3,270       9,466         3,300                       75,745

Selling, general and
  administrative
  expenses................        34,911        1,779       6,023         2,339                       45,052
Amortization expense......           771                                                   446(d)      1,217
                            --------------  ---------  -----------  -------------  -------------  -----------
    Operating income......        24,027        1,491       3,443           961           (446)       29,476

Other (income) expense:
  Interest expense........         1,570          100         400            38          1,772(f)      3,880
  Interest income.........          (104)                                    (5)           109(f)
  Other...................             3           (2)                       58                           59
                            --------------  ---------  -----------  -------------  -------------  -----------
Income before provision
  for income taxes........        22,558        1,393       3,043           870         (2,327)       25,537
Provision for income
  taxes...................        10,151          539         974            29             54(g)     11,747
                            --------------  ---------  -----------  -------------  -------------  -----------
Net income................    $   12,407    $     854   $   2,069     $     841      $  (2,381)    $  13,790
                            --------------  ---------  -----------  -------------  -------------  -----------
                            --------------  ---------  -----------  -------------  -------------  -----------

Pro forma weighted average
  shares outstanding......                                                                            95,963(h)
Pro forma net income per
  share...................                                                                         $    0.14
                                                                                                  -----------
                                                                                                  -----------

       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 26, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                    INDIVIDUALLY   INDIVIDUALLY
                                                                                    INSIGNIFICANT  INSIGNIFICANT
                                                SCHOOL         SAX                   FISCAL 1998    FISCAL 1997
                                              SPECIALTY,     ARTS &     AMERICAN      PURCHASE       PURCHASE       PRO FORMA
                                                 INC.        CRAFTS     ACADEMIC    ACQUISITIONS   ACQUISITIONS    ADJUSTMENTS
                                            --------------  ---------  -----------  -------------  -------------  -------------
Revenues..................................    $  130,673    $  23,293   $  28,499     $  37,536      $  14,820      $
Cost of revenues..........................        92,740       13,482      20,615        23,953         11,368
                                            --------------  ---------  -----------  -------------  -------------  -------------
Gross profit..............................        37,933        9,811       7,884        13,583          3,452
Selling, general and administrative
  expenses................................        23,983        5,339       5,074         9,406          3,312           (124)(c)
Amortization expense......................           229                                                                  975(d)
Non-recurring acquisition costs...........         1,792                                                               (1,792)(e)
                                            --------------  ---------  -----------  -------------  -------------  -------------
Operating income..........................        11,929        4,472       2,810         4,177            140            941
Other (income) expense:
Interest expense..........................         1,725          300         400            69            176          1,210(f)
Interest income...........................           (24)                                   (27)                           51(f)
Other.....................................            40           (8)                       51            (10)
                                            --------------  ---------  -----------  -------------  -------------  -------------
Income before provision for income
  taxes...................................        10,188        4,180       2,410         4,084            (26)          (320)
Provision for income taxes................        (2,170)       1,618                        87            111          9,791(g)
                                            --------------  ---------  -----------  -------------  -------------  -------------
Net income................................    $   12,358    $   2,562   $   2,410     $   3,997      $    (137)     $ (10,111)
                                            --------------  ---------  -----------  -------------  -------------  -------------
                                            --------------  ---------  -----------  -------------  -------------  -------------
Pro forma weighted average shares
  outstanding.............................
Pro forma net income per share............


                                             PRO FORMA
                                             COMBINED
                                            -----------
Revenues..................................   $ 234,821
Cost of revenues..........................     162,158
                                            -----------
Gross profit..............................      72,663
Selling, general and administrative
  expenses................................      46,990
Amortization expense......................       1,204
Non-recurring acquisition costs...........
                                            -----------
Operating income..........................      24,469
Other (income) expense:
Interest expense..........................       3,880
Interest income...........................
Other.....................................          73
                                            -----------
Income before provision for income
  taxes...................................      20,516
Provision for income taxes................       9,437
                                            -----------
Net income................................   $  11,079
                                            -----------
                                            -----------
Pro forma weighted average shares
  outstanding.............................      95,963(h)
Pro forma net income per share............   $    0.12
                                            -----------
                                            -----------

       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                 INDIVIDUALLY   INDIVIDUALLY
                                                                                 INSIGNIFICANT  INSIGNIFICANT
                                             SCHOOL         SAX                   FISCAL 1998    FISCAL 1997
                                           SPECIALTY,     ARTS &     AMERICAN      PURCHASE       PURCHASE       PRO FORMA
                                              INC.        CRAFTS     ACADEMIC    ACQUISITIONS   ACQUISITIONS    ADJUSTMENTS
                                         --------------  ---------  -----------  -------------  -------------  -------------
Revenues...............................    $  191,746    $  34,542   $  40,563     $  57,875      $  14,820      $
Cost of revenues.......................       136,577       20,067      29,608        37,707         11,368
                                         --------------  ---------  -----------  -------------  -------------  -------------
    Gross profit.......................        55,169       14,475      10,955        20,168          3,452

Selling, general and administrative
  expenses.............................        42,896        9,698       8,102        16,949          3,313           (124)(c)
Amortization expense...................           566                                                                1,839(d)
Non-recurring acquisition costs........         1,792                                                               (1,792)(e)
Restructuring costs....................           194
                                         --------------  ---------  -----------  -------------  -------------  -------------
    Operating income...................         9,721        4,777       2,853         3,219            139             77

Other (income) expense:
  Interest expense.....................         2,550          474         850           234            176          2,756(f)
  Interest income......................                                                  (45)                           45(f)
  Other................................          (196)         (33)                       81            (11)
                                         --------------  ---------  -----------  -------------  -------------  -------------
Income (Loss) before provision for
  income taxes.........................         7,367        4,336       2,003         2,949            (26)        (2,724)
Provision for income taxes.............        (1,572)       1,664         681           140            111          5,372(g)
                                         --------------  ---------  -----------  -------------  -------------  -------------
Net (Loss) income......................    $    8,939    $   2,672   $   1,322     $   2,809      $    (137)     $  (8,096)
                                         --------------  ---------  -----------  -------------  -------------  -------------
                                         --------------  ---------  -----------  -------------  -------------  -------------

Pro forma weighted average shares
  outstanding..........................
Pro forma net income per share.........


                                             PRO
                                            FORMA
                                          COMBINED
                                         -----------
Revenues...............................   $ 339,546
Cost of revenues.......................     235,327
                                         -----------
    Gross profit.......................     104,219
Selling, general and administrative
  expenses.............................      80,834
Amortization expense...................       2,405
Non-recurring acquisition costs........
Restructuring costs....................         194
                                         -----------
    Operating income...................      20,786
Other (income) expense:
  Interest expense.....................       7,040
  Interest income......................
  Other................................        (159)
                                         -----------
Income (Loss) before provision for
  income taxes.........................      13,905
Provision for income taxes.............       6,396
                                         -----------
Net (Loss) income......................   $   7,509
                                         -----------
                                         -----------
Pro forma weighted average shares
  outstanding..........................      95,963(h)
Pro forma net income per share.........   $    0.08
                                         -----------
                                         -----------

      See accompanying notes for pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(a) Adjustment to reflect purchase price adjustments associated with acquisitions of American Academic. The portion of the consideration assigned to goodwill ($18,325) in the transaction accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

(b) Represents payment of debt of $10 and forgiveness of $86,725 of debt due to U.S. Office Products as U.S. Office Products agreed to allocate only $80,000 of debt to the Company at the date of the Distribution. The $86,725 of net debt forgiven has been reflected as a contribution of capital to the Company by U.S. Office Products.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

(c) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

(d) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1997 and Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

(e) Adjustment to reflect the reduction in non-recurring acquisition costs related to pooling-of-interests business combinations of $1,792 for the fiscal year ended April 26, 1997 and $1,792 for the six months ended October 26, 1996.

(f) Adjustment to reflect the increase in interest expense as a result of U.S. Office Products allocating $80,000 of debt to the Company. Although U.S. Office Products forgave $86,725 of debt due from the Company, U.S. Office Products had not historically charged the Company interest on any portion of the long-term debt payable to U.S. Office Products.

(g) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 46%. The difference between the effective tax rate of 46% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill.

(h) The weighted average shares outstanding used to calculate pro forma earnings per share is based upon 95,963 shares of common stock outstanding for the periods. This is based upon the most current number of shares of common stock of U.S. Office Products outstanding of 133,000 less 37,037 shares expected to be repurchased by U.S. Office Products in the Tender Offer, and assumes a distribution ratio of one share of School Specialty Common Stock for each share of U.S. Office Products Common Stock. The actual distribution ratio will be determined prior to effectiveness of the Distribution, and is expected to be less than one share of School Specialty Common Stock for every one share of U.S. Office Products Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS
OF SCHOOL SPECIALTY, INC.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of School Specialty, Inc. (the "Company") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the four months ended April 30, 1996 and the fiscal year ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
January 13, 1998

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
SCHOOL SPECIALTY, INC.

    We have audited the accompanying consolidated statements of operations and cash flows of School Specialty, Inc. (the Company) for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Re-Print Corporation, a wholly owned subsidiary, which statements reflect total revenues of $30,798,000 and $24,140,000 for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Re-Print Corporation, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and report of other auditors, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for the years December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP
Milwaukee, Wisconsin
February 2, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  The Re-Print Corporation
  Birmingham, Alabama

    We have audited the accompanying balance sheets of The Re-Print Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Atlanta, Georgia
February 8, 1996

                             SCHOOL SPECIALTY, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                            APRIL 30,    APRIL 26,   OCTOBER 25,
                                                              1996         1997          1997
                                                           -----------  -----------  ------------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents..............................   $      46    $            $
  Accounts receivable, less allowance for doubtful
    accounts of $202, $471 and $732, respectively........      13,129       17,232        71,410
  Inventories............................................      20,276       24,461        29,118
  Prepaid expenses and other current assets..............       5,556       10,331         7,842
                                                           -----------  -----------  ------------
      Total current assets...............................      39,007       52,024       108,370

Property and equipment, net..............................       7,647       14,478        19,377
Intangible assets, net...................................       7,142       20,824        71,525
Other assets.............................................         777          359         2,032
                                                           -----------  -----------  ------------
      Total assets.......................................   $  54,573    $  87,685    $  201,304
                                                           -----------  -----------  ------------
                                                           -----------  -----------  ------------

                         LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current liabilities:
  Short-term debt........................................   $  25,887    $     262    $      273
  Short-term payable to U.S. Office Products.............                   26,692        31,356
  Accounts payable.......................................      11,933        9,091        19,555
  Accrued compensation...................................         785          860         4,276
  Other accrued liabilities..............................       4,065        1,500         8,972
                                                           -----------  -----------  ------------
      Total current liabilities..........................      42,670       38,405        64,432

Long-term debt...........................................      15,031          565           457
Long-term payable to U.S. Office Products................                   31,579       103,306
Deferred income taxes....................................       1,139
                                                           -----------  -----------  ------------
      Total liabilities..................................      58,840       70,549       168,195
                                                           -----------  -----------  ------------
Commitments and contingencies

Stockholder's (deficit) equity:
  Divisional equity......................................       7,487       19,985        23,551
  Retained (deficit) earnings............................     (11,754)      (2,849)        9,558
                                                           -----------  -----------  ------------
      Total stockholder's (deficit) equity...............      (4,267)      17,136        33,109
                                                           -----------  -----------  ------------
      Total liabilities and stockholder's (deficit)
      equity.............................................   $  54,573    $  87,685    $  201,304
                                                           -----------  -----------  ------------
                                                           -----------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                           FOR THE               FOR THE FOUR    FOR THE FISCAL         FOR THE SIX
                                          YEAR ENDED             MONTHS ENDED      YEAR ENDED           MONTHS ENDED
                                ------------------------------  ---------------  --------------  --------------------------
                                 DECEMBER 31,    DECEMBER 31,      APRIL 30,       APRIL 26,     OCTOBER 26,   OCTOBER 25,
                                     1994            1995            1996             1997           1996          1997
                                --------------  --------------  ---------------  --------------  ------------  ------------
                                                                                                        (UNAUDITED)
Revenues......................    $  119,510      $  150,482       $  28,616       $  191,746     $  130,673    $  198,490
Cost of revenues..............        87,750         105,757          20,201          136,577         92,740       138,781
                                --------------  --------------  ---------------  --------------  ------------  ------------
      Gross profit............        31,760          44,725           8,415           55,169         37,933        59,709

Selling, general and
  administrative expenses.....        27,281          39,869          10,307           43,462         24,212        35,682
Non-recurring acquisition
  costs.......................                                         1,122            1,792          1,792
Restructuring costs...........                         2,532                              194
                                --------------  --------------  ---------------  --------------  ------------  ------------
      Operating income
        (loss)................         4,479           2,324          (3,014)           9,721         11,929        24,027

Other (income) expense:
    Interest expense..........         3,007           5,536           1,461            2,550          1,725         1,570
    Interest income...........                                            (6)                            (24)         (104)
    Other.....................           (86)            (18)             67             (196)            40             3
                                --------------  --------------  ---------------  --------------  ------------  ------------
Income (loss) before provision
  for (benefit from) income
  taxes.......................         1,558          (3,194)         (4,536)           7,367         10,188        22,558
Provision for (benefit from)
  income taxes................           218             173             139           (1,572)        (2,170)       10,151
                                --------------  --------------  ---------------  --------------  ------------  ------------
Net income (loss).............    $    1,340      $   (3,367)      $  (4,675)      $    8,939     $   12,358    $   12,407
                                --------------  --------------  ---------------  --------------  ------------  ------------
                                --------------  --------------  ---------------  --------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY

                                 (IN THOUSANDS)

                                                                                       TOTAL
                                                                      RETAINED     STOCKHOLDER'S
                                                        DIVISIONAL    (DEFICIT)      (DEFICIT)
                                                          EQUITY      EARNINGS        EQUITY
                                                        -----------  -----------  ---------------
Balance at December 31, 1993..........................       5,247    $  (4,780)     $     467
  Issuance of Pooled Company common stock for cash....          80                          80
  Cash dividends declared at Pooled Companies.........                      (60)           (60)
  Net income..........................................                    1,340          1,340
                                                        -----------  -----------  ---------------

Balance at December 31, 1994..........................       5,327       (3,500)         1,827
  Transactions of Pooled Companies:
    Issuance of warrants..............................         672                         672
    Issuance of Pooled Company common stock for cash..         500                         500
    Repurchase of treasury stock......................         (92)                        (92)
    Cash dividends declared and paid..................                     (160)          (160)
  Net loss............................................                   (3,367)        (3,367)
                                                        -----------  -----------  ---------------

Balance at December 31, 1995..........................       6,407       (7,027)          (620)
  Transactions of Pooled Companies:
    Exercise of warrants..............................       1,080                       1,080
    Cash dividends declared and paid..................                      (52)           (52)
  Net loss............................................                   (4,675)        (4,675)
                                                        -----------  -----------  ---------------

Balance at April 30, 1996.............................       7,487      (11,754)        (4,267)
  Transactions of Pooled Companies:
    Exercise of warrants and stock options............       1,979                       1,979
    Retirement of treasury stock......................          34          (34)
  Issuances of U.S. Office Products Company common
    stock in conjunction with acquisitions............      10,485                      10,485
  Net income..........................................                    8,939          8,939
                                                        -----------  -----------  ---------------

Balance at April 26, 1997.............................      19,985       (2,849)        17,136
Unaudited data:
  Issuances of U.S. Office Products Company common
    stock in conjunction with acquisitions............       3,566                       3,566
  Net income..........................................                   12,407         12,407
                                                        -----------  -----------  ---------------
Balance at October 25, 1997 (unaudited)...............   $  23,551    $   9,558      $  33,109
                                                        -----------  -----------  ---------------
                                                        -----------  -----------  ---------------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                FOR THE FOUR
                                                                                   MONTHS      FOR THE FISCAL  FOR THE SIX
                                                     FOR THE YEAR ENDED             ENDED        YEAR ENDED    MONTHS ENDED
                                              --------------------------------  -------------  --------------  ------------
                                               DECEMBER 31,     DECEMBER 31,      APRIL 30,      APRIL 26,     OCTOBER 26,
                                                   1994             1995            1996            1997           1996
                                              ---------------  ---------------  -------------  --------------  ------------
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................     $   1,340        $  (3,367)      $  (4,675)     $    8,939     $   12,358
  Adjustment to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization
        expense.............................         1,719            2,927             674           2,106            990
      Non-recurring acquisition costs.......                                          1,122           1,792          1,792
      Other.................................           231              277             118             115             86
      Changes in current assets and
        liabilities (net of assets acquired
        and liabilities assumed in business
        combinations accounted for under the
        purchase method):
          Accounts receivable...............        (2,226)           2,666           3,727           1,277        (24,164)
          Inventory.........................         4,365           (2,523)         (4,376)          2,737         10,051
          Prepaid expenses and other current
            assets..........................          (989)            (338)           (443)         (2,361)          (384)
          Accounts payable..................        (4,367)           2,642           3,459          (6,969)        (6,891)
          Accrued liabilities...............          (341)           2,544            (784)         (5,070)        (1,535)
                                                   -------          -------     -------------  --------------  ------------
              Net cash provided by (used in)
                operating activities........          (268)           4,828          (1,178)          2,566         (7,697)
                                                   -------          -------     -------------  --------------  ------------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash
    received................................        (2,106)          (5,389)                         (7,734)        (7,171)
  Additions to property and equipment.......          (630)            (881)           (120)         (7,216)        (5,743)
  Payments of non-recurring acquisition
    costs...................................                                         (1,122)         (1,792)        (1,632)
  Other.....................................          (120)             178             414
                                                   -------          -------     -------------  --------------  ------------
              Net cash used in investing
                activities..................        (2,856)          (6,092)           (828)        (16,742)       (14,546)
                                                   -------          -------     -------------  --------------  ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock....            80              500           1,080           1,979          1,979
  Proceeds from issuance of long-term
    debt....................................         1,850            1,715                             750            750
  Payments of long-term debt................        (2,023)          (1,488)           (194)        (16,962)       (16,788)
  Proceeds from (payments of) short-term
    debt, net...............................         3,295              655           1,263         (29,908)       (28,778)
  Advances from U.S. Office Products
    Company.................................                                                         58,271         65,034
  Payments of dividends at Pooled
    Companies...............................                           (134)           (138)
  Purchase of treasury stock at Pooled
    Company.................................                            (92)
                                                   -------          -------     -------------  --------------  ------------
              Net cash provided by financing
                activities..................         3,202            1,156           2,011          14,130         22,197
                                                   -------          -------     -------------  --------------  ------------
Net increase (decrease) in cash and cash
  equivalents...............................            78             (108)              5             (46)           (46)
Cash and cash equivalents at beginning of
  period....................................            71              149              41              46             46
                                                   -------          -------     -------------  --------------  ------------
Cash and cash equivalents at end of
  period....................................     $     149        $      41       $      46      $              $
                                                   -------          -------     -------------  --------------  ------------
                                                   -------          -------     -------------  --------------  ------------
Supplemental disclosures of cash flow
  information:
      Interest paid.........................     $   2,850        $   5,564       $   1,461      $      456     $      420
      Income taxes paid (refunded)..........     $     236        $       9       $      (3)     $     (132)    $      (45)


                                              OCTOBER 25,
                                                  1997
                                              ------------

Cash flows from operating activities:
  Net income (loss).........................   $   12,407
  Adjustment to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization
        expense.............................        1,968
      Non-recurring acquisition costs.......
      Other.................................           74
      Changes in current assets and
        liabilities (net of assets acquired
        and liabilities assumed in business
        combinations accounted for under the
        purchase method):
          Accounts receivable...............      (42,271)
          Inventory.........................       11,697
          Prepaid expenses and other current
            assets..........................        4,929
          Accounts payable..................        2,458
          Accrued liabilities...............        5,768
                                              ------------
              Net cash provided by (used in)
                operating activities........       (2,970)
                                              ------------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash
    received................................      (68,099)
  Additions to property and equipment.......       (3,373)
  Payments of non-recurring acquisition
    costs...................................
  Other.....................................
                                              ------------
              Net cash used in investing
                activities..................      (71,472)
                                              ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock....
  Proceeds from issuance of long-term
    debt....................................
  Payments of long-term debt................         (108)
  Proceeds from (payments of) short-term
    debt, net...............................       (1,840)
  Advances from U.S. Office Products
    Company.................................       76,390
  Payments of dividends at Pooled
    Companies...............................
  Purchase of treasury stock at Pooled
    Company.................................
                                              ------------
              Net cash provided by financing
                activities..................       74,442
                                              ------------
Net increase (decrease) in cash and cash
  equivalents...............................
Cash and cash equivalents at beginning of
  period....................................
                                              ------------
Cash and cash equivalents at end of
  period....................................   $
                                              ------------
                                              ------------
Supplemental disclosures of cash flow
  information:
      Interest paid.........................   $       18
      Income taxes paid (refunded)..........   $

                             SCHOOL SPECIALTY, INC.

                                 (IN THOUSANDS)

    The Company issued common stock and cash in connection with certain business combinations accounted for under the purchase method in the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997, and the six months ended October 26, 1996 and October 25, 1997. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                                FOR THE SIX
                                                     FOR THE YEAR ENDED         FOR THE FOUR   FOR THE FISCAL  MONTHS ENDED
                                              --------------------------------  MONTHS ENDED     YEAR ENDED    -------------
                                               DECEMBER 31,     DECEMBER 31,      APRIL 30,      APRIL 26,      OCTOBER 26,
                                                   1994             1995            1996            1997           1996
                                              ---------------  ---------------  -------------  --------------  -------------
                                                                                                                (UNAUDITED)
Accounts receivable.........................     $   8,112        $   1,589       $              $    5,381      $   3,958
Inventories.................................         9,743            1,823                           6,922          6,513
Prepaid expenses and other current assets...           823              502                           2,371          2,337
Property and equipment......................         2,211            4,536                           1,155          1,153
Intangible assets...........................                          3,268                          14,248         11,386
Other assets................................         1,488              156                              29             29
Short-term debt.............................        (6,785)            (191)                         (4,283)        (3,383)
Accounts payable............................        (6,447)            (274)                         (4,012)        (3,525)
Accrued liabilities.........................        (1,661)            (225)                         (1,846)        (1,466)
Long-term debt..............................        (5,378)          (5,795)                         (1,746)        (1,746)
                                                   -------          -------     -------------  --------------  -------------
              Net assets acquired...........     $   2,106        $   5,389       $              $   18,219      $  15,256
                                                   -------          -------     -------------  --------------  -------------
                                                   -------          -------     -------------  --------------  -------------
The acquisitions were funded as follows:
U.S. Office Products common stock...........     $                $               $              $   10,485      $   8,085
Cash paid, net of cash acquired.............         2,106            5,389                           7,734          7,171
                                                   -------          -------     -------------  --------------  -------------
              Total.........................     $   2,106        $   5,389       $              $   18,219      $  15,256
                                                   -------          -------     -------------  --------------  -------------
                                                   -------          -------     -------------  --------------  -------------


                                               OCTOBER 25,
                                                  1997
                                              -------------

Accounts receivable.........................    $  11,907
Inventories.................................       16,354
Prepaid expenses and other current assets...        2,229
Property and equipment......................        4,408
Intangible assets...........................       51,471
Other assets................................          210
Short-term debt.............................       (1,850)
Accounts payable............................       (7,933)
Accrued liabilities.........................       (5,131)
Long-term debt..............................
                                              -------------
              Net assets acquired...........    $  71,665
                                              -------------
                                              -------------
The acquisitions were funded as follows:
U.S. Office Products common stock...........    $   3,566
Cash paid, net of cash acquired.............       68,099
                                              -------------
              Total.........................    $  71,665
                                              -------------
                                              -------------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND

    School Specialty, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Educational Supplies and Products Division (the "Education Division") as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products' shareholders effective on or about April 25, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with the Education Division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise.

    The Education Division was created by U.S. Office Products in May 1996 in connection with the acquisition of School Specialty, Inc., a Wisconsin corporation ("Old School"). This business combination and the acquisition in July 1996 of The Re-Print Corp. ("Re-Print") were accounted for under the pooling-of-interests method (Old School and Re-Print are herein referred to as the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. With the exception of interest expense, the Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.

    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income does not include an allocation of interest expense on all debt allocated to the Company. See Note 9 for further discussion of interest expense.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method, franchise

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) agreements and non-compete agreements. Substantially all goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value. Intangible assets associated with non-compete agreements are being amortized over their respective terms.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial.

COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.

RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and relocation costs related to the Company's employees in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS"). SFAS 128 simplifies the standards for computing EPS and makes the presentation comparable to international EPS standards by replacing the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company intends to adopt SFAS 128 in the fiscal year ended April 25, 1998. The implementation of SFAS 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules. Historical earnings per share has not been presented as such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur on the consummation of the Distribution.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of October 25, 1997 and the results of operations and of cash flows for the six months ended October 26, 1996 and October 25, 1997, as presented in the accompanying unaudited consolidated financial data.

NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1997, U.S. Office Products issued common stock to acquire the Pooled Companies. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies reported on years ending on December 31. Upon completion of the acquisitions of the

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                           SCHOOL       POOLED
                                                          SPECIALTY    COMPANIES    COMBINED
                                                         -----------  -----------  -----------
For the year ended December 31, 1994
  Revenues.............................................   $            $ 119,510    $ 119,510
  Net income...........................................   $            $   1,340    $   1,340
For the year ended December 31, 1995
  Revenues.............................................   $            $ 150,482    $ 150,482
  Net income (loss)....................................   $            $  (3,367)   $  (3,367)
For the four months ended April 30, 1996
  Revenues.............................................   $            $  28,616    $  28,616
  Net income (loss)....................................   $            $  (4,675)   $  (4,675)
For the year ended April 26, 1997
  Revenues.............................................   $ 181,420    $  10,326    $ 191,746
  Net income...........................................   $   8,598    $     341    $   8,939
For the six months ended October 26, 1996 (unaudited):
  Revenues.............................................   $ 120,347    $  10,326    $ 130,673
  Net income...........................................   $  12,177    $     181    $  12,358
For the six months ended October 25, 1997 (unaudited):
  Revenues.............................................   $ 198,490    $            $ 198,490
  Net income...........................................   $  12,407    $            $  12,407

PURCHASE METHOD

    In 1994, one of the Pooled Companies made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $2,106. The total assets related to the acquisition were $22,377. The results of the acquisition have been included in the Company's results from its date of acquisition.

    In 1995, one of the Pooled Companies made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $5,389. The total assets related to the acquisition were $11,874, including goodwill of $3,268. The results of the acquisition have been included in the Company's results from its date of acquisition.

    In fiscal 1997, the Company made six acquisitions accounted for under the purchase method for an aggregate purchase price of $18,219 consisting of $7,734 of cash and U.S. Office Products common stock with a market value of $10,485. The total assets related to these six acquisitions were $30,106, including goodwill of $14,248. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 and the fiscal year ended April 26, 1997 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the companies acquired in purchase acquisitions as if all such purchase acquisitions had been made at the beginning of 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                   FOR THE FISCAL YEAR ENDED
                                                                   -------------------------
                                                                    DECEMBER 31,   APRIL 26,
                                                                        1995         1997
                                                                   --------------  ---------
Revenues.........................................................    $  206,329    $ 206,566
Net income (loss)................................................        (1,199)       2,939

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of 1995 or the results which may occur in the future.

NOTE 5--RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees. The following table sets forth the Company's accrued restructuring costs:

                                            FACILITY          SEVERANCE      OTHER ASSET
                                           CLOSURE AND           AND         WRITE-DOWNS
                                          CONSOLIDATION     TERMINATIONS      AND COSTS      TOTAL
                                        -----------------  ---------------  -------------  ---------
Balance at April 30 1996..............      $     641         $     469       $    1422    $   2,532
  Additions...........................                                              194          194
  Utilizations........................           (641)             (469)         (1,465)      (2,575)
                                               ------            ------     -------------  ---------
Balance at April 26, 1997.............                                              151          151
  Utilizations........................
                                               ------            ------     -------------  ---------
Balance at October 25, 1997
  (unaudited).........................      $                 $               $     151    $     151
                                               ------            ------     -------------  ---------
                                               ------            ------     -------------  ---------

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consist of the following:

                                                                          APRIL 30,    APRIL 26,
                                                                            1996         1997
                                                                         -----------  -----------
Prepaid catalog fees...................................................   $   4,387    $   5,740
Deferred income taxes..................................................                    1,184
Other..................................................................       1,169        3,407
                                                                         -----------  -----------
  Total prepaid expenses and other current assets......................   $   5,556    $  10,331
                                                                         -----------  -----------
                                                                         -----------  -----------

    Prepaid catalog fees represent costs which have been paid to produce Company catalogs which will be used in future periods. These prepaid catalog fees will be expensed in the periods the catalogs are used.

NOTE 7--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                          APRIL 30,    APRIL 26,
                                                                            1996         1997
                                                                         -----------  -----------
Land...................................................................   $      58    $     729
Buildings..............................................................       2,042        6,488
Furniture and fixtures.................................................         882        6,502
Warehouse Equipment....................................................       8,767        3,163
Leasehold improvements.................................................         631        2,185
                                                                         -----------  -----------
                                                                             12,380       19,067
Less: Accumulated depreciation.........................................      (4,733)      (4,589)
                                                                         -----------  -----------
Net property and equipment.............................................   $   7,647    $  14,478
                                                                         -----------  -----------
                                                                         -----------  -----------

    Depreciation expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 was $888, $1,645, $470 and $1,540, respectively.

NOTE 8--INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                            APRIL 30,    APRIL 26,    OCTOBER 25,
                                                              1996         1997          1997
                                                           -----------  -----------  -------------
                                                                                      (UNAUDITED)
Goodwill.................................................   $   4,510    $  18,456     $  69,398
Other....................................................       6,000        5,692         6,159
                                                           -----------  -----------  -------------
                                                               10,510       24,148        75,557
Less: Accumulated amortization...........................      (3,368)      (3,324)       (4,032)
                                                           -----------  -----------  -------------
      Net intangible assets..............................   $   7,142    $  20,824     $  71,525
                                                           -----------  -----------  -------------
                                                           -----------  -----------  -------------

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INTANGIBLE ASSETS (CONTINUED)
    Amortization expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 25, 1997 was $757, $1,098, $204, $566 and $771,
respectively.

NOTE 9--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                          APRIL 30,    APRIL 26,
                                                                            1996         1997
                                                                         -----------  -----------
Credit facilities with banks, average interest rates ranging from 10%
  to 10.75% at April 30, 1996..........................................   $  21,898    $
Subordinated debt, interest at 8% at April 30, 1996....................       1,000
Other..................................................................         441           30
Current maturities of long-term debt...................................       2,548          232
                                                                         -----------  -----------
Total short-term debt..................................................   $  25,887    $     262
                                                                         -----------  -----------
                                                                         -----------  -----------

LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                          APRIL 30,    APRIL 26,
                                                                            1996         1997
                                                                         -----------  -----------
Subordinated notes, at 12.5% at April 30, 1996.........................   $  13,325    $
Note payable to former shareholder, interest at 10% at April 30,
  1996.................................................................       2,717
Other..................................................................         953          483
Capital lease obligations..............................................         584          314
                                                                         -----------  -----------
                                                                             17,579          797
Less: Current maturities of long-term debt.............................      (2,548)        (232)
                                                                         -----------  -----------
    Total long-term debt...............................................   $  15,031    $     565
                                                                         -----------  -----------
                                                                         -----------  -----------

    The agreement related to the subordinated notes provided for the bank and its agents to receive 12,551 and 14,941 detachable warrants for Pooled Company common stock in June 1994 and January 1995, respectively. The warrants were valued at $45 per share with such amount deducted from the face value of the subordinated notes. In conjunction with the acquisition of the Pooled Company by U.S. Office Products, the outstanding subordinated debt balance was paid in full and all of the outstanding warrants were exercised and subsequently converted to U.S. Office Products common stock.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--CREDIT FACILITIES (CONTINUED)
MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998..............................................................................  $     232
1999..............................................................................        216
2000..............................................................................        204
2001..............................................................................         41
2002..............................................................................         36
Thereafter........................................................................         68
                                                                                    ---------
  Total maturities of long-term debt..............................................  $     797
                                                                                    ---------
                                                                                    ---------

PAYABLE TO U.S. OFFICE PRODUCTS

    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. No interest has been allocated to the Company on the outstanding payable. An analysis of the activity in this account is as follows:

Balance at April 30, 1996.........................................................  $
Payments of long-term debt of acquired companies..................................     21,379
Funding of acquisitions and payment of acquisition costs..........................      8,203
Allocated corporate expenses......................................................        574
Normal operating costs paid by U.S. Office Products...............................      1,423
                                                                                    ---------
Balance at April 26, 1997.........................................................  $  31,579
                                                                                    ---------
                                                                                    ---------

    The average outstanding long-term payable to U.S. Office Products during the fiscal year ended April 26, 1997 was $27,269.

    U.S. Office Products has charged the Company interest on the short-term payable to U.S. Office Products at the prime rate in effect at the time. The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding at the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis. U.S Office Products has not charged the Company interest on the long-term payable to U.S. Office Products. The Company's financial statements include allocations of interest expense from U.S. Office Products totaling $2,232 during the year ended April 26, 1997. If the Company had been charged interest on all debt allocated by U.S. Office Products during fiscal 1997, interest expense would have totaled $4,554.

    The Company expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $80.0 million of debt by U.S. Office Products resulting in the forgiveness of $86.7 million at October 25, 1997, which would be reflected in the financial statements as a contribution of capital by U.S. Office Products. The Company intends to enter into a credit facility concurrently with the Distribution which will contain certain financial and other covenants, including maintenance of certain financial tests

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--CREDIT FACILITIES (CONTINUED)
and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions.

NOTE 10--INCOME TAXES

    The provision for income taxes consists of:

                                      FOR THE YEAR ENDED          FOR THE FOUR    FOR THE FISCAL
                               --------------------------------   MONTHS ENDED      YEAR ENDED
                                DECEMBER 31,     DECEMBER 31,       APRIL 30,        APRIL 26,
                                    1994             1995             1996             1997
                               ---------------  ---------------  ---------------  ---------------
Income taxes currently
  payable:
  Federal....................     $    (165)       $     (66)       $                $      71
  State......................           149                                                 99
                                    -------          -------          -------          -------
                                        (16)             (66)                              170
                                    -------          -------          -------          -------
Deferred income tax expense
  (benefit)..................           234              239              139           (1,742)
                                    -------          -------          -------          -------
    Total provision for
      income taxes...........     $     218        $     173        $     139        $  (1,572)
                                    -------          -------          -------          -------
                                    -------          -------          -------          -------

    Deferred taxes are comprised of the following:

                                                                          APRIL 30,    APRIL 26,
                                                                            1996         1997
                                                                         -----------  -----------
Current deferred tax assets:
  Inventory............................................................   $    (349)   $     265
  Allowance for doubtful accounts......................................         106          193
  Net operating loss carryforward......................................       3,536        2,229
  Accrued liabilities..................................................         332          421
  Prepaid catalog advertising/restructuring............................        (205)      (1,893)
                                                                         -----------  -----------
    Total current deferred tax assets..................................       3,420        1,215
                                                                         -----------  -----------
Long-term deferred tax liabilities:
  Property and equipment...............................................        (126)        (289)
  Intangible assets....................................................         622          258
                                                                         -----------  -----------
    Total long-term deferred tax asset (liabilities)...................         496          (31)
                                                                         -----------  -----------
    Subtotal...........................................................       3,916        1,184
                                                                         -----------  -----------
  Valuation allowance..................................................      (5,055)
                                                                         -----------  -----------
    Net deferred tax asset (liability).................................   $  (1,139)   $   1,184
                                                                         -----------  -----------
                                                                         -----------  -----------

    At April 30, 1996, a valuation allowance had been recorded, related to deferred tax assets of a Pooled Company, including net operating loss carryforwards. Based upon the improved profitability of this Pooled Company during fiscal 1997, the valuation allowance was reversed resulting in a benefit from income taxes.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                        FOR THE YEAR ENDED             FOR THE FOUR      FOR THE FISCAL
                               ------------------------------------    MONTHS ENDED        YEAR ENDED
                                 DECEMBER 31,       DECEMBER 31,         APRIL 30,          APRIL 26,
                                     1994               1995               1996               1997
                               -----------------  -----------------  -----------------  -----------------
U.S. federal statutory
  rate.......................           34.0%              34.0%              35.0%              35.0%
State income taxes, net of
  federal income tax benefit
  for fiscal 1997............            9.6                                                      1.0
Net operating loss
  utilized...................          (33.0)
No benefit for current year
  net operating loss.........                             (34.0)             (32.8)
Reversal of valuation
  allowance..................                                                                   (63.9)
Nondeductible goodwill.......                                                 (2.2)               1.6
Nondeductible acquisition
  costs......................                                                                     5.0
Tax on separate company
  income not offset against
  other company's loss.......                              (5.4)              (3.0)
Other........................            3.4
                                       -----              -----              -----              -----
Effective income tax rate....           14.0%              (5.4)%             (3.0    )%         (21.3    )%
                                       -----              -----              -----              -----
                                       -----              -----              -----              -----

NOTE 11--LEASE COMMITMENTS

    The Company leases various types of retail, warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                           CAPITAL     OPERATING
                                                                           LEASES       LEASES
                                                                         -----------  -----------
1998...................................................................   $     232    $     871
1999...................................................................         118          806
2000...................................................................           6          599
2001...................................................................                      517
2002...................................................................                      496
Thereafter.............................................................                    1,057
                                                                              -----   -----------
Total minimum lease payments...........................................         356    $   4,346
                                                                                      -----------
                                                                                      -----------
Less: Amounts representing interest                                             (42)
                                                                              -----
Present value of net minimum lease payments............................   $     314
                                                                              -----
                                                                              -----

    Rent expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 was $1,486, $1,947, $600 and $1,817, respectively.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 12--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

DISTRIBUTION

    On or immediately after the Distribution, the Company expects to have a credit facility in place. The terms of the credit facility are expected to contain customary covenants including financial covenants. The Company plans to use a portion of the proceeds from the credit facility to repay certain amounts payable to U.S. Office Products.

    On or before the date of the Distribution, School Specialty, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement and the Spin-Off Companies will enter into the Tax Indemnification Agreement and may enter into other agreements, including agreements relating to referral of customers to one another. These agreements are expected to provide, among other things, for U.S. Office Products and School Specialty to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Distribution. Certain of the obligations of School Specialty and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other spin-off companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, School Specialty may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other spin-off companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the school supplies business, between U.S. Office Products and the Company and the other Spin-Off Companies. The terms of the agreements that will govern the relationship between School Specialty and U.S. Office Products will be established by U.S. Office Products in consultation with School Specialty's management prior to the Distribution while School Specialty is a wholly-owned subsidiary of U.S. Office Products.

NOTE 13--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 13--EMPLOYEE BENEFIT PLANS (CONTINUED) employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For the years ended December 31, 1994 and 1995 and the four months ended April 30, 1996, the subsidiaries incurred expenses totaling $175, $105 and $6, respectively, related to these plans.

NOTE 14--STOCKHOLDER'S EQUITY

EMPLOYEE STOCK PLANS

    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan covering employees of U.S. Office Products. The Company expects to adopt an employee stock option plan at approximately the time of the Distribution. The Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company. At April 26, 1997, there were approximately 249,600 options to purchase shares of U.S. Office Products common stock held by Company employees.

    Under a services agreement entered into with Jonathan J. Ledecky, the Board of Directors of U.S. Office Products has agreed that Jonathan J. Ledecky will receive a stock option for School Specialty Common Stock from School Specialty as of the date of the Distribution. The U.S. Office Products Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover up to 7.5% of the outstanding Company common stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of common stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade on the day the Company's common stock is first publicly traded.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 15--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the year ended December 31, 1995 and the fiscal year ended April 26, 1997:

                                                        YEAR ENDED DECEMBER 31, 1995
                                            -----------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                            ---------  ---------  ---------  ---------  ---------
Revenues..................................  $  18,760  $  36,702  $  69,192  $  25,828  $ 150,482
Gross profit..............................      4,960     11,130     20,795      7,840     44,725
Operating income (loss)...................     (3,014)     1,196      8,934     (4,792)     2,324
Net income (loss).........................     (3,711)      (252)     4,309     (3,713)    (3,367)


                                                          YEAR ENDED APRIL 26, 1997
                                            -----------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                            ---------  ---------  ---------  ---------  ---------
Revenues..................................  $  58,991  $  71,682  $  29,304  $  31,769  $ 191,746
Gross profit..............................     18,110     19,823      7,664      9,572     55,169
Operating income (loss)...................      5,197      6,732     (1,520)      (688)     9,721
Net income (loss).........................      5,345      7,013       (787)    (2,632)     8,939

NOTE 16--SUBSEQUENT EVENTS

    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed six business combinations accounted for under the purchase method for an aggregate purchase price of $71,665 consisting of $68,099 of cash and U.S. Office Products Common Stock with a market value of $3,566. The results of operations for the six months ended October 25, 1997 include the results of the acquired company's from their respective dates of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the acquisitions described above had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                          FISCAL YEAR ENDED
                                                                            APRIL 26, 1997
                                                                          ------------------
Revenues................................................................      $  339,546
Net income..............................................................           7,509

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
American Academic Suppliers Holding Corporation

    We have audited the accompanying consolidated balance sheets of AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND SUBSIDIARY as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Academic Suppliers Holding Corporation and Subsidiary as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
February 24, 1997

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                         DECEMBER 31,        SEPTEMBER 30,
                                                   ------------------------  --------------
                                                      1995         1996           1997
                                                   -----------  -----------  --------------
                                                                              (UNAUDITED)

                                  ASSETS
Current Assets:
  Cash...........................................  $     7,228  $    21,507   $      9,841
  Trade accounts receivable (net of allowance for
    doubtful accounts of $25,000)................    4,525,451    3,656,546     13,476,228
  Inventories (Note 1)...........................    1,805,731    1,599,140      2,398,435
  Other current assets and prepaid expenses......      127,673      173,549        269,234
                                                   -----------  -----------  --------------
                                                     6,466,083    5,450,742     16,153,738
                                                   -----------  -----------  --------------
Property, Plant and Equipment (less accumulated
  depreciation--
  Notes 1 and 2).................................    3,081,784    2,949,000      2,845,858
                                                   -----------  -----------  --------------
Other Assets:
  Excess of cost over the fair value of net
    assets acquired (less accumulated
    amortization of $320,322 $433,022, $509,311,
    respectively-- Note 1).......................    4,187,938    4,075,238      4,030,878
  Deferred financing costs (less accumulated
    amortization of $21,729, $42,729, and $50,965
    respectively--Note 1)........................       40,544       19,544              0
  Deposits.......................................       37,581       64,211              0
                                                   -----------  -----------  --------------
                                                     4,266,063    4,158,993      4,030,878
                                                   -----------  -----------  --------------
                                                   $13,813,930  $12,558,735   $ 23,030,474
                                                   -----------  -----------  --------------
                                                   -----------  -----------  --------------

                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...............................  $ 1,476,312  $ 1,636,969   $  4,281,450
  Current portion of long-term debt (Note 4).....      168,673        3,135     10,772,516
  Other current liabilities and accrued expenses
    (Notes 3 and 9)..............................    1,968,780      736,374      2,391,544
                                                   -----------  -----------  --------------
                                                     3,613,765    2,376,478     17,445,510
                                                   -----------  -----------  --------------
Long-term Liabilities:
  Long-term debt (Note 4)........................    7,712,187    6,407,152              0
                                                   -----------  -----------  --------------
Shareholders' Equity:
  Common stock, (10,000 shares of $.01 par value
    authorized; 1,209, 1,232 and 1,232 shares
    issued and outstanding at December 31, 1995,
    1996, and September 30, 1997, respectively--
    Note 8)......................................           12           12             12
  Additional paid-in capital.....................    5,528,073    5,648,073      5,648,073
  Retained earnings (Accumulated deficit)........   (1,463,356)    (296,229)     1,513,630
                                                   -----------  -----------  --------------
                                                     4,064,729    5,351,856      7,161,715
  Excess of Purchase Price over Predecessor Basis
    (Note 1).....................................   (1,576,751)  (1,576,751)    (1,576,751)
                                                   -----------  -----------  --------------
                                                     2,487,978    3,775,105      5,584,964
                                                   -----------  -----------  --------------
                                                   $13,813,930  $12,558,735   $ 23,030,474
                                                   -----------  -----------  --------------
                                                   -----------  -----------  --------------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                        YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                        ------------------------  ------------------------
                                           1995         1996         1996         1997
                                        -----------  -----------  -----------  -----------
                                                                        (UNAUDITED)
Net Sales.............................  $38,596,316  $39,290,879  $32,578,366  $38,497,843
Cost of Goods Sold....................   27,050,924   26,667,961   21,985,703   25,916,417
                                        -----------  -----------  -----------  -----------
Gross Profit..........................   11,545,392   12,622,918   10,592,663   12,581,426
Selling, General and Administrative
  Expenses............................    9,522,851    9,995,206    7,229,895    8,932,382
                                        -----------  -----------  -----------  -----------
Income from Operations................    2,022,541    2,627,712    3,362,768    3,649,044
                                        -----------  -----------  -----------  -----------
Other Expense:
  Interest............................    1,002,199      856,223      660,753      543,089
  Guarantee fees (Note 4).............      305,384      148,996      148,996            0
  Executive severance (Note 9)........      168,750            0            0            0
  Amortization of intangibles (Note
    1)................................      133,700      133,700      100,275      120,516
  Management fee (Note 8).............      112,000      182,000      121,500      198,000
  Other...............................      104,574      128,908       81,115      126,523
                                        -----------  -----------  -----------  -----------
                                          1,826,607    1,449,827    1,112,639      988,128
                                        -----------  -----------  -----------  -----------
Income before Income Taxes............      195,934    1,177,885    2,250,129    2,660,916
Income Tax Provision--Current.........       26,000       10,758        8,069      851,057
                                        -----------  -----------  -----------  -----------
Net Income............................  $   169,934  $ 1,167,127  $ 2,242,060  $ 1,809,859
                                        -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEAR ENDED DECEMBER 31, 1995 AND 1996
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                                                    EXCESS OF
                                                                                     RETAINED       PURCHASE
                                          SHARES                      ADDITIONAL     EARNINGS      PRICE OVER        TOTAL
                                        ISSUED AND                     PAID-IN     (ACCUMULATED    PREDECESSOR   SHAREHOLDERS'
                                        OUTSTANDING      PAR VALUE     CAPITAL       DEFICIT)         BASIS          EQUITY
                                      ---------------  -------------  ----------  --------------  -------------  --------------
Balances, December 31, 1994.........         1,209       $      12    $5,528,073   $ (1,633,290)   $(1,576,751)   $  2,318,044
Net Income, Year Ended December 31,
  1995..............................                                                    169,934                        169,934
                                             -----             ---    ----------  --------------  -------------  --------------
Balances, December 31, 1995.........         1,209              12     5,528,073     (1,463,356)    (1,576,751)      2,487,978
Issuance of Common Stock (Note 8)...            23                       120,000                                       120,000
Net Income, Year Ended December 31,
  1996..............................                                                  1,167,127                      1,167,127
                                             -----             ---    ----------  --------------  -------------  --------------
Balances, December 31, 1996.........         1,232              12     5,648,073       (296,229)    (1,576,751)      3,775,105
Unaudited data:
Net Income, Nine Months Ended
  September 30, 1997................                                                  1,809,859                      1,809,859
                                             -----             ---    ----------  --------------  -------------  --------------
Balances, September 30, 1997
  (unaudited).......................         1,232       $      12    $5,648,073   $  1,513,630    $(1,576,751)   $  5,584,964
                                             -----             ---    ----------  --------------  -------------  --------------
                                             -----             ---    ----------  --------------  -------------  --------------

       See accompanying notes to pro forma combined financial statements.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                          YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                          ------------------------  ------------------------
                                             1995         1996         1996         1997
                                          -----------  -----------  -----------  -----------
                                                                          (UNAUDITED)
Cash Flows from Operating Activities:
  Net income............................  $   169,934  $ 1,167,127  $ 2,242,060  $ 1,809,859
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization.......      404,222      381,791      281,842      292,031
    Change in assets and liabilities:
      Accounts receivable (net).........      643,826      868,905   (6,575,016)  (9,819,682)
      Inventories.......................      172,680      206,591     (523,208)    (799,296)
      Other assets......................      (56,950)     (72,506)     (95,646)     (89,177)
      Accounts payable..................     (140,915)     160,657    2,010,499    2,643,464
      Other liabilities and accrued
        expenses........................      968,782   (1,232,406)  (1,530,288)   1,652,036
                                          -----------  -----------  -----------  -----------
Net cash provided by (used in) operating
  activities............................    2,161,579    1,480,159   (4,189,757)  (4,310,765)
                                          -----------  -----------  -----------  -----------
Cash Flows Used in Investing Activities:
  Purchases of property and equipment...     (197,298)    (115,307)    (108,329)     (67,282)
                                          -----------  -----------  -----------  -----------
Cash Flows from Financing Activities:
  Repayment of revolving line of credit
    (net)...............................   (1,929,681)  (1,305,935)   4,227,957    5,766,671
  Repayment of term loans and mortgage..      (96,046)    (107,306)     (81,277)  (1,400,290)
  Principal payment on capital lease
    obligation..........................       (1,305)      (3,496)
  Repayment of promissory note payable
    to shareholder......................            0      (53,836)
  Proceeds from sale of common stock....            0      120,000      120,000
                                          -----------  -----------  -----------  -----------
  Net cash provided by (used in)
    financing activities................   (2,027,032)  (1,350,573)   4,266,680    4,366,381
                                          -----------  -----------  -----------  -----------
Net Increase (Decrease) in Cash.........      (62,751)      14,279      (31,406)     (11,666)
Cash, Beginning of Year.................       69,979        7,228        7,228       21,507
                                          -----------  -----------  -----------  -----------
Cash, End of Year.......................  $     7,228  $    21,507      (24,178)       9,841
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the year for:
    Interest............................  $   977,000  $   864,134  $   660,753  $   543,089
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
    Income taxes........................  $     4,900  $    11,046  $         0  $    85,000
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
Supplemental Schedule of Noncash
  Operating, Investing and Financing
  Activities: Acquisition of equipment
  financed through capital lease
  obligation............................  $     8,953  $         0  $         0  $         0
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
Conversion of portion of accrued
  guaranteed fees to a note payable
  (Note 4)..............................  $    53,836  $         0  $         0  $         0
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES:

    American Academic Suppliers Holding Corporation ("AASHC") and its wholly owned subsidiary, American Academic Suppliers, Inc. ("AASI") (collectively referred to as the "Company"), is a direct distributor of school supplies, supplementary educational materials, furniture, and equipment to educational institutions, school systems and administrative offices located throughout the United States. Operations are conducted from owned and leased premises located in Cary, Illinois and from leased premises located in Mt. Laurel, New Jersey (Note 7).

    On February 28, 1993, AASHC acquired all of the outstanding common stock of AASI for $8,000,000. The acquisition was accounted for using the purchase method of accounting. Since the former shareholders of AASI acquired an equity interest in AASHC, the purchase price allocation has been adjusted by $1,576,751 to reflect the excess of the purchase price over the predecessor basis in the net assets acquired which, under generally accepted accounting principles, may not be recognized as an asset. Such excess of purchase price over predecessor basis was recorded as a reduction of the excess of cost over the fair value of net assets acquired and as a decrease in shareholders' equity as of the date of acquisition.

    The Company primarily sells its products to separate schools or school systems. As such, the majority of trade accounts receivable relate primarily to these customers. Management believes that the recorded allowance for doubtful accounts is adequate to cover potential losses associated with these customers.

    In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of September 30, 1997 and the results of its operations and its cash flows for the nine months ended September 30, 1996 and 1997, as presented in the accompanying unaudited interim financial statements.

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    A summary of significant accounting policies is as follows:

       PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of AASHC and its wholly owned subsidiary, AASI. All intercompany accounts and balances have been eliminated in the consolidation.

       INVENTORIES--Inventories are valued at the lower of cost or market, with cost determined under the first-in, first-out ("FIFO") basis.

       DEPRECIATION AND AMORTIZATION--Depreciation of property, plant and equipment is computed under both accelerated and straight-line methods for financial reporting purposes, based on the estimated useful lives of the assets. For income tax reporting purposes, provisions for depreciation are computed principally under accelerated methods, as permitted by the Internal Revenue Code.

       The excess of cost over fair value of net assets acquired is being amortized under the straight-line method over a period of 40 years.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Costs incurred in connection with obtaining long-term financing are amortized, on a straight-line basis, over the term of the financing commitment.

       INCOME TAXES--The Company accounts for income taxes under the provisions of Financial Accounting Standard No. 109. Under this standard, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 2--PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment, at December 31, 1995 and 1996, stated at acquisition cost, consisted of the following:

                                                        1995        1996
                                                     ----------  ----------
Land...............................................  $  415,000  $  415,000
Buildings..........................................   2,333,828   2,335,258
Warehouse equipment................................     603,590     638,976
Office furniture and equipment.....................     249,060     255,613
Computer equipment.................................     173,285     245,223
                                                     ----------  ----------
    Total owned assets.............................   3,774,763   3,890,070
Equipment capitalized under lease obligation.......       8,953       8,953
                                                     ----------  ----------
                                                      3,783,716   3,899,023
Less accumulated depreciation......................    (701,932)   (950,023)
                                                     ----------  ----------
                                                     $3,081,784  $2,949,000
                                                     ----------  ----------
                                                     ----------  ----------

    Depreciation of property, plant, and equipment, for the years ended December 31, 1995 and 1996, amounted to approximately $270,500 and $248,000, respectively.

NOTE 3--OTHER CURRENT LIABILITIES AND ACCRUED EXPENSES:

    Other current liabilities and accrued expenses, at December 31, 1995 and 1996, consisted of the following:

                                                          1995       1996
                                                       ----------  ---------
Compensation and commissions.........................  $1,037,714  $ 390,037
Guarantor's fee (Note 4).............................     305,383          0
Severance pay (Note 9)...............................     170,442          0
Real estate taxes....................................      77,253     80,385
Interest.............................................      67,971     60,060
Other................................................     310,017    205,892
                                                       ----------  ---------
                                                       $1,968,780  $ 736,374
                                                       ----------  ---------
                                                       ----------  ---------

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--LONG-TERM DEBT:

    Long-term debt, at December 31, 1995 and 1996, consisted of the following:

                                                                        1995        1996
                                                                     ----------  ----------
Borrowings from Harris Trust and Savings Bank ("Harris") pursuant to a Credit Agreement ("Agreement") (see below):
    Revolving credit loan borrowings...............................  $5,787,922  $4,481,987
    Term loan borrowings...........................................     521,422     467,231
Mortgage note payable to Harris Bank Barrington, N.A. (secured by real estate occupied by the Company; payable in monthly
  installments, inclusive of interest at prime plus 1 1/2%, of
  $16,600; final maturity on December 16, 1999. Fully paid
  subsequent to year-end)..........................................   1,510,032   1,456,917
Promissory note payable to Pfingsten Executive Fund, L.P. (bearing
  interest at 10% per annum; paid in full during 1996).............      53,836           0
Capitalized lease obligation (payable in monthly installments of
  $291, inclusive of interest at 10%; final maturity June 7,
  1998)............................................................       7,648       4,152
                                                                     ----------  ----------
                                                                      7,880,860   6,410,287
Less current portion...............................................     168,673       3,135
                                                                     ----------  ----------
Long-term portion, due in 1998.....................................  $7,712,187  $6,407,152
                                                                     ----------  ----------
                                                                     ----------  ----------

    At December 31, 1996, the Harris Agreement provided maximum aggregate borrowings of $12,077,500. Interest on outstanding borrowings was payable monthly, at the prime rate (8.25% at December 31, 1996) plus 1%. The Company had availability under the Agreement of $1,100,000 at December 31, 1996. Pfingsten Executive Fund, L.P. (the Company's majority shareholder) had guaranteed $1,500,000 of the borrowings (reduced from $3,000,000 effective December 31, 1995) under the Agreement. Guarantee fees are charged to the Company at 10% per annum, which amounted to $305,384 and $148,996 for the years ended December 31, 1995 and 1996. The guarantees were released by Harris on October 31, 1996.

    On February 4, 1997, the Agreement with Harris was amended ("Amended Agreement") to provide maximum aggregate borrowings of $16,800,000 from June 1 through October 31, and $11,800,000 at all other times. Revolving credit loan borrowings, under the Amended Agreement which expires March 31, 1998, are limited to a computed "Borrowing Base" amount and bear interest at the Company's option at the prime rate or LIBOR plus 1.75%. The Amended Agreement requires the Company to pay .25% per annum on the average daily unused portion of the Revolving Credit Commitment and to pay a prepayment penalty in certain situations.

    The Amended Agreement contains covenants restricting certain corporate acts, such as restricting dividend and management fee payments, and requiring the maintenance of net worth levels and a financial ratio.

    Borrowings under the agreement with Harris are secured by all of the Company's assets.

    On February 4, 1997, the Company repaid the mortgage note and term loan from borrowings under the revolving credit loan.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--LONG-TERM DEBT: (CONTINUED)
    Borrowings under the revolving credit, term loan and mortgage note at December 31, 1996 have been reported as long-term liabilities at December 31, 1996 as a result of the Amended Agreement and repayment of the mortgage note and term loan.

NOTE 5--INCOME TAXES:

    AASHC and its wholly owned subsidiary file a consolidated federal income tax return.

    The primary differences between the statutory and effective tax rates for 1995 and 1996 relate to the use of net operating loss carryforwards not previously recognized.

    Gross deferred income tax assets consist primarily of (a) net operating loss carryforwards, (b) accrued expenses not paid within two and one-half months after the end of the Company's year which are deductible for tax reporting purposes when paid, and (c) uniform capitalization rules (for additional inventory costs) reflected for tax reporting purposes only. The gross deferred income tax liability consists of the variation in the book and tax bases of property, plant and equipment.

    At December 31, 1995 and 1996, the Company's net deferred income tax asset and related valuation allowance consisted of:

                                                          1995       1996
                                                        ---------  ---------
Gross deferred tax asset..............................  $ 828,000  $ 262,000
Less valuation allowance..............................    517,000     84,000
                                                        ---------  ---------
Deferred tax asset, net of valuation allowance........    311,000    178,000
Less deferred tax liability...........................    311,000    178,000
                                                        ---------  ---------
                                                        $       0  $       0
                                                        ---------  ---------
                                                        ---------  ---------

    The valuation allowance decreased by $112,799 and $433,000 during 1995 and 1996, respectively.

    At December 31, 1996, the Company has available, as a carryforward to future years, a federal net operating loss carryforward of approximately $560,000, expiring in 2008 and 2009.

NOTE 6--EMPLOYEE BENEFIT PLAN:

    The Company is a participant in a Pfingsten Partners, L.P. master employee benefit plan. The plan, established under the provisions of Section 401(k) of the Internal Revenue Code provides, among other things, for the Company to make discretionary contributions. Such employer contributions to the plan, for the years ended December 31, 1995 and 1996, amounted to $43,427 and $24,534, respectively.

    Certain professionals of Pfingsten Partners, L.P. (Note 8) serve as the trustees of the plan.

NOTE 7--LEASES:

    The Company leases an office building and a warehouse under various operating agreements which expire in 1998. The office building lease is renewable at the Company's option for 36 additional months with an escalated monthly payment. Rent expense incurred under these leases, for the years ended December 31, 1995 and 1996, totalled approximately $253,000 and $251,000, respectively.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LEASES: (CONTINUED)
    Future minimum lease payments under the aforementioned operating leases, at December 31, 1996, are as follows:

1997.............................................................  $ 258,000
1998.............................................................     73,000
                                                                   ---------
                                                                   $ 331,000
                                                                   ---------
                                                                   ---------

NOTE 8--SHAREHOLDERS' EQUITY AND RELATED-PARTY TRANSACTIONS:

    During the year ended December 31, 1996, the Company issued 23 shares of common stock to certain officers for $120,000 in cash.

    For the years ended December 31, 1995 and 1996, the Company incurred $112,000 and 182,000, respectively, in fees pursuant to a management agreement with Pfingsten Partners, L.P., which entity is an affiliate of the Company's majority shareholder, Pfingsten Executive Fund, L.P.

    During the years ended December 31, 1995 and 1996, approximately $15,300 and $6,900, respectively, in consulting services were paid by Pfingsten Partners, L.P., on behalf of the Company, and charged to the Company. Additionally, at December 31, 1995, $12,000 was owed to a shareholder of the Company for services rendered during 1995.

    See Notes 3 and 4 for additional related-party transactions.

NOTE 9--SEVERANCE AGREEMENTS:

    During December 1995, the Company terminated its employment agreement with its president and recognized a $168,750 charge to operations to cover the cost associated with this termination. The related amount owed pertaining to the aforementioned charge, as well as a 1993 termination, at December 31, 1995, was $170,442. There were no outstanding amounts at December 31, 1996.

NOTE 10--SUBSEQUENT EVENT (UNAUDITED):

    Effective December 15, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for cash.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

of Sax Arts and Crafts, Inc.

    In our opinion, the accompanying balance sheets and related statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Sax Arts and Crafts, Inc. at December 16, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota

February 3, 1998

                           SAX ARTS AND CRAFTS, INC.

                                 BALANCE SHEETS

                                                  DECEMBER 16,    DECEMBER 25,     JUNE 29,
                                                      1995            1996           1997
                                                 --------------  --------------  ------------
                                                                                 (UNAUDITED)

                                           ASSETS
Current assets:
  Cash.........................................   $    102,900    $    114,492    $  109,544
  Accounts receivable--trade, less allowance
    for doubtful accounts of $31,860, $49,860
    and $37,448, respectively..................      4,656,651       4,383,464     4,114,798
  Inventories..................................      5,591,557       5,441,664     7,145,216
  Prepaid expenses and other current assets....        856,943         429,741       747,466
                                                 --------------  --------------  ------------
    Total current assets.......................     11,208,051      10,369,361    12,117,024

Net property, plant and equipment..............      1,034,648         820,827       658,356
Other assets...................................         42,477          26,506        26,506
                                                 --------------  --------------  ------------
    Total assets...............................   $ 12,285,176    $ 11,216,694    $12,801,886
                                                 --------------  --------------  ------------
                                                 --------------  --------------  ------------

                            LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable--trade......................   $  4,210,593    $  1,947,833    $3,403,006
  Affiliate payable, net.......................      3,212,473       1,806,645     3,130,496
  Accrued income taxes.........................      1,802,399       1,814,139       401,063
  Other accrued expenses.......................        684,089         806,241       856,057
                                                 --------------  --------------  ------------

    Total current liabilities..................      9,909,554       6,374,858     7,790,622
Deferred income taxes..........................         42,256          16,202        16,202
Other liabilities..............................         69,195          69,197        92,000
                                                 --------------  --------------  ------------
    Total liabilities..........................     10,021,005       6,460,257     7,898,824

Shareholder's equity:
Common stock, $1.00 par value, 1,000 shares
  authorized, issued and outstanding...........          1,000           1,000         1,000
  Capital surplus--additional paid-in
    capital....................................      1,507,597       1,507,597     1,507,597
  Retained earnings............................        755,574       3,247,840     3,394,465
                                                 --------------  --------------  ------------
    Total shareholder's equity.................      2,264,171       4,756,437     4,903,062
                                                 --------------  --------------  ------------
    Total liabilities and shareholder's
      equity...................................   $ 12,285,176    $ 11,216,694    $12,801,886
                                                 --------------  --------------  ------------
                                                 --------------  --------------  ------------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED                        SIX MONTHS ENDED
                          ----------------------------------------------  ------------------------
                           DECEMBER 17,    DECEMBER 16,    DECEMBER 25,    JUNE 30,     JUNE 29,
                               1994            1995            1996          1996         1997
                          --------------  --------------  --------------  -----------  -----------

                                                                                (UNAUDITED)

Net sales...............   $ 29,169,879    $ 33,239,883    $ 34,350,947   $11,125,967  $13,009,456
Cost of sales...........     16,369,453      19,029,918      20,078,806     6,562,838    8,286,522
                          --------------  --------------  --------------  -----------  -----------
    Gross profit........     12,800,426      14,209,965      14,272,141     4,563,129    4,722,934
Selling, administrative
  and other expenses....      8,401,463       9,169,667       9,734,256     4,379,178    4,427,608
                          --------------  --------------  --------------  -----------  -----------
    Operating earnings..      4,398,963       5,040,298       4,537,885       183,951      295,326
Other income (expense),
  net...................       (510,508)       (545,302)       (476,886)     (222,759)     (52,971)
                          --------------  --------------  --------------  -----------  -----------
Earnings before income
  taxes.................      3,888,455       4,494,996       4,060,999       (38,808)     242,355
Income taxes............      1,502,315       1,738,191       1,568,733       (14,351)      95,730
                          --------------  --------------  --------------  -----------  -----------
Net earnings (loss).....   $  2,386,140    $  2,756,805    $  2,492,266   $   (24,457) $   146,625
                          --------------  --------------  --------------  -----------  -----------
                          --------------  --------------  --------------  -----------  -----------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                    COMMON STOCK       ADDITIONAL                    TOTAL
                               ----------------------   PAID-IN     RETAINED     SHAREHOLDER'S
                                SHARES      AMOUNT      CAPITAL     EARNINGS        EQUITY
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 18, 1993...      1,000   $   1,000   $1,507,597  $   512,629   $   2,021,226
  Dividends..................                                       (2,400,000)     (2,400,000)
  Net income.................                                        2,386,140       2,386,140
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 17, 1994...      1,000       1,000    1,507,597      498,769       2,007,366
  Dividends..................                                       (2,500,000)     (2,500,000)
  Net income.................                                        2,756,805       2,756,805
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 16, 1995...      1,000       1,000    1,507,597      755,574       2,264,171
  Net income.................                                        2,492,266       2,492,266
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 25, 1996...      1,000       1,000    1,507,597    3,247,840       4,756,437
  Net income (unaudited).....                                          146,625         146,625
                               ---------  -----------  ----------  -----------  ---------------
Balance, June 29, 1997
  (unaudited)................      1,000   $   1,000   $1,507,597  $ 3,394,465   $   4,903,062
                               ---------  -----------  ----------  -----------  ---------------
                               ---------  -----------  ----------  -----------  ---------------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED                        SIX MONTHS ENDED
                                               ----------------------------------------------  ------------------------
                                                DECEMBER 17,    DECEMBER 16,    DECEMBER 25,    JUNE 30,     JUNE 29,
                                                    1994            1995            1996          1996         1997
                                               --------------  --------------  --------------  -----------  -----------

                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)........................   $  2,386,140    $  2,756,805    $  2,492,266   $   (24,457) $   146,625
  Adjustments to reconcile net earnings
    (loss) to cash provided by operating
    activities:
      Depreciation and amortization..........        327,489         340,556         371,516       178,529      153,891
      Deferred income taxes..................            599         (30,302)        (26,054)      --           --
      Gain on disposal of fixed assets.......         (5,350)        (21,505)         (6,578)       (6,205)     (23,234)
      Impact on cash flow from changes in
        working capital:
          Accounts receivable................       (185,934)       (734,239)        273,187     1,403,353      268,666
          Inventory..........................       (659,936)            144         149,893    (2,287,194)  (1,703,552)
          Other current assets...............       (632,521)        (56,442)        427,202      (109,614)    (317,726)
          Accounts payable...................        155,519       2,590,011      (2,262,760)   (2,172,326)   1,455,174
          Affiliates payable.................        942,481      (2,521,286)     (1,405,828)    2,927,060    1,323,851
          Accrued expenses...................       (212,673)        656,493         133,894        27,125   (1,340,457)
                                               --------------  --------------  --------------  -----------  -----------
              Net cash provided by (used in)
                operating activities.........      2,115,814       2,980,235         146,738       (63,729)     (36,762)
                                               --------------  --------------  --------------  -----------  -----------
Cash flows from investing activities:
  Purchased property, plant and equipment....       (196,752)       (473,305)       (157,695)       (9,789)     (27,006)
  Proceeds from sales of assets..............          5,350          21,505           6,578        11,450       58,820
  Increase in other assets...................        --              --               15,971        15,971      --
                                               --------------  --------------  --------------  -----------  -----------
              Net cash provided by (used in)
                investing activities.........       (191,402)       (451,800)       (135,146)       17,632       31,814
                                               --------------  --------------  --------------  -----------  -----------
Cash flows from financing activities:
  Dividend payment...........................     (2,400,000)     (2,500,000)        --            --           --
                                               --------------  --------------  --------------  -----------  -----------
              Net cash provided by (used in)
                financing activities.........     (2,400,000)     (2,500,000)        --            --           --
                                               --------------  --------------  --------------  -----------  -----------
Net increase (decrease) in cash..............       (475,588)         28,435          11,592       (46,097)      (4,948)
Cash at beginning of period..................        550,053          74,465         102,900       102,900      114,492
                                               --------------  --------------  --------------  -----------  -----------
Cash at end of period........................   $     74,465    $    102,900    $    114,492   $    56,803  $   109,544
                                               --------------  --------------  --------------  -----------  -----------
                                               --------------  --------------  --------------  -----------  -----------
Supplemental disclosures of cash flow
  information:
    Cash paid for interest...................   $     91,585    $        390    $    --        $   --       $        23
    Cash paid for taxes......................   $  1,540,000    $  1,480,000    $  1,780,000   $   141,000  $    95,000

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

    Sax Arts and Crafts, Inc. (the "Company") is a national mail order distributor of art and craft supplies to schools and educational institutions. Sax Arts and Crafts, Inc. is a wholly-owned subsidiary of Day-Timers, Inc. (the "Parent"). The Parent is owned by ACCO World Corporation ("ACCO"), which is a wholly-owned subsidiary of Fortune Brands International ("Fortune Brands"). On June 30, 1997, the Company and its shareholder entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which the Company was acquired by U.S. Office Products. All outstanding shares of the Company were exchanged for cash.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    The Company's fiscal year ends on the third Saturday in December. Fiscal year 1994 ended on December 17, 1994 and fiscal year 1995 ended on December 16, 1995. In 1996, the Company's fiscal year end was changed to December 25, 1996 in order to comply with the closing date of the Parent. As a result, fiscal 1996 has 53 weeks.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of June 29, 1997 and the results of its operations and its cash flows for the six months ended June 30, 1996 and June 29, 1997, as presented in the accompanying unaudited interim financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company recognizes revenue upon shipment of the product as obligations subsequent to delivery are not significant.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company provides products to a wide range of customers who primarily operate in the education sector. The Company does not believe it is exposed to any undue concentration of credit risk based on the strong credit history of the Company's customer base.

                           SAX ARTS AND CRAFTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company is part of a consolidated tax group with its Parent. For purposes of these financial statements, income taxes have been provided as if the Company filed a separate tax return. Income taxes are calculated in accordance with the liability method of accounting for income taxes as provided by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes are provided on temporary differences between book and tax basis of assets and liabilities which will have a future impact on taxable income.

3. INVENTORIES

    Inventories are recorded at cost (not in excess of market value) as determined by the weighted average cost method. Inventories are comprised as follows:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Finished goods..............................................   $  5,647,290    $  5,493,859
Less--Reserves..............................................         55,733          52,195
                                                              --------------  --------------
    Total inventory.........................................   $  5,591,557    $  5,441,664
                                                              --------------  --------------
                                                              --------------  --------------

4. PROPERTY, PLANT AND EQUIPMENT

    The major classes are:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Buildings and improvements..................................   $    129,302    $    120,045
Automobiles.................................................        251,382         245,403
Machinery and equipment.....................................      1,463,156       1,482,480
Computer hardware and software..............................        806,755         982,415
Construction in progress....................................        157,534          58,544
                                                              --------------  --------------
    Total cost..............................................      2,808,129       2,888,887
Less--Accumulated depreciation..............................     (1,773,481)     (2,068,060)
                                                              --------------  --------------
Net property, plant and equipment...........................   $  1,034,648    $    820,827
                                                              --------------  --------------
                                                              --------------  --------------

    Depreciation is generally computed on a straight-line method over the estimated useful lives of the assets including assets acquired by capital leases. Accelerated depreciation is used for income tax purposes where permitted. Depreciation expense recorded for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 was $327,489, $340,556 and $371,516,
respectively.

                           SAX ARTS AND CRAFTS, INC.

5. INCOME TAXES

    The income tax provision consists of the following components:

                                                DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                    1994            1995            1996
                                               --------------  --------------  --------------
Current portion:
  Federal....................................   $  1,292,616    $  1,522,247    $  1,372,728
  State......................................        209,100         246,246         222,059
                                               --------------  --------------  --------------
                                                   1,501,716       1,768,493       1,594,787
                                               --------------  --------------  --------------
Deferred portion:
  Federal....................................            516         (26,083)        (22,426)
  State......................................             83          (4,219)         (3,628)
                                               --------------  --------------  --------------
                                                         599         (30,302)        (26,054)
                                               --------------  --------------  --------------
Income tax provision.........................   $  1,502,315    $  1,738,191    $  1,568,733
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

    Deferred tax assets (liabilities) consist of the following:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Accruals....................................................    $   58,944      $   64,186
Asset reserves..............................................        12,585          19,693
Inventories.................................................        17,370          15,610
Pension.....................................................        41,828          39,066
                                                              --------------  --------------
    Gross deferred tax assets...............................       130,727         138,555
Depreciation................................................      (172,983)       (154,757)
                                                              --------------  --------------
    Gross deferred tax liabilities..........................      (172,983)       (154,757)
                                                              --------------  --------------
    Net deferred tax liability..............................    $  (42,256)     $  (16,202)
                                                              --------------  --------------
                                                              --------------  --------------

    The effective rate for income taxes differs from the statutory rate as follows:

                                                 DECEMBER 17,       DECEMBER 16,       DECEMBER 25,
                                                     1994               1995               1996
                                               -----------------  -----------------  -----------------
U.S. federal statutory tax rate..............           34.0%              34.0%              34.0%
Non-deductible expenses......................            0.1                0.2                0.1
State income taxes, net of federal benefit...            5.5                5.5                5.5
Other........................................           (1.0)              (1.0)              (1.0)
                                                         ---                ---                ---
                                                        38.6%              38.7%              38.6%
                                                         ---                ---                ---
                                                         ---                ---                ---

                           SAX ARTS AND CRAFTS, INC.

6. RELATED PARTY TRANSACTIONS

    The affiliates payable component on the balance sheet represents the net balance payable to the Parent and its affiliates. Interest is charged to the Company on the outstanding balance. An analysis of the activity in this account is as follows:

                                                DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                    1994            1995            1996
                                               --------------  --------------  --------------
Balance at beginning of period...............   $ (4,791,279)   $ (5,733,759)   $ (3,212,473)
Cost allocations and direct charges from
  Parent.....................................        (59,981)        (24,414)        (73,569)
Interest charged by Parent...................       (421,370)       (602,674)       (528,324)
Intercompany sales...........................        --              273,106         471,794
Cash transfers...............................       (461,129)      2,875,268       1,535,927
                                               --------------  --------------  --------------
Balance at end of period.....................   $ (5,733,759)   $ (3,212,473)   $ (1,806,645)
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

    The Company has the following affiliated receivables and payables:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Receivable from:
  Day-Timers Canada.........................................   $     11,054    $    186,581
  Fortune Brands............................................        --              648,932
                                                              --------------  --------------
    Total...................................................   $     11,054    $    835,513
                                                              --------------  --------------
                                                              --------------  --------------
Payable to:
  ACCO......................................................   $ (2,089,941)   $ (2,618,265)
  Parent....................................................        (21,202)        (23,893)
  Fortune Brands............................................     (1,112,384)        --
                                                              --------------  --------------
    Total...................................................   $ (3,223,527)   $ (2,642,158)
                                                              --------------  --------------
                                                              --------------  --------------

    Services provided to the Company by the Parent and its affiliates include expenses incurred and paid by the Parent on the Company's behalf and charges for accounting and payroll functions provided by the Parent. The primary components of cost allocations and direct charges from the Parent and affiliates are as follows:

                                                DECEMBER 17,    DECEMBER 16,     DECEMBER 25,
                                                    1994            1995             1996
                                               --------------  ---------------  ---------------
Payroll and accounting function..............                                      $  38,950
Employee benefits............................    $   34,922
Insurance....................................        21,009       $  21,202           29,222
Bank charges.................................         4,050           3,212            5,397
                                               --------------  ---------------  ---------------
                                                 $   59,981       $  24,414        $  73,569
                                               --------------  ---------------  ---------------
                                               --------------  ---------------  ---------------

                           SAX ARTS AND CRAFTS, INC.

7. LEASE COMMITMENTS

                                                            DECEMBER 25,
FISCAL YEAR                                                     1996
---------------------------------------------------------  --------------
1997.....................................................   $    506,847
1998.....................................................        417,091
1999.....................................................        334,447
2000.....................................................        319,545
2001 and thereafter......................................        399,431
                                                           --------------
  Total minimum lease payments...........................   $  1,977,361
                                                           --------------
                                                           --------------

    Rental expense for all operating leases charged against earnings amounted to $553,198, $546,603 and $559,830 for the years ended December 17, 1994, December 16, 1995 and December 25, 1996, respectively.

8. RETIREMENT PLAN

    Nonunion employees of the Company participate in a noncontributory defined benefit plan established by the Parent. Benefits for the plan are based primarily on years of service and employees' average monthly earnings. The Parent's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of listed equity securities. Participants are fully vested in the plan after completing five years of service.

    As of the most recent actuarial valuation, the total pension costs for the Parent for the year ended December 25, 1996 consisted of the following:

                                                                TOTAL
                                                               PARENT'S
                                                                 PLAN
                                                              ----------
Service cost--benefits earned during the period.............  $1,479,787
Interest cost on projected benefit obligation...............   1,640,620
Expected return on plan assets..............................  (1,783,635)
Amortization of unrecognized prior service cost.............      (6,752)
All other cost components...................................      40,302
                                                              ----------
Net pension costs...........................................  $1,370,322
                                                              ----------
                                                              ----------

    The net pension costs of the plan for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 allocated to the Company by the Parent were $86,000, $94,000 and $108,000, respectively.

                           SAX ARTS AND CRAFTS, INC.

8. RETIREMENT PLAN (CONTINUED)
    As of the most recent actuarial valuation, the funded status of the plan for the Parent as of December 25, 1996 is as follows:

                                                                TOTAL
                                                              PARENT'S
                                                                PLAN
                                                             -----------
Actuarial present value of benefit obligations:
  Vested benefits..........................................  $17,629,613
  Non-vested benefit.......................................    1,458,142
                                                             -----------
Accumulated benefit obligation.............................   19,087,755
Effect of projected future compensation increases..........    5,300,546
                                                             -----------
Projected benefit obligation...............................   24,388,301
Plan assets at fair value..................................   22,052,322
                                                             -----------
Projected benefit obligation in excess of plan assets......   (2,335,979)
Unrecognized prior service cost............................      (32,672)
Unrecognized net gain......................................      (60,338)
                                                             -----------
Accrued pension costs......................................  $(2,428,989)
                                                             -----------
                                                             -----------

    The accrued pension costs at December 16, 1995 and December 31, 1996 attributed to the Company were $183,000 and $177,000, respectively.

    Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

9. OTHER POSTRETIREMENT PLAN

    The Parent provides health care and life insurance benefits for eligible retired employees and their eligible dependents. The cost of these benefits was determined by application of actuarial assumptions and healthcare trend rates. Based on the actuarial valuations performed for the years ended December 17, 1994, December 16, 1995 and December 25, 1996, the total net periodic postretirement costs (benefit) allocated by the Parent to the Company were $10,000, $2,000 and $(1,000), respectively.

    The accrued other postretirement costs as of the years ended December 16, 1995 and December 25, 1996 attributed to the Company were $141,000 and $129,000, respectively.

    Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:

                                                                          NUMBER OF
                                                                          SHARES OF
                                                                           COMMON
                             UNDERWRITERS                                   STOCK
-----------------------------------------------------------------------  -----------
Goldman, Sachs & Co....................................................
NationsBanc Montgomery Securities LLC..................................
Smith Barney Inc.......................................................
Piper Jaffray Inc......................................................
                                                                         -----------
    Total..............................................................
                                                                         -----------
                                                                         -----------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $   per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $   per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of
them, as shown in the foregoing table, bears to the          shares of Common
Stock offered.

    The Company and certain of its directors and executive officers have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock of which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the Underwriters, except for the shares of Common Stock offered in connection with the offering.

    The Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

    In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offering may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Common Stock will be quoted on the Nasdaq National Market under the symbol ABCZ.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Summary........................................           1

Risk Factors...................................           5

The Spin-Off From U.S. Office Products.........          11

Use of Proceeds................................          13

Dividend Policy................................          13

Dilution.......................................          13

Capitalization.................................          15

Selected Financial Data........................          16

Management's Discussion and Analysis of
  Financial Condition and Results of Operation
  of School Specialty..........................          18

Industry Overview..............................          26

Business.......................................          27

Management of School Specialty.................          33

Related Party Transactions.....................          40

Principal Stockholders of School Specialty.....          41

Description of School Specialty Capital
  Stock........................................          42

Experts........................................          57

Validity of Shares.............................          57

Additional Information.........................          44

Index to Financial Statements..................         F-1

Underwriting...................................         U-1

                            ------------------------

    THROUGH AND INCLUDING             , 1998 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        SHARES

                             SCHOOL SPECIALTY, INC.

                                  COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)

                               ------------------

                                   PROSPECTUS

                               ------------------

                              GOLDMAN, SACHS & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                              SALOMON SMITH BARNEY

                               PIPER JAFFRAY INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by School Specialty in connection with the issuance and distribution of the securities. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

SEC Registration..........................................................  $  14,750
National Association of Securities Dealers, Inc. Filing Fee...............  $   5,500
Nasdaq Listing Fee........................................................  $   *
Transfer Agents Fees and Expenses.........................................  $   *
Legal Fees and Expenses...................................................  $   *
Accounting Fees and Expenses..............................................  $   *
Printing Fees and Expenses................................................  $   *
Blue Sky Fees and Expenses................................................  $   *
Miscellaneous.............................................................  $   *
                                                                            ---------
    Total.................................................................  $   *

------------------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of School Specialty's Certificate of Incorporation provides that School Specialty shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of School Specialty's Certificate of Incorporation states that directors of School Specialty will not be liable to School Specialty or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to School Specialty or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of School Specialty's Bylaws provides that School Specialty shall indemnify its officers and directors (and those serving at the request of School Specialty as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of School Specialty as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of School Specialty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to School Specialty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Board of Directors of School Specialty otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by School Specialty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by School Specialty.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Appleton, State of Wisconsin, on March 6, 1998.

                                SCHOOL SPECIALTY, INC.

                                By:            /s/ DANIEL P. SPALDING
                                     -----------------------------------------
                                              Name: Daniel P. Spalding
                                           Title: Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                   DATE
------------------------------  ---------------------------  -------------------

    /s/ DANIEL P. SPALDING      Chief Executive Officer            3/6/98
------------------------------    (Principal Executive
      Daniel P. Spalding          Officer); Director

   /s/ DONALD J. NOSKOWIAK      Chief Financial Officer            3/6/98
------------------------------    (Principal Financial and
     Donald J. Noskowiak          Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT                                        DESCRIPTION
---------  -----------------------------------------------------------------------------------

     1.1*  Form of Underwriting Agreement

     3.1*  Certificate of Incorporation

     3.2*  Bylaws

     4.1*  Form of certificate representing shares of Common Stock

       5*  Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered

     8*    Tax opinion of Wilmer, Cutler & Pickering

     10.1* Form of Distribution Agreement among U.S. Office Products Company, Workflow
           Graphics, Inc., Paradigm Concepts, Inc., TDOP, Inc., and School Specialty, Inc.

     10.2* Form of Tax Allocation Agreement among U.S. Office Products Company, Workflow
           Graphics, Inc., Paradigm Concepts, Inc., TDOP, Inc., and School Specialty, Inc.

     10.3* Tax Indemnification Agreement among Workflow Graphics, Inc., Paradigm Concepts,
           Inc., TDOP, Inc., and School Specialty, Inc.

     10.4* Employee Benefits Agreement among Workflow Graphics, Inc., Paradigm Concepts, Inc.,
           TDOP, Inc., and School Specialty, Inc.

     10.5* Employment Agreement dated April 29, 1996, between Daniel P. Spalding and School
           Specialty, Inc.

     10.6* Employment Agreement dated July 26, 1996, between Donald Ray Pate, Jr. and The Re-
           Print Corp.

     10.7* Employment Agreement dated June 27, 1997, between Richard H. Nagel and Sax Arts &
           Crafts, Inc.

      21*  Subsidiaries of Registrant

     23.1* Consent of Wilmer, Cutler & Pickering contained in Exhibits 5 and 8 hereto

     23.2  Consent of Price Waterhouse, LLP

     23.3  Consent of Ernst & Young, LLP

     23.4  Consent of BDO Seidman, LLP

     23.5  Consent of Altschuler, Melvoin and Glasser LLP

     23.6  Consent of David J. Vander Zanden to be named as director

     23.7  Consent of Jonathan J. Ledecky to be named as director

     23.8  Consent of Leo C. McKenna to be named as director

     23.9  Consent of Rochelle Lamm Wallach to be named as director

     27    Financial data schedule

------------------------

* To be filed by amendment.